As filed with the Securities and Exchange Commission on April 15, 2008

Registration No. 333-144348

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

United States 12 Month Oil Fund, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	26-0431897
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502
510.522.3336

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502
510.522.3336

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

James M. Cain, Esq.
W. Thomas Conner, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2405
202.383.0100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement, File No. 333-144348, is filed to include audited financial statements of Victoria Bay Asset Management, LLC, the General Partner of United States 12 Month Oil Fund ("US12OF"), for the year ended December 31, 2007 as required by Section 10(a)(3) of the Securities Act of 1933, as amended, and to include updated performance of US12OF as well as related funds managed by the General Partner, as required by the National Futures Association.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

PROSPECTUS

United States 12 Month Oil Fund, LP
10,600,000 Units

United States 12 Month Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. United States 12 Month Oil Fund, LP is referred to as US12OF throughout this document. The investment objective of US12OF is for the changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on crude oil traded on the New York Mercantile Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

This is a best efforts offering. US12OF will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for each order to create one or more baskets. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering and will not terminate until all of the registered units have been sold. Our units are listed on the American Stock Exchange under the symbol “USL”.

•	Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of US12OF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.
•	Authorized purchasers are the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the net asset value of US12OF at the time the authorized purchaser purchased the creation basket and the net asset value at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the crude oil futures contract market and the market for other crude oil-related investments. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the crude oil futures contract market and the market for other crude oil-related investments. Authorized purchasers will not be required to sell any specific number or dollar amount of units.

US12OF is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in US12OF include:

•	Investing in crude oil interests subjects US12OF to the risks of the crude oil industry which could result in large fluctuations in the price of US12OF’s units.
•	If certain correlations do not exist, then investors may not be able to use US12OF as a cost-effective way to invest indirectly in crude oil or as a hedge against the risk of loss in crude oil-related transactions.
•	US12OF does not expect to make cash distributions.
•	US12OF and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.
•	US12OF has a limited operating history so there is not a significant performance history to serve as a basis for you to evaluate an investment in US12OF.

Investing in US12OF involves other significant risks. See “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$63.16	$6,316,000

*	Based on closing net asset value on April 11, 2008. The price may vary based on net asset value on a particular day.

The date of this prospectus is April   , 2008.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 87 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 7.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 11.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

UNITED STATES 12 MONTH OIL FUND, LP

i

Until [Date], 2008 (25 days after the date of this prospectus), all dealers effecting transactions in the offered units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about US12OF and its units, it does not contain or summarize all of the information about US12OF and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 11, before making an investment decision about the units.

Overview of US12OF

United States 12 Month Oil Fund, LP, a Delaware limited partnership (“US12OF” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. US12OF was organized as a limited partnership under Delaware law on June 27, 2007. US12OF is operated pursuant to the Amended and Restated Agreement of Limited Partnership dated December 4, 2007 (“LP Agreement”), which is included as Appendix B. It is managed and controlled by its general partner, Victoria Bay Asset Management, LLC (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). US12OF pays the General Partner a management fee of 0.60% of NAV on all of its assets.

The net assets of US12OF consist primarily of investments in futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). This may include contracts that are of the standard industry size as measured in physical amounts of crude oil, as well as similar contracts that are financially settled but are based on a percentage of the standard size contracts. US12OF may also invest in other crude oil-related investments such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Crude Oil-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Crude Oil-Related Investments collectively are referred to as “Crude Oil Interests” in this Prospectus. The General Partner is authorized by US12OF in its sole judgment to employ, establish the terms of employment for, and termination of commodity trading advisors or futures commission merchants.

US12OF invests in Crude Oil Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Crude Oil-Related Investments. The primary focus of the General Partner is the investment in Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12OF is to have the changes in percentage terms of its units’ net asset value (“NAV”) reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 Futures Contracts on crude oil traded on the New York Mercantile Exchange (the “Benchmark Futures Contracts”), consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However, there can be no assurance that such historical relationships would provide the same or similar results in the future.

It is not the intent of US12OF to be operated in a fashion such that its NAV will equal, in dollar terms, the dollar price of spot crude oil or any particular futures contract or contracts based on crude oil. US12OF will invest in interests other than the Benchmark Futures Contract to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Futures Contracts?”

As a specific benchmark, the General Partner endeavors to place US12OF’s trades in Futures Contracts and Other Crude Oil-Related Investments and otherwise manage US12OF’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days, i.e., any day as of which US12OF calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Futures Contracts over the same period.

An investment in the units allows both retail and institutional investors to easily gain exposure to the crude oil market in a cost-effective manner. The units are also expected to provide additional means for diversifying an investor’s investments or hedging exposure to changes in crude oil prices.

The composition of the Benchmark Futures Contracts is changed or “rolled” by selling the near month contract during one day and buying the contract which at that time is the thirteenth month contract. For example, the Benchmark Futures Contracts on June 1 of any given year would include the near month contract that would expire in July, and the next eleven contract months, which would be August of the current year through June of the following year, for a total of 12 months. When the July contract is within two weeks of expiration, the Benchmark would no longer make use of the July contract of the current year and would instead add the July contract of the next year. The Benchmark Futures Contracts would remain 12 consecutive contract months but they would now consist of the August contract of the current year through the July contract of the next year.

The General Partner employs a “neutral” investment strategy intended to track the changes in the price of the Benchmark Futures Contracts crude oil regardless of whether these prices go up or go down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in crude oil in a cost-effective manner, and/or to permit participants in the crude oil markets or other industries to hedge the risk of losses in their crude oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the average of the prices of the Benchmark Futures Contracts. For example, US12OF also invests a substantial amount of its assets in Treasuries, cash and/or cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Futures Contracts and Other Crude Oil-Related Investments. US12OF does not expect there to be any meaningful correlation between the performance of its investments in Treasuries, cash and cash equivalents and the changes in the price of crude oil. While the level of interest earned on or the market price of these investments may in some respect correlate to changes in the price of crude oil, this correlation is not anticipated as part of US12OF’s efforts to meet its objectives. This and certain risk factors discussed in this prospectus may cause a lack of correlation between the changes in US12OF’s NAV and the changes in the price of crude oil.

US12OF creates and redeems units only in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. It is expected that baskets will be created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the American Stock Exchange, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Crude Oil-Related Investments. The prices of units offered by authorized purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Similarly, it is expected that baskets will be redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the American Stock Exchange, at the market price per unit, rather than in connection with the creation or redemption of baskets.

The minimum number of Creation Baskets that must be sold is one. All proceeds from the sale of Creation Baskets will be invested as quickly as possible in the investments described in this prospectus. There will be no escrow or similar holding of funds that has a time period or other conditions. Investments are held through US12OF’s custodian, Brown Brothers Harriman & Co. (“Custodian”) or through accounts with US12OF’s commodity futures brokers. There is no stated maximum time period for US12OF’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, position limits on certain of the Futures Contracts in which US12OF intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12OF at that time will not enable it to meet its stated investment objective. In this regard, the General Partner also manages the United States Oil Fund, LP (“USOF”) that currently invests in near-month and next month to expire Futures Contracts for light, sweet crude oil primarily traded on the New York Mercantile Exchange. Any Futures Contracts held by USOF will be aggregated with the ones held by US12OF in determining New York Mercantile Exchange position limits.

Units may also be purchased and sold by individuals and entities that are not Authorized Purchasers in smaller increments than Creation Baskets on the American Stock Exchange. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of US12OF can be purchased and sold at any time a secondary market is open.

In managing US12OF’s assets, the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner purchases or sells Futures Contracts and Other Crude Oil-Related Investments with an aggregate face amount that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by US12OF only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 100,000 units and may be worth millions of dollars. Individual investors, therefore, are not able to directly purchase units from or redeem units with US12OF.

Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to US12OF is only relevant to Authorized Purchasers. Units are also listed and traded on the American Stock Exchange under the ticker symbol “USL” and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

The Units

The units are registered as securities under the Securities Act of 1933 (“1933 Act”) and the Securities Exchange Act of 1934 (“Exchange Act”) and do not provide dividend rights or conversion rights and there are not sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creations and Redemptions” and limited partners have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting is neither permitted nor required and there are no preemptive rights. As discussed in the LP Agreement, upon liquidation of US12OF, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This is a continuous offering under Rule 415 of the 1933 Act and will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold, additional units will be registered in subsequent continuous offerings. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which consists of 100,000 units. Under the plan of distribution, US12OF does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

US12OF’s Investments in Crude Oil Interests

A brief description of the principal types of Crude Oil Interests in which US12OF may invest is set forth below.

•	A futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of a commodity at a specified time and place. Some futures exchanges also list similar contracts that are financially settled but are based on a percentage of the standard size contracts. In the commodity futures market, a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).
•	A forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of a commodity at or before a specified date at a specified price.
•	A spot contract is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.
•	An option on a futures contract, forward contract or a commodity on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or a commodity as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and commodities on the spot market, referred to collectively in this Prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.
•	Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of Crude Oil Interests and other aspects of the crude oil and crude oil interest markets can be found later in this prospectus.

As noted, US12OF invests primarily in Futures Contracts, including those traded on the New York Mercantile Exchange. US12OF expressly disclaims any association with such Exchange or endorsement of US12OF by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in US12OF

An investment in US12OF involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 11.

•	Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12OF generally does not expect to distribute cash to limited partners or other unitholders. You should not invest in US12OF if you will need cash distributions from US12OF to pay taxes on your share of income and gains of US12OF, if any, or for any other reason.
•	There is the risk that the changes in the price of US12OF’s units on the American Stock Exchange will not closely track the changes in the price of crude oil. This could happen if the price of units traded on the American Stock Exchange does not correlate closely with US12OF’s NAV; the changes in US12OF’s NAV do not closely correlate with the changes in the average of the prices of the Benchmark Futures Contracts; or the changes in the average of the prices of the Benchmark Futures Contracts do not closely correlate with the changes in the cash or spot price of crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use US12OF as a cost-effective way to invest indirectly in crude oil or as a hedge against the risk of loss in crude oil-related transactions.
•	US12OF seeks to have the changes in its units’ NAV in percentage terms track changes in the price of the Benchmark Futures Contracts in percentage terms rather than profit from speculative trading of Crude Oil Interests. The General Partner will therefore endeavor to manage US12OF’s positions in Crude Oil Interests so that US12OF’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of US12OF’s unrealized losses from its investments in such Crude Oil Interests at any time will not exceed the value of US12OF’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits US12OF to become leveraged, you could lose all or substantially all of your investment if US12OF’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.
•	As described above the Benchmark Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the twelfth month following the current month. The price relationship among these contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns. In cases in which the near month contract’s price is lower than the twelfth following month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the twelfth month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. A portfolio, such as US12OF’s, that consists of twelve different monthly contracts that roll just one month as described above, will be impacted differently by contango and backwardation than a portfolio that consists of just the near month contract that rolls each month to the next month contract.

•	Investors may choose to use US12OF as a means of investing indirectly in crude oil and there are risks involved in such investments. The risks and hazards that are inherent in the crude oil industry may cause the price of crude oil to widely fluctuate. The exploration for, and production of, crude oil is an uncertain process with many risks. The cost of drilling, completing and operating wells for crude oil is often uncertain, and a number of factors can delay or prevent drilling operations or production.
•	Investors, including those who directly participate in the crude oil market, may choose to use US12OF as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement.
•	US12OF invests primarily in Futures Contracts, and particularly in Futures Contracts traded on the New York Merchantile Exchange which involves certain risks including that changes in its NAV may not correlate with changes in the Benchmark Futures Contracts.
•	US12OF expects to invest primarily in Futures Contracts that are traded in the United States. However, a portion of US12OF’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12OF to credit risk. Trading in non-U.S. markets also leaves US12OF susceptible to fluctuations in the value of the local currency against the U.S. dollar.
•	US12OF may also invest in Other Crude Oil-Related Investments, many of which are negotiated contracts that are not as liquid as Futures Contracts and expose US12OF to credit risk that its counterparty may not be able to satisfy its obligations to US12OF.
•	US12OF will pay fees and expenses that are incurred regardless of whether it is profitable.
•	You will have no rights to participate in the management of US12OF and will have to rely on the duties and judgment of the General Partner to manage US12OF.
•	The structure and operation of US12OF may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principals and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States Gasoline Fund (“USG”) or the United States Heating Oil Fund, LP (“USHO”), other commodity pools that it manages, or any other commodity pool the General Partner has formed and manages or may form and manage in the future. USOF, USNG, USG and USHO are referred to herein as the “Related Public Funds.”
•	US12OF has a limited operating history. Therefore, you do not have the benefit of reviewing significant past performance of US12OF as a basis for you to evaluate an investment in US12OF.

For additional risks, see “What Are the Risk Factors Involved with an Investment in US12OF?”

Principal Offices of US12OF and the General Partner

US12OF’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.3336. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of US12OF

US12OF’s NAV is determined as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time on each American Stock Exchange trading day.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $50.00 initial investment in a single unit to equal the amount invested twelve months after the investment was made. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$50.00
Management Fee (0.60%)(1)	$0.30
Creation Basket Fee(2)	$(0.01)
Estimated Brokerage Fee (0.011%)(3)	$0.01
Interest Income (1.27%)(4)	$(0.64)
Registration Fees(5)	$0.15
New York Mercantile Exchange Licensing Fee(6)	$0.02
Independent Directors and Officers’ Fees(7)	$0.07
Fees and expenses associated with tax accounting and reporting(8)	$0.25
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$(0.15)
Percentage of initial selling price per unit	0%

(1)	US12OF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on average net assets.
(2)	Authorized Purchasers are required to pay a Creation Basket fee of $1,000 for each order they place to create one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (1,000/100,000).
(3)	US12OF determined this estimate as follows. The breakeven analysis assumes an initial investment by an investor in one unit. Assuming the price of the unit is $50.00, US12OF would receive $5,000,000 upon the sale of a Creation Basket (100,000 units multiplied by $50.00). Assuming no change in the settlement price of the contracts, US12OF would be required to initially purchase approximately 50 futures contracts to support the Creation Basket ($5,000,000 divided by the average total value of the 12 crude oil contracts of $99,070 (as of March 31, 2008 the average settlement price for the 12 benchmark crude oil contracts was $99.07)). As a result, US12OF would own 4 contracts expiring in each of the next 12 months. Every month after the first month, US12OF would need to sell the 4 contracts closest to expiration and purchase 4 more contracts that are in the 13th month from expiration. Assuming futures commission merchants charge approximately $4.00 per crude oil contract for each buy or sale, the monthly futures commission merchant commission charges would be approximately $32.00. Assuming no change in the settlement price of the contracts the annual commission charge per Creation Basket would be approximately $552 (50 initial contracts bought * $4 plus approximately $32 per month * 11 months). As a percentage of the total investment of $5,000,000 to support the issuance of the Creation Basket, US12OF’s annual commission expense would be approximately 0.011% ($552 divided by $5,000,000).
(4)	US12OF will earn interest on funds it will deposit with the futures commission merchant and the Custodian and it estimates that the interest rate will be 1.27% based on the current interest rate on three-month Treasury Bills as of March 26, 2008. The actual rate may vary.
(5)	The fee to register 11,000,000 units with the SEC and the Financial Industry Regulatory Authority (“FINRA”) is $92,385 (the SEC’s fee is $16,885 and FINRA’s fee is $75,500). The number in the break-even table assumes US12OF has $30 million in assets.
(6)	Assuming the aggregate assets of US12OF and the Related Public Funds are $1,000,000,000 or less, the New York Mercantile Exchange licensing fee is 0.04%. For more information see “Fees of US12OF.”
(7)	The foregoing assumes that the assets of US12OF are aggregated with those of the Related Public Funds, that the aggregate fees to be paid to the independent directors for 2008 equals $276,000, that the allocable portion of the fees borne by US12OF will equal 15 percent of the aggregate assets of US12OF and the Related Public Funds, or $41,400, and that US12OF will have $30 million in assets.
(8)	US12OF assumed the aggregate costs attributable to tax accounting and reporting to be $150,000. This estimate is based on the experience of the General Partner in its management of similar funds. The number in the break-even table assumes US12OF has $30 million in assets.

The Offering

Offering
US12OF is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 100,000 units at US12OF’s NAV.
Use of Proceeds:
The General Partner will apply all of US12OF’s assets toward trading in Futures Contracts and investing in Treasuries, cash and/or cash equivalents. The General Partner will deposit substantially all of US12OF’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Futures Contracts. US12OF uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner expects that all entities that will hold or trade US12OF’s assets will be based in the United States and will be subject to United States regulations. Approximately 5% to 10% of US12OF’s assets are normally committed as margin for Futures Contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of US12OF’s assets will be held in Treasuries, cash and/or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support US12OF’s investments in Crude Oil Interests. All interest income earned on these investments is retained for US12OF’s benefit.
American Stock Exchange Symbol:
USL
Creation and Redemption:
Authorized Purchasers pay a $1,000 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day after the effective date of the registration statement relating to this prospectus is the total NAV of US12OF calculated shortly after the close of the New York Stock Exchange on that day divided by the number of issued and outstanding units.
Withdrawal:
As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:
(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or
(ii) the limited partner’s ownership of units would result in the violation of any law or regulation applicable to the partnership or a partner.
Registration Clearance and Settlement:
Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.
The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the LP Agreement, including the delivery of a transfer application.
Net Asset Value:
The NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities. Under US12OF’s current operational procedures, the Administrator calculates the NAV of US12OF’s units as of the earlier of 4:00 p.m. New York time on each American Stock Exchange trading day, or the close of the New York Stock Exchange each day. The American Stock Exchange currently calculates an approximate net asset value every 15 seconds throughout each day US12OF’s units are traded on the American Stock Exchange for as long as the New York Mercantile Exchange’s main pricing mechanism is open.
Fund Expenses:
US12OF pays the General Partner a management fee of 0.60% of NAV on its average net assets. Brokerage fees for Treasuries, Futures Contracts, and Other Crude Oil-Related Investments are estimated to be 0.011% and will be paid to unaffiliated brokers. US12OF also pays any licensing fees for the use of intellectual property, registration fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory agency in connection with this and subsequent offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations. The license fee paid to the New York Mercantile Exchange is 0.04% of NAV for the first $1,000,000 of assets and 0.02% of NAV after the first $1,000,000 of assets. The assets of US12OF are aggregated with those of the Related Public Funds and other funds formed or to be formed by the General Partner for the purpose of calculating the NYMEX license fee. US12OF also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12OF. These director fees and expenses may be shared with other funds managed by the General Partner. We accrued $2,600 during 2007, though this amount may change in future years. The General Partner, and not US12OF, is responsible for payment of the fees of US12OF’s Marketing Agent, Administrator and Custodian. US12OF and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. US12OF also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain initial implementation services fees and base services fees which are paid by the General Partner.
Termination Events:
US12OF shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety

(90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.
Authorized Purchasers:
US12OF has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

What Are the Risk Factors Involved with an Investment in US12OF?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus, including US12OF’s financial statements and the related notes.

Risks Associated With Investing Directly or Indirectly in Crude Oil

Investing in Crude Oil Interests subjects US12OF to the risks of the crude oil industry and this could result in large fluctuations in the price of US12OF’s units.

US12OF is subject to the risks and hazards of the crude oil industry because it invests in oil interests. The risks and hazards that are inherent in the oil industry may cause the price of oil to widely fluctuate. If US12OF’s units accurately track the percentage changes in the Benchmark Futures Contracts or the spot price of light, sweet crude oil, then the price of its units may also fluctuate.

The risks of crude oil drilling and production activities include the following:

•	no commercially productive crude oil or natural gas reservoirs will be found;
•	crude oil and natural gas drilling and production activities may be shortened, delayed or canceled;
•	the ability of an oil producer to develop, produce and market reserves may be limited by:
•	title problems,
•	political conflicts, including war,
•	weather conditions,
•	compliance with governmental requirements,
•	refinery capacity, and
•	mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment;
•	decisions of the cartel of oil producing countries (e.g., OPEC, the Organization of the Petroleum Exporting Countries), to produce more or less oil;
•	increases in oil production due to price rises may make it more economical to extract oil from additional sources and may later temper further oil price increases; and
•	economic activity of users, as certain economies’ oil consumption increases (e.g., China, India) and as economies contract (in a recession or depression), oil demand and prices fall.

The crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases.

Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations.

The price of US12OF’s units may be influenced by factors such as the supply and demand for crude oil and the supply and demand for US12OF’s units. This may cause the units to trade at a price that is above or below US12OF’s NAV per unit. Accordingly, changes in the price of units may substantially vary from changes in the price of crude oil. If this variation occurs, then you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

While it is expected that the trading prices of the units will fluctuate in accordance with the changes in US12OF’s NAV, the prices of units may also be influenced by other factors, including the supply and demand for crude oil and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, US12OF’s NAV. This could cause the changes in the price of the units to substantially vary from the changes in the price of crude oil. This may be harmful to you because if changes in the price of units vary substantially from changes in the Benchmark Futures Contract or the spot price of crude oil, then you may not be able to effectively use US12OF as a way to hedge the risk of losses in your crude oil-related transactions or as a way to indirectly invest in crude oil.

Changes in US12OF’s NAV may not correlate with changes in the price of the Benchmark Futures Contracts. If this were to occur, you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

The General Partner will endeavor to invest US12OF’s assets as fully as possible in Futures Contracts and Other Crude Oil-Related Investments so that changes in percentage terms in the NAV will closely correlate with changes in percentage terms in the price of the Benchmark Futures Contracts. However, changes in US12OF’s NAV may not correlate with changes in the price of the Benchmark Futures Contracts for several reasons as set forth below:

•	US12OF (i) may not be able to buy/sell the exact amount of Futures Contracts and Other Crude Oil-Related Investments to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Futures Contracts or Other Crude Oil-Related Investments at the market price; (iii) may not experience a perfect correlation between the Benchmark Futures Contract and the underlying investments in Futures Contracts, Other Crude Oil-Related Investments and Treasuries, cash and cash equivalents, and (iv) is required to pay fees, including brokerage fees and the management fee, which will have an effect on the correlation.
•	Supply and demand for crude oil may cause the changes in the market price of the Benchmark Futures Contracts to vary from changes in US12OF’s NAV if US12OF has fully invested in Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Futures Contracts that do reflect such supply and demand.
•	US12OF plans to buy only as many Futures Contracts and Other Crude Oil-Related Investments that it can to get the changes in percentage terms of the NAV as close as possible to the changes in percentage terms in the price of the Benchmark Futures Contracts. The remainder of its assets will be invested in Treasuries, cash and/or cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in Crude Oil Interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the price of crude oil and the price of the Benchmark Futures Contract.
•	In addition, because US12OF will incur certain expenses in connection with its investment activities, and will hold most of its assets in cash and/or more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest US12OF’s assets in Futures Contracts or Other Crude Oil-Related Investments and there cannot be perfect correlation between changes in US12OF’s NAV and changes in the price of the Benchmark Futures Contracts.
•	As US12OF grows, there may be more or less correlation. For example, if US12OF only has enough money to buy three Benchmark Futures Contracts and it needs to buy four contracts to track the price of crude oil then the correlation will be lower, but if it buys 20,000 Benchmark Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, US12OF may be limited in its ability to purchase the Benchmark Futures Contracts or other Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that US12OF invests in these other Futures Contracts or Other Crude Oil-Related Investments, the correlation with the Benchmark Futures Contracts may be lower. If US12OF is required to invest in other Futures Contracts and Other Crude Oil-Related Investments that are less correlated with the Benchmark Futures Contracts, US12OF would likely invest in over-the-counter contracts to increase the level of correlation of US12OF’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”

•	US12OF will invest in equal amounts of each of the Benchmark Futures Contracts. Certain months of these futures contracts may have less liquidity and availability than other months of these future contracts. The inability to purchase and hold the Benchmark Futures Contracts in equal amounts may cause less correlation between the units’ NAV and the average of the prices of the Benchmark Futures Contracts.
•	US12OF may not be able to buy the exact number of Futures Contracts and Other Crude Oil-Related Investments to have a perfect correlation with the Benchmark Futures Contracts if the purchase price of Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, US12OF could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume US12OF receives $4,000,000 for the sale of a Creation Basket and assume that the average of the prices of the Futures Contracts for crude oil that reflects the prices of the Benchmark Futures Contracts is $65.94, then US12OF could only invest in Futures Contracts with an aggregate value of $3,956,700), US12OF would be required to invest a percentage of the proceeds in cash, Treasuries or other liquid securities to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents or other liquid securities as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Futures Contracts is suspended or closed, US12OF may not be able to purchase these investments at the last reported price for such investments.
•	US12OF may make use of “mini” contracts as a way of investing a dollar amount in contracts that may more closely match the dollar amount of net assets of the fund. However, even the use of mini contracts does not completely eliminate the risk that US12OF will not be able to buy or sell the exact number of Futures Contracts necessary. In addition there is a risk that because of the size and relative liquidity of such contracts when compared to standard size Futures Contracts such as the Benchmark Futures Contracts, the price of a smaller contract for a particular month may not equate to the Benchmark Futures Contract for the same month, which could cause the change in the US12OF’s per unit price and NAV to vary from changes in the average price of the Benchmark Futures Contracts.

If changes in US12OF’s NAV do not correlate with changes in the price of the Benchmark Futures Contracts, then investing in US12OF may not be an effective way to hedge against crude oil-related losses or indirectly invest in crude oil.

The Benchmark Futures Contracts may not correlate with the price of crude oil and this could cause the changes in the price of units to substantially vary from changes in the price of crude oil. If this were to occur, then you may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

When using the Benchmark Futures Contracts as a strategy to track the price of crude oil, at best the correlation between changes in prices of such Crude Oil Interests and the delivery price of crude oil can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative crude oil market, supply of and demand for such Crude Oil Interests and technical influences in futures trading. If there is a weak correlation between the Crude Oil Interests and the price of crude oil, then the price of units may not accurately track the price of crude oil and you may not be able to effectively use US12OF as a way to hedge the risk of losses in your crude oil-related transactions or as a way to indirectly invest in crude oil.

US12OF may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If US12OF is required to sell Treasuries at a price lower than the price at which they were acquired, US12OF will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of the Benchmark Futures Contracts and Other Crude Oil-Related Investments, and the delivery price of crude oil.

Certain of US12OF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

At any given time, US12OF may own 12 different monthly crude oil contracts which have differing expiration schedules. The amount of liquidity in the crude oil futures market for each of those months will vary. In some cases certain of those months may have relatively small amounts of open interest and daily trading volume. As a result, US12OF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its crude oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and price fluctuation limits, may contribute to a lack of liquidity with respect to some Crude Oil Interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, US12OF does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead will rely only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Futures Contracts that the General Partner will acquire or enter into for US12OF increases the risk of illiquidity. Other Crude Oil-Related Investments that US12OF invests in, such as negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and from the contract’s express limitations.

Because both Futures Contracts and Other Crude Oil-Related Investments may be illiquid, US12OF’s Crude Oil Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgors and speculators in futures markets has shifted such that crude oil purchasers are the predominant hedgors in the market, US12OF might have to reinvest at higher futures prices or choose Other Crude Oil-Related Investments.

The changing nature of the hedgors and speculators in the crude oil market will influence whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, crude oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgors in the futures market are the purchasers of the crude oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of crude oil. This can have significant implications for US12OF when it is time to reinvest the proceeds from a maturing Futures Contract into a new Futures Contract.

While US12OF does not intend to take physical delivery of crude oil under Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of US12OF to take physical delivery of crude oil under its Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under these contracts. Storage costs associated with purchasing crude oil could result in costs and other liabilities that could impact the value of Futures Contracts or Other Crude Oil-Related Investments. Storage costs include the time value of money invested in crude oil as a physical commodity plus the actual costs of storing the crude oil less any benefits from ownership of crude oil that are not obtained by the holder of a futures contract. In general, Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for crude oil while US12OF holds Futures Contracts or Other Crude Oil-Related Investments, the value of the Futures Contracts or Other Crude Oil-Related Investments, and therefore US12OF’s NAV, may change as well. Because it holds Futures Contracts that will mature up to 13 months later than the spot or current month, US12OF’s NAV will be impacted more from the changes in storage costs than would the NAV of a fund that holds more current futures contracts.

The price relationship between the near month contract and the other monthly contracts that compose the Benchmark Futures Contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns.

The Benchmark Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. In the event of a crude oil futures market where near month contracts trade at a higher price than the price of contracts that expire later in time, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track higher. Conversely, in the event of a crude oil futures market where near month contracts trade at a lower price than the price of contracts that expire later in time, a situation described as “contango” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of crude oil, the impact of backwardation and contango may lead the total return of US12OF’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling crude oil prices, this could have a significant negative impact on US12OF’s NAV and total return. Furthermore, a portfolio that consists of twelve different monthly contracts, ranging in a “strip” from the first month to the twelfth month, will be impacted differently by contango and backwardation than a portfolio that consists of just the first month contract.

Because US12OF’s portfolio will typically hold as many as 12 different crude oil futures contracts at all times, it may be more expensive for US12OF to buy or sell futures contracts for its portfolio.

Because US12OF will typically hold as many as 12 different futures contracts at any one time, the cost of trading a large number of different contracts could be greater than the cost of trading the same dollar amount using just one contract. In addition, the bid/ask spread for buying these different contracts could also on average be greater than the bid/ask spread for buying a single futures contract month. This could make it more expensive for US12OF to invest compared to investing in a single monthly contract. Wider bid/ask spreads and/or higher commission or brokerage costs would negatively impact an investor’s investment returns in US12OF.

Because US12OF’s portfolio will typically hold as many as 12 different crude oil futures contracts at all times, firms that make a market in the units will also need to hold multiple contracts when hedging their inventories of units and when creating or redeeming baskets. This could lead to the units of US12OF trading at wider bid/ask spreads in the secondary market than an exchange traded security holding crude oil futures that uses a fewer number of futures contracts at any given time.

Brokerage firms or other market participants that make a secondary market in the units of US12OF may do so by simultaneously hedging their positions by being long, or short, the same Futures Contracts that US12OF holds in its portfolio. The cost to brokerage firms or other market participants in putting on and taking off these hedges is one of the factors that determine the size of the bid/ask spread they quote on a security such as US12OF. Because US12OF will typically hold as many as 12 different futures contracts at any one time, the brokerage firms or other market participants will also find themselves having to trade a number of different contracts as well. The cost of trading a large number of different contracts may be greater than the cost of trading the same dollar amount using just one contract. As a result, the bid/ask spread for US12OF may be wider than the bid/ask spread for an exchange traded security investing in a fewer number of futures contracts at any given time. The wider bid/ask spread may negatively impact an investor’s investment returns in US12OF.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12OF.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on US12OF is impossible to predict, but could be substantial and adverse.

If you are investing in US12OF for purposes of hedging, you might be subject to several risks including the possibility of losing the benefit of favorable market movement.

While US12OF does not intend to engage in hedging strategies, participants in the crude oil or in other industries may use US12OF as a vehicle to hedge the risk of losses in their crude oil-related transactions. There are several risks in connection with using US12OF as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedgor may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedgor foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedgor can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for crude oil products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in US12OF as a hedge for changes in energy costs (e.g., investing in crude oil, heating oil, gasoline, natural gas or other fuels, or electricity) may not correlate because changes in the spot price of crude oil may vary from changes in energy costs because the spot price may not be at the same rate as changes in the price of other energy products, and, in any case, the price of crude oil does not reflect the refining, transportation, and other costs that may impact the hedgor’s energy costs.

An investment in US12OF may provide you little or no diversification benefits. Thus, in a declining market, US12OF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12OF at the same time you incur losses with respect to other asset classes.

Historically, Futures Contracts and Other Crude Oil-Related Investments have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, US12OF’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, US12OF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12OF at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on crude oil prices and crude oil-linked instruments, including Futures Contracts and Other Crude Oil-Related Investments, than on traditional securities. These additional variables may create additional investment risks that subject US12OF’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of crude oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, US12OF cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

US12OF’s Operating Risks

US12OF is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

US12OF is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

US12OF has a limited operating history so there is not a significant performance history to serve as a basis for you to evaluate an investment in US12OF.

US12OF has a limited operating history. Therefore, you do not have the benefit of reviewing significant past performance of US12OF as a basis for you to evaluate an investment in US12OF. The General Partner’s current experience involves managing USOF, an exchange traded security that invests primarily in Futures Contracts for crude oil, Treasuries, cash and/or cash equivalents. However, USOF has a different Benchmark Futures Contract than US12OF. USOF’s Benchmark Futures Contract consists of a single contract which is the contract nearest to expiration (unless that contract is within two weeks of expiration in which case it is the next nearest month to expiration). The use of a single contract as its benchmark means that the General Partner’s experience with USOF may not be directly applicable to US12OF.

The General Partner’s current experience also involves managing USNG, an exchange traded security that invests primarily in Futures Contracts for natural gas, Treasuries, cash and/or cash equivalents, the United States Gasoline Fund, LP (“USG”), an exchange traded security that invests primarily in Futures Contracts for gasoline, Treasuries, cash and/or cash equivalents and the United States Heating Oil Fund, LP (“USHO”), an exchange traded security that invests primarily in Futures Contracts for heating oil, Treasuries, cash and/or cash equivalents. However, there are significant differences between the natural gas, gasoline and heating oil futures market and that of crude oil futures. The General Partner’s results with USNG, USG and USHO may not be representative of results that may be experienced with a fund investing in crude oil futures.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of US12OF, the General Partner relies heavily on Mr. Nicholas Gerber, Mr. John Love, and Mr. John Hyland (all discussed in greater detail below). If Mr. Gerber, Mr. Love, or Mr. Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of US12OF. Furthermore, Mr. Gerber, Mr. Hyland, and Mr. Love currently are involved in the management of the Related Public Funds. Mr. Gerber and Mr. Love are also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Gerber will spend approximately 50% of his time on fund matters. Mr. Love will spend approximately 80% of his time on fund matters and Mr. Hyland will spend approximately 75% of his time on fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Mr. Gerber, Mr. Love and Mr. Hyland, as well as the other officers of the General Partner, including Mr. Mah, the Chief Financial Officer, and its Board of Directors.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Futures Contracts and prevent you from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment in US12OF is not) may hold, own or control. For example, the current accountability level for investments at any one time in crude oil Futures Contracts (including investments in the Benchmark Futures Contracts) is 20,000.While this is not a fixed ceiling, it is a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 20,000 crude oil Futures Contracts. With regard to position limits, the New York Mercantile Exchange limits an investor from holding more than 3,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the New York Mercantile Exchange also sets daily price fluctuation limits on the Benchmark Futures Contracts. The daily price fluctuation limit establishes the maximum amount that the price of futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular Futures Contract, no trades may be made at a price beyond that limit.

In addition to accountability levels and position limits, the New York Mercantile Exchange also limits the amount of price fluctuation for Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for crude oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any crude oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Futures Contracts. This may in turn prevent you from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

US12OF is not limiting the size of the offering and is committed to utilizing substantially all of its proceeds to purchase Futures Contracts and Other Crude Oil-Related Investments. If US12OF encounters accountability levels, position limits, or price fluctuation limits for crude oil contracts on the New York Mercantile Exchange, it may then, if permitted under applicable regulatory requirements, purchase Futures Contracts on the ICE Futures (formerly, the International Petroleum Exchange) or other exchanges that trade listed crude oil futures. The Futures Contracts available on the ICE Futures are comparable to the contracts on the New York Mercantile Exchange, but they may have different underlying commodities, sizes, deliveries, and prices.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

US12OF and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

US12OF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain US12OF’s asset size in order to preserve its fee income and this may not always be consistent with US12OF’s objective of having the value of its unit’s NAV tracking changes in the price of the Benchmark Futures Contracts. The General Partner’s officers, directors and employees do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities that may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner of the Related Public Funds, as well as US12OF, and another fund that has yet to offer securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for US12OF may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner for all of the funds, and is required to meet all of the funds’ investment objectives as well as US12OF’s. If the General Partner believes that a trading decision it made on behalf of US12OF might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for US12OF, which could either impede or improve the opportunity for US12OF to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of US12OF and do not control the General Partner so they will not have influence over basic matters that affect US12OF.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner. Limited partners will have limited voting rights with respect to US12OF’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of US12OF or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage US12OF’s affairs.

The General Partner may manage a large amount of assets and this could affect US12OF’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of US12OF that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

US12OF could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

US12OF may terminate at any time, regardless of whether US12OF has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal or removal of the General Partner could cause US12OF to terminate unless a majority in interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. However, no level of losses will require the General Partner to terminate US12OF. US12OF’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for our obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a limited partner may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to limited partners if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

US12OF’s existing units are, and any units US12OF issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude you from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause US12OF to be taxable as a corporation or affect US12OF’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject US12OF to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of US12OF’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

US12OF does not expect to make cash distributions.

The General Partner intends to re-invest any realized gains in Crude Oil Interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12OF generally does not expect to distribute cash to limited partners. You should not invest in US12OF if you will need cash distributions from US12OF to pay taxes on your share of income and gains of US12OF, if any, or for any other reason. Although US12OF does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Crude Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that US12OF will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such US12OF may not earn any profit.

US12OF pays brokerage charges of approximately 0.011% (including futures commission merchant fees of $4.00 per buy or sell), any licensing fees for the use of intellectual property, registration fees with the SEC, FINRA, or other regulatory agency in connection with offers and sales of the units subsequent to the initial offering of the units including the legal, printing, accounting and other expenses associated therewith. US12OF also pays the fees and expenses, including directors and officers liability insurance, of the independent directors, management fees of 0.60% of NAV on its average net assets, tax accounting and reporting costs and over-the-counter spreads and extraordinary expenses (i.e. expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on US12OF’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether US12OF’s activities are profitable. Accordingly, US12OF must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

US12OF has historically depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay US12OF’s future expenses and no other source of funding of expenses is found, US12OF may be forced to terminate and investors may lose part or all of their investment.

Prior to the offering of units that commenced on December 6, 2007, all of US12OF’s expenses were covered by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow US12OF the ability to commence the public offering of its units. US12OF now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and US12OF are unable to raise sufficient funds to cover their expenses or locate any other source of funding, US12OF may be forced to terminate and investors may lose all or part of their investment.

US12OF may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and US12OF generally are terminable by the clearing brokers once the clearing broker has given US12OF notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if US12OF intends to continue trading in Futures Contracts or Other Crude Oil-Related Investments at its present level of capa-
city. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

US12OF may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for US12OF; however, it reserves the right to employ them in the future. The only advisor to US12OF is the General Partner. A lack of independent trading advisors may be disadvantageous to US12OF because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of US12OF.

If a substantial number of requests for redemption of Redemption Baskets are received by US12OF during a relatively short period of time, US12OF may not be able to satisfy the requests from US12OF’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in US12OF’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The failure or bankruptcy of a clearing broker could result in a substantial loss of US12OF’s assets.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as US12OF, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. US12OF also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear US12OF’s trades.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize US12OF’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for US12OF’s business method and it is registering its trademarks. US12OF does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of US12OF’s proprietary software and other technology could also adversely affect its competitive advantage. US12OF may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from US12OF, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements. See “Legal Risks” below.

The success of US12OF depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject US12OF to losses on such transactions.

The General Partner anticipates using mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell Crude Oil Interests each day. Specifically, the General Partner anticipates using the spreadsheet to make mathematical calculations and to monitor positions in Crude Oil Interests and Treasuries and correlations to the Benchmark Futures Contract. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, US12OF relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing US12OF’s transactions could impair its ability to achieve US12OF’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

US12OF may experience substantial losses on transactions if the computer or communications system fails.

US12OF’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and US12OF’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, US12OF’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting US12OF’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. US12OF’s future success will depend on US12OF’s ability to respond to changing technologies on a timely and cost-effective basis.

US12OF depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

US12OF depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce US12OF’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt US12OF’s trading activity and materially affect US12OF’s profitability.

The operations of US12OF, the exchanges, brokers and counterparties with which US12OF does business, and the markets in which US12OF does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits US12OF to become leveraged, you could lose all or substantially all of your investment if US12OF’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire face value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner does not currently intend to leverage US12OF’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of crude oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of crude oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. Among the factors that can cause volatility in the price of crude oil are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply and inventories of oil and gas;
•	weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;
•	availability and adequacy of pipeline and other transportation facilities;
•	domestic and foreign governmental regulations and taxes;
•	political conditions in gas or oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree upon and maintain oil prices and production levels;
•	the price and availability of alternative fuels; and
•	the impact of energy conservation efforts.

The impact of environmental and other governmental laws and regulations may affect the price of crude oil.

Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon crude oil and oil wells. Other laws have prevented exploration and drilling of crude oil in certain environmentally sensitive federal lands and waters. Several environmental laws that have a direct or an indirect impact on the price of crude oil include, but are not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

The limited method for transporting and storing crude oil may cause the price of crude oil to increase.

Crude oil is primarily transported and stored throughout the United States by way of pipeline and underground storage facilities. These systems may not be adequate to meet demand, especially in times of peak demand or in areas of the United States where gas service is already limited due to minimal pipeline and storage infrastructure. As a result of the limited method for transporting and storing crude oil, the price of crude oil may increase.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of US12OF’s assets may be used to trade over-the-counter crude oil interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by US12OF. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose US12OF in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

US12OF will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by US12OF or held by special purpose or structured vehicles.

US12OF also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to US12OF, in which case US12OF could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, US12OF may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. US12OF may obtain only limited recovery or may obtain no recovery in such circumstances.

US12OF may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts have terms that make them less marketable than Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts.

Risk of Trading in International Markets

Trading in international markets could expose US12OF to credit and regulatory risk.

The General Partner invests primarily in Futures Contracts, a significant portion of which will be on United States exchanges including the New York Mercantile Exchange. However, a portion of US12OF’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as US12OF, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, US12OF has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12OF to credit risk. Trading in non-U.S. markets also leaves US12OF susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject US12OF to foreign exchange risk.

The price of any non-U.S. Futures Contract, option on any non-U.S. Futures Contract or other non-U.S. crude oil-related investment, and, therefore, the potential profit and loss on such Crude Oil Interests, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to US12OF even if the contract traded is profitable.

US12OF’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, US12OF may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner, and the General Partner currently does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of US12OF’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by US12OF in making allocations for tax purposes and other factors, your allocable share of US12OF’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by US12OF in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as US12OF is in many respects uncertain. US12OF will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

US12OF has received an opinion of counsel that, under current U.S. federal income tax laws, US12OF will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of US12OF’s annual gross income consists of “qualifying income” as defined in the Code, (ii) US12OF is organized and operated in accordance with its governing agreements and applicable law and (iii) US12OF does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that US12OF will satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. US12OF has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that US12OF is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, US12OF would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of US12OF as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Legal Risks

Others may notify US12OF of intellectual property rights that could adversely impact US12OF.

Goldman, Sachs & Co.

Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF and the General partner Notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interest of the commodity pool to third party investors. Subsequently, two U.S. Patents were issued, the first, patent number US7,283,978B2, was issued on October 16, 2007, and the second, patent number US7,319,984B2, was issued on January 15, 2008.

Preliminarily, US12OF’s management is of the view that the structure and operations of USOF and its affiliated commodity pools do not infringe these patents. US12OF is also in the process of reviewing prior art (prior structures and operations of similar investment vehicles) that may invalidate one or more of the claims in these patents. In addition, US12OF has retained patent counsel to advise it on these matters and is in the process of obtaining their opinions regarding the non-infringement of each of these patents by USOF and/or the patents’ invalidity based on prior art. If the patents were alleged to apply to USOF’s structure and/or operations, and are found by a court to be valid and infringed, Goldman Sachs may be awarded significant monetary damages and/or injunctive relief. See “US12OF’s Operating Risks  —  Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

THE OFFERING

What is US12OF?

US12OF is a Delaware limited partnership organized on June 27, 2007. US12OF maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. US12OF is a commodity pool. It operates pursuant to the terms of the LP Agreement, which grants full management control to the General Partner.

US12OF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of light, sweet crude oil as traded in the United States. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF began trading on the American Stock Exchange on December 6, 2007. As of March 31, 2008, US12OF had total net assets of $11,662,699 and had outstanding units of 200,000.

Who is the General Partner?

Our sole General Partner is Victoria Bay Asset Management, LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law and a registered investment advisor firm named Ameristock Corporation. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005.

The General Partner is also currently the general partner of the Related Public Funds, as well as US12OF and another fund that has yet to offer securities to the public. USOF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms in the spot price of light, sweet crude oil as traded in the United States. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. USOF began trading on the American Stock Exchange on April 10, 2006. As of March 31, 2008, USOF had total net assets of $723,830,747 and had outstanding units of 8.9 million. USOF employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except that its benchmark is a single futures month’s contract, the near month contract for light, sweet crude oil delivered to Cushing, Oklahoma.

USNG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms in the futures price of natural gas for delivery to the Henry Hub, Louisiana as traded in the United States. USNG invests in a mixture of listed natural gas futures contracts, other natural gas related investments, Treasuries, cash and cash equivalents. USNG began trading on the American Stock Exchange on April 18, 2007. As of March 31, 2008, USNG had total net assets of $512,253,050 and had outstanding units of 10.5 million. USNG employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except its benchmark is the near month contract for natural gas delivered at the Henry Hub, Louisiana.

USG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of unleaded gasoline, as traded in the United States. USG invests in a mixture of listed gasoline futures contracts, other crude oil related investments, Treasuries, cash and cash equivalents. USG began trading on the American Stock Exchange on February 26, 2008. As of March 31, 2008, USG had total net assets of $19,417,322 and had outstanding units of 400,000. USG employs an investment strategy in its operations that is similar to the investment strategy of US12OF, expect that its benchmark is the near month contract for unleaded gasoline traded on the New York Mercantile Exchange.

USHO is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of heating oil as traded in the United States.

USHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil-related investments, Treasuries, cash and cash equivalents. USHO began trading on the American Stock Exchange on April 9, 2008. USHO employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except that its benchmark is the near month contract for heating oil delivered to the New York harbor.

See “Prior Performance of the General Partner and Affiliates” on page 31.

The General Partner is currently in the process of registering the units of another exchange traded commodity pool, US12NG. US12NG will be a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana. US12NG will invest in a mixture of listed natural gas futures contracts, other non-listed natural gas-related investments, Treasuries, cash and cash equivalents. US12NG has not offered securities to the public or commenced operations.

The General Partner is required to evaluate the credit risk for US12OF to the futures commission merchant, oversee the purchase and sale of US12OF’s units by certain Authorized Purchasers, review daily positions and margin requirements of US12OF, and manage US12OF’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3% of our outstanding limited partner interests (excluding limited partner interests owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors, which is comprised of four management directors who are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement. The General Partner has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on US12OF’s website. Gordon L. Ellis and Malcolm R. Fobes III meet the financial sophistication requirements of the American Stock Exchange and the audit committee charter.

Mr. Nicholas Gerber and Mr. Howard Mah also serve as executive officers of the General Partner. US12OF has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber acts as a portfolio manager for US12OF and the Related Public Funds. Mr. Gerber will act as a portfolio manager for US12NG. He registered with the NFA as a Principal of the General Partner in November 2005, and as an Associated Person of the General Partner in December 2005. Currently, Mr. Gerber manages US12OF and the Related Public Funds. He will also manage US12NG. Mr. Gerber has also served as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd. since June of 2003. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Since 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that currently has approximately $482 million in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year,

5 Year, 10 Year and 20 Year Treasury ETF since June 2007. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Prior to managing Ameristock Mutual Fund Inc., Mr. Gerber served as a portfolio manager with Bank of America Capital Management. While there he was responsible for the daily stewardship of four funds with a combined value in excess of $240 million. At Bank of America Capital Management, Mr. Gerber worked extensively in the development and managing of mutual funds and institutional accounts that were designed to track assorted equity market indices such as the Standard & Poor’s 500 and the Standard & Poor’s Midcap 400. Before joining Bank of America, he was managing director and founder of the Marc Stevens Futures Index Fund, a fund that combined the use of commodity futures with equity stock index futures. The futures index fund was a commodity pool and Mr. Gerber was the CPO. It was ultimately purchased by Newport Commodities. Mr. Gerber’s two decades of experience in institutional investment include a period of employment as a floor trader on the New York Futures Exchange. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 45 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. Mr. Mah is currently involved in the management of US12OF and the Related Public Funds and will be involved in the management of US12NG. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been Secretary and Chief Compliance Officer of the Ameristock ETF Trust since February 2007, Compliance Officer of Ameristock Corporation since 2001, a tax & finance consultant in private practice since 1995, Secretary of Ameristock Mutual Fund since 1995 and Ameristock Focused Value Fund from December 2000 to January 2005, Chief Compliance Officer of Ameristock Mutual Fund since 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 43 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of US12OF and the Related Public Funds and will be involved in the management of US12NG. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been the Managing Director and co-portfolio manager of Ameristock Corporation since 1999, Trustee of the Ameristock ETF Trust since February 2007, and a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF since June 2007. He was the co-portfolio manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and a Benefits Consultant with PricewaterhouseCoopers from 1994 to 1999. Mr. Ngim is 47 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. As a Management Director of the General Partner, Mr. Nguyen is currently involved on the management of US12OF and the Related Public Funds and will be involved in the management of US12NG. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since 2000. He was Co-Portfolio Manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and Institutional Specialist with Charles Schwab & Company Inc. from 1995 to 1999. Mr. Nguyen is 48 years old.

The following individuals provide significant services to US12OF but are employed by the entities noted below.

John P. Love acts as the Portfolio Operations Manager for US12OF and the Related Public Funds and is expected to be the Portfolio Operations Manager for US12NG. Mr. Love is also employed by the General Partner. Mr. Love has served as the operations manager of Ameristock Corporation since 2002, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for the firm in general. From 1993 to September 2002, Mr. Love was a project manager and managing director for IT and interactive media development firms, including TouchVision Interactive and Digital Boardwalk Inc. providing leadership to project teams from pre-contract through deployment, while assisting with business and process development. As the managing director of Jamison/Gold (Keane Interactive), he provided leadership to all departments including operations, production, technology, sales, marketing, administration, recruiting, and finance. Mr. Love holds a Series 3 license and is registered with the NFA as an Associated Person of the General Partner. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 36 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. Mr. Hyland is employed by the General Partner. He registered with the NFA as an Associated Person of the General Partner in December 2005, and as a Principal of the General Partner in January 2006. Mr. Hyland became the Portfolio Manager for USOF, USNG, US12OF, USG and USHO in April 2006, March 2007, June 2007, April 2007 and April 2007, respectively, and as Chief Investment Officer of the General Partner, acts in such capacity on behalf of US12OF and the Related Public Funds. He is also expected to become the Portfolio Manager for US12NG. As part of his responsibilities for US12OF and the Related Public Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees US12OF and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Mr. Hyland has been, and remains, a Principal and Portfolio Manager for Towerhouse. From July 2001 to January 2002, Mr. Hyland was the Director of Global Property Securities Research for Roulac International, where he worked on the development of a hedge fund focused on global real estate stocks. From 1996 through 2001, Mr. Hyland was the Director of Securities Research and Portfolio Manager for the capital markets division of CB Richard Ellis, a global commercial real estate services firm. His division provided portfolio management of equities as an advisor or sub-advisor for mutual funds and separate accounts focused on real estate investment trusts. In addition, his group conducted research in the area of structured commercial real estate debt (including Commercial Mortgage-Back Securities, or “CMBS”), and lead the creation of one of the earliest re-securitizations of multiple CMBS pool tranches into a Collateralized Debt Obligation vehicle. In the ten years prior to working at CB Richard Ellis, Mr. Hyland had worked as a portfolio manager or financial representative for several other investment firms and mutual funds. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. From 1993 until 2003, Mr. Hyland was on the Board of Directors of the Security Analysts of San Francisco (“SASF”), a not-for-profit organization of investment management professionals. He served as the president of the SASF from 2001-2002. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for FINRA as part of their dispute resolution program. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 48 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. Mr. Robinson has been employed as a Research Fellow with the Hoover Institution since 1993. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson spent six years in the White House, serving from 1982 to 1983 as chief speechwriter to Vice President George Bush and from 1983 to 1988 as special assistant and speechwriter to President Ronald Reagan. After the White House, Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson then spent a year in New York City with Fox Television. He spent a second year in Washington, D.C., with the Securities and Exchange Commission, where he served as the director of the Office of Public Affairs, Policy Evaluation, and Research. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 50 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the

Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. Mr. Ellis has been Chairman of International Absorbents, Inc. since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 60 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1997. Since 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Prior to forming Berkshire Capital Holdings, Inc., Mr. Fobes was employed by various technology-related companies, including Adobe Systems, Inc., a leading provider of digital publishing and imaging software technologies. Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 43 years old.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the General Partner: Melinda Gerber, the Gerber Family Trust, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, and John Hyland. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. None of the principals owns or has any other beneficial interest in US12OF. Nicholas Gerber and John Hyland make trading and investment decisions for US12OF. Nicholas Gerber, John Love, and John Hyland execute trades on behalf of US12OF. In addition, Nicholas Gerber, John Love, John Hyland and Robert Nguyen are registered with the CFTC as Associated Persons of the General Partner and are associate members of the NFA.

Compensation and Fees to the General Partner

US12OF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on average net assets.

Prior Performance of the General Partner and Affiliates

The General Partner is also currently the general partner of USOF, USNG, USG and USHO. Each of the General Partner and the Related Public Funds is also located in California.

There are significant differences between investing in US12OF, USOF, USNG, USG and USHO and investing directly in the futures market. The General Partner’s results with the Related Public Funds may not be representative of results that may be experienced with a fund directly investing in futures contracts or other managed funds investing in futures contracts. For more information on the performance of US12OF and the Related Public Funds, see the Performance Tables below.

USOF is a publicly traded limited partnership which seeks to have the changes in its unit’s NAV track the changes in the spot price of light, sweet crude oil as traded in the United States. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. USOF began trading on the American Stock Exchange on April 10, 2006 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USOF from Authorized Purchasers was $8,584,153,797; the total number of Authorized Purchasers was 12; the number of baskets purchased by Authorized Purchasers was 1,392; and the aggregate amount of units purchased was 139,200,000.

Since the offering of USOF units to the public on April 10, 2006 to March 31, 2008, the simple average daily change in the Benchmark Oil Futures Contract was 0.043%, while the simple average daily change in the NAV of USOF over the same time period was 0.054%. The average daily difference was 0.011% (or 1.1 basis point, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Oil Futures Contract, the average error in daily tracking by the NAV was 2.687%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USNG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms in the futures price of natural gas for delivery to the Henry Hub, LA as traded in the United States. USNG invests in a mixture of listed natural gas futures contracts, other natural gas related investments, Treasuries, cash and cash equivalents. USNG began trading on the American Stock Exchange on April 18, 2007 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USNG from Authorized Purchasers was $1,809,501,428; the total number of Authorized Purchasers was 6; the number of baskets purchased by Authorized Purchasers was 463; and the aggregate amount of units purchased was 46,300,000.

Since the offering of USNG units to the public on April 18, 2007 to March 31, 2008, the simple average daily change in the Benchmark Futures Contract was 0.016%, while the simple average daily change in the NAV of USNG over the same time period was 0.025%. The average daily difference was 0.013% (or 1.3 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contract, the average error in daily tracking by the NAV was 1.148%, meaning that over this time period USNG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

US12OF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of light, sweet crude oil as traded in the United States. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF began trading on the American Stock Exchange on December 6, 2007 and is a continuous offering. As of March 31, 2008, the total amount of money raised by US12OF from Authorized Purchasers was $20,127,316; the total number of Authorized Purchasers was 4; the number of baskets purchased by Authorized Purchasers was 4; and the aggregate amount of units purchased was 400,000.

Since the offering of US12OF units to the public on December 6, 2007 to March 31, 2008, the simple average daily change in the Benchmark Oil Futures Contract was 0.209%, while the simple average daily change in the NAV of US12OF over the same time period was 0.215%. The average daily difference was 0.006% (or 0.6 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Oil Futures Contract, the average error in daily tracking by the NAV was 0.839%, meaning that over this time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of gasoline, as measured by the changes in the price of the futures contract on unleaded gasoline traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USG's expenses. USG invests in a mixture of listed gasoline futures contracts, other crude oil related investments, Treasuries, cash and cash equivalents. USG began trading on the American Stock Exchange on February 26, 2008 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USG from Authorized Purchasers was $20,050,174; the total number of Authorized Purchasers was 2; the number of baskets purchased by Authorized Purchasers was 4; and the aggregate amount of units purchased was 400,000.

Since the offering of USG units to the public on February 26, 2008 to March 31, 2008, the simple average daily change in the Benchmark Futures Contract was -0.093%, while the simple average daily change in the NAV of

USG over the same period was -0.087%. The average daily difference was -0.006% (or -0.6% basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contract, the average error in daily tracking by the NAV was 2.79%, meaning that over this time period USG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USHO is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of heating oil as traded in the United States. USHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil-related investments, Treasuries, cash and cash equivalents. USHO began trading on the American Stock Exchange on April 9, 2008 and has no performance history at this time. USHO employs an investment strategy in its operations that is similar to the investment strategy of US12OF, except that its benchmark is the near month contract for heating oil delivered to the New York harbor.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Performance of US12OF

Experience in Raising and Investing in US12OF through March 31, 2008

Dollar Amount Offered in US12OF Offering*	$550,000,000
Dollar Amount Raised in US12OF Offering	$20,127,316
Organizational Expenses in US12OF Offering
SEC registration fee**	$16,885
FINRA registration fee	$75,500
AMEX listing fee**	$5,000
Auditor’s fees and expenses**	$35,700
Legal fees and expenses**	$212,999
Printing expenses**	$23,755
Length of US12OF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation

US12OF:

Expenses Paid by US12OF Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in US12OF Offering	$29,636
Amount Paid in Portfolio Brokerage Commissions in US12OF Offering	$2,282
Other Amounts Paid in US12OF Offering	$17,017
Total Expenses Paid in US12OF Offering	$48,935

Expenses Paid by US12OF Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in US12OF Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.05% annualized
Other Amounts Paid in US12OF Offering	0.35% annualized
Total Expense Ratio	1.00% annualized
US12OF Performance:
Name of Commodity Pool	US12OF
Type of Commodity Pool	Exchange traded security
Inception of Trading	December 6, 2007
Aggregate Subscriptions (from inception through March 31, 2008)	$20,129,316
Total Net Assets as of March 31, 2008	$11,662,699
Initial NAV Per Unit as of Inception	$50.00
NAV per Unit as of March 31, 2008	$58.31
Worst Monthly Percentage Draw-down	Jan 2008 (2.01%)
Worst Peak-to-Valley Draw-down	Dec 2007 – Jan 2008 (2.01%)

COMPOSITE PERFORMANCE DATA FOR US12OF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	Rates of Return For the Year 2007
December	8.44%
Annual Rate of Return (through December 31, 2007)	8.44%

*	Partial from December 6, 2007.

Month	Rates of Return For the Year 2008
January	-2.01%
February	10.48%
March	-0.66%
Annual Rate of Return (through March 31, 2008)	7.54%

Performance of the Related Public Funds

Experience in Raising and Investing in Funds through March 31, 2008

Dollar Amount Offered in USOF Offering*:	$14,346,860,000
Dollar Amount Raised in USOF Offering:	$8,584,153,797
Organizational Expenses in USOF Offering:
SEC registration fee**:	$800,474
FINRA registration fee**:	$377,500
AMEX listing fee**:	$5,000
Auditor’s fees and expenses**:	$159,000
Legal fees and expenses**:	$1,281,511
Printing expenses**:	$248,305
Length of USOF offering:	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through December 31, 2006, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following December 31, 2006, USOF has recorded these expenses.

Dollar Amount Offered in USNG Offering*:	$3,664,500,000
Dollar Amount Raised in USNG Offering:	$1,809,501,428
Organizational Expenses in USNG Offering
SEC registration fee**:	$104,010
FINRA registration fee	$151,000
AMEX listing fee**:	$5,000
Auditor’s fees and expenses**:	$54,000
Legal fees and expenses**:	$571,890
Printing expenses**:	$52,164
Length of USNG offering:	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Dollar Amount Offered in USG Offering*:	$1,500,000,000
Dollar Amount Raised in USG Offering:	$20,050,174
Organizational Expenses in USG Offering
SEC registration fee**:	$58,520
FINRA registration fee	$75,500
AMEX listing fee**:	$5,000
Auditor’s fees and expenses**:	$2,500
Legal fees and expenses**:	$117,891
Printing expenses**:	$31,867
Length of USG offering:	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation

USOF:

Expenses Paid by USOF through March 31, 2008 in dollar terms (unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USOF Offering:	$5,613,991
Amount Paid in Portfolio Brokerage Commissions in USOF offering:	$1,902,258
Other Amounts Paid in USOF Offering:	$2,128,744
Total Expenses Paid in USOF Offering:	$9,644,992

Expenses Paid by USOF through March 31, 2008 as a Percentage of Average Daily Net Assets (unaudited):

Expenses in USOF Offering:	Amount As a Percentage of Average Daily Net Assets
General Partner:	0.50% annualized
Portfolio Brokerage Commissions:	0.17% annualized
Other Amounts Paid in USOF Offering	0.19% annualized
Total Expense Ratio:	0.86% annualized
USOF Performance:
Name of Commodity Pool:	USOF
Type of Commodity Pool:	Exchange traded security
Inception of Trading:	April 10, 2006
Aggregate Subscriptions (from inception through March 31, 2008):	$8,584,153,797
Total Net Assets as of March 31, 2008:	$723,830,747
Initial NAV Per Unit as of Inception:	$67.39
NAV per Unit as of March 31, 2008:	$81.33
Worst Monthly Percentage Draw-down:	September 2006 (11.71%)
Worst Peak-to-Valley Draw-down:	June 2006-January 2007 (30.60%)

USNG:

Expenses Paid by USNG through March 31, 2008 in dollar terms (unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USNG Offering:	$1,998,260
Amount Paid in Portfolio Brokerage Commissions in USNG offering:	$495,980
Other Amounts Paid in USNG Offering:	$916,296
Total Expenses Paid in USNG Offering:	$3,410,536

Expenses Paid by USNG through March 31, 2008 as a Percentage of Average Daily Net Assets (unaudited):

Expenses in USNG Offering:	Amount As a Percentage of Average Daily Net Assets
General Partner:	0.60% annualized
Portfolio Brokerage Commissions:	0.15% annualized
Other Amounts Paid in USNG Offering	0.28% annualized
Total Expense Ratio:	1.03% annualized
USNG Performance:
Name of Commodity Pool:	USNG
Type of Commodity Pool:	Exchange traded security
Inception of Trading:	April 18, 2007
Aggregate Subscriptions (from inception through March 31, 2008):	$1,809,501,428
Total Net Assets as of March 31, 2008:	$512,253,050
Initial NAV Per Unit as of Inception:	$50.00
NAV per Unit as of March 31, 2008:	$48.79

Expenses in USNG Offering:	Amount As a Percentage of Average Daily Net Assets
Worst Monthly Percentage Draw-down:	Nov 2007 (16.16%)
Worst Peak-to-Valley Draw-down:	April–August 2007 (34.75%)

USG:

Expenses Paid by USG through March 31, 2008 in dollar terms (unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USG Offering:	$8,851
Amount Paid in Portfolio Brokerage Commissions in USG offering:	$1,748
Other Amounts Paid in USG Offering:	$1,915
Total Expenses Paid in USG Offering:	$12,514

Expenses Paid by USG through March 31, 2008 as a Percentage of Average Daily Net Assets (unaudited):

Expenses in USG Offering:	Amount As a Percentage of Average Daily Net Assets
General Partner:	0.60% annualized
Portfolio Brokerage Commissions:	0.12% annualized
Other Amounts Paid in USG Offering	0.13% annualized
Total Expense Ratio:	0.85% annualized
USG Performance:
Name of Commodity Pool:	USG
Type of Commodity Pool:	Exchange traded security
Inception of Trading:	February 26, 2008
Aggregate Subscriptions (from inception through March 31, 2008):	$20,050,174
Total Net Assets as of March 31, 2008:	$19,411,322
Initial NAV Per Unit as of Inception:	$50.00
NAV per Unit as of March 31, 2008:	$48.53
Worst Monthly Percentage Draw-down:	March 2008 (2.39%)
Worst Peak-to-Valley Draw-down:	Feb – Mar 2008 (2.94%)

COMPOSITE PERFORMANCE DATA FOR USOF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	Rates of Return For the Year 2006
April	3.47%
May	(2.91)%
June	3.16%
July	(0.50)%
August	(6.97)%
September	(11.71)%
October	(8.46)%
November	4.73%
December	(5.21)%
Annual Rate of Return (since inception through December 31, 2006)	(23.03)%

Month	Rates of Return For the Year 2007
January	(6.55)%
February	5.63%
March	4.61%
April	(4.26)%
May	(4.91)%
June	9.06%
July	10.55%
August	(4.93)%
September	12.11%
October	16.98%
November	(4.82)%
December	8.66%
Annual Rate of Return (through December 31, 2007)	46.15%

Month	Rates of Return For the Year 2008
January	(3.98)%
February	11.03%
March	0.63%
Annual Rate of Return (through March 31, 2008)	7.28%

COMPOSITE PERFORMANCE DATA FOR USNG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	Rates of Return For the Year 2007
April*	4.30%
May	(0.84)%
June	(15.90)%
July	(9.68)%
August	(13.37)%
September	12.28%
October	12.09%
November	(16.16)%
December	0.75%
Annual Rate of Return (through December 31, 2007)	(27.64)%

*	Partial from April 17, 2007.

Month	Rates of Return For the Year 2008
January	8.87%
February	15.87%
March	6.90%
Annual Rate of Return (through March 31, 2008)	34.85%

COMPOSITE PERFORMANCE DATA FOR USG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	Rates of Return For the Year 2008
February*	-0.56%
March	-0.38%
Annual Rate of Return (through March 31, 2008)	-0.94%

*	Partial from February 26, 2008.

Draw-down: Losses experienced over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per unit over the history of USOF, USNG and USG. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-trough drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

Nicholas Gerber, the president and CEO of the General Partner, ran the Marc Stevens Futures Index Fund over 10 years ago. This fund combined commodity futures with equity stock index futures. It was a very small private offering, which had under $1 million in assets. The Marc Stevens Futures Index Fund was a commodity pool and Mr. Gerber was the CPO. Ameristock Corporation is an affiliate of the General Partner and it is a California-based registered investment advisor registered under the Investment Advisors Act of

1940, as amended, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that has approximately $520 million in assets as of December 31, 2007. Ameristock Corporation is also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that seeks investment results that correspond to the performance of U.S. Treasury indices owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc.

How Does US12OF Operate?

The net assets of US12OF consist primarily of investments in futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). US12OF may also invest in other crude oil-related investments such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Crude Oil-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Crude Oil-Related Investments collectively are referred to as “Crude Oil Interests” in this Prospectus.

US12OF invests in Crude Oil Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Crude Oil-Related Investments. The primary focus of the General Partner, is the investment in Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12OF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 Futures Contracts on crude oil traded on the New York Mercantile Exchange (the “Benchmark Futures Contracts”) consisting of the near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it is measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month is equally weighted.

It is not the intent of US12OF to be operated in a fashion such that its NAV equals, in dollar terms, the dollar price of spot crude oil or any particular futures contract based on crude oil.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

As a specific benchmark, the General Partner endeavors to place US12OF’s trades in Futures Contracts and Other Crude Oil-Related Investments and otherwise manage US12OF’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days, i.e., any day as of which US12OF calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Futures Contracts over the same period.

An investment in the units will allow both retail and institutional investors to easily gain exposure to the crude oil market in a cost-effective manner. The units also provide additional means for diversifying an investor’s investments or hedging exposure to changes in crude oil prices.

The Benchmark Futures Contracts is changed or “rolled” from the near month contract and the eleven following months to expire to the next month to expire and the eleven following months over a one day period.

The General Partner believes that market arbitrage opportunities will cause changes in US12OF’s unit price on the American Stock Exchange to closely track changes in US12OF’s NAV. The General Partner believes that changes in US12OF’s NAV in percentage terms will closely track the changes in percentage terms in the Benchmark Futures Contract in, less US12OF’s expenses.

These relationships are illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy intended to track changes in the price of the Benchmark Futures Contracts regardless of whether these prices go up or go down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in crude oil in a cost-effective manner, and/or to permit participants in the crude oil or other industries to hedge the risk of losses in their crude oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the Benchmark Futures Contract.

US12OF’s total portfolio composition is disclosed each business day that the American Stock Exchange is open for trading, on US12OF’s website at www.unitedstates12monthoilfund.com and through the American Stock Exchange’s website at http://www.amex.com. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each Crude Oil Interest, the specific types of Other Crude Oil-Related Investments and characteristics of such Other Crude Oil-Related Investments, Treasuries, and the amount of cash and cash equivalents held in US12OF’s portfolio. US12OF’s website is publicly accessible at no charge.

US12OF creates and redeems units only in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. It is expected that baskets will be created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the American Stock Exchange, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Crude Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Similarly, it is expected that baskets will be redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the American Stock Exchange, at the market price per unit, rather than in connection with the creation or redemption of baskets.

The minimum number of Creation Baskets that must be sold is one. All proceeds from the sale of Creation Baskets are invested as quickly as possible in the investments described in this prospectus. There is no escrow or similar holding of funds that has a time period or other conditions. Investments are held through the Custodian or through accounts with US12OF’s commodities futures brokers. There is no stated maximum time period for US12OF’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels on certain of the Futures Contracts in which US12OF intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12OF at that time will not enable it to meet its stated investment objective.

Units may also be purchased and sold in smaller increments than Creation Baskets on the American Stock Exchange. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of US12OF can be purchased and sold at any time a secondary market is open.

What is US12OF’s Investment Strategy?

In managing US12OF’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases Crude Oil Interests, such as the Benchmark Futures Contracts, that have an aggregate face amount that approximates the amount of Treasuries and/or cash received from the sale of the Creation Basket.

As an example, assume that a Creation Basket is sold by US12OF, and that US12OF’s closing NAV per unit is $50.00. In that case, US12OF would receive $5,000,000 in proceeds from the sale of the Creation Basket ($50 NAV per unit multiplied by 100,000 units, and ignoring the Creation Basket fee of $1,000). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Futures Contracts and that the average face amount of the Benchmark Futures Contracts is $59,950, US12OF would be unable to buy the exact number of Benchmark Futures Contracts with an aggregate face amount equal to $5,000,000. Instead, US12OF would be able to purchase Benchmark Futures Contracts only with an aggregate face amount of $4,975,850. Assuming a margin requirement equal to 10% of the value of the Benchmark Futures Contract, US12OF would be required to deposit $497,585 in Treasuries and cash with the futures commission merchant through which the Benchmark Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Futures Contracts to be purchased depend on various factors, including a judgment by the General Partner as to the appropriate diversification of US12OF’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. In addition, US12OF may make use of a mixture of standard sized futures contracts as well as the smaller sized “mini” contracts. While the General Partner anticipates significant investments in New York Mercantile Exchange futures contracts, as US12OF reaches certain position limits on the New York Mercantile Exchange, or for other reasons, it will invest in Futures Contracts traded on other exchanges or invest in Other Crude Oil-Related Investments such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Futures Contracts expire and taking delivery of the underlying crude oil. Instead, the General Partner closes existing positions when it is determined appropriate to do so and reinvests the proceeds in new Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets.

By remaining invested as fully as possible in Futures Contracts or Other Crude Oil-Related Investments, the General Partner believes that the changes in percentage terms in US12OF’s NAV will closely track the changes in percentage terms in the prices of the futures contracts in which US12OF invests. The General Partner believes that certain arbitrage opportunities will result in the price of the units traded on the American Stock Exchange closely tracking the NAV of US12OF.

What are Futures Contracts?

Futures Contracts are agreements between two parties. One party agrees to buy a commodity such as crude oil from the other party at a later date at a price and quantity agreed upon when the contract is made. Futures contracts are traded on futures exchanges. For example, crude oil futures contracts traded on the New York Mercantile Exchange trade in units of 1,000 barrels (a “mini” contract is 500 barrels). The crude oil futures contracts traded on the New York Mercantile Exchange are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Futures Contracts are discussed below. Additional risks of investing in Futures Contracts are included in “What are the Risk Factors Involved with an Investment in US12OF?”

Impact of Accountability levels, Position Limits and Price Fluctuation Limits. Futures Contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short Futures Contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment in US12OF is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S. futures exchanges, such as the New York Mercantile Exchange, limit the daily price fluctuation for Futures Contracts.

The accountability levels for the Benchmark Futures Contract and other Futures Contracts traded on the New York Mercantile Exchange are not a fixed ceiling, but rather a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor’s positions. The current accountability level for investments at any one time in crude oil Futures Contracts (including investments in the Benchmark Futures Contract) is 20,000 contracts. If US12OF exceeds this accountability level for investments in crude oil Futures Contracts, the New York Mercantile Exchange will monitor US12OF’s exposure and ask for further information on US12OF’s activities including the total size of all positions, investment and trading strategy, and the extent of US12OF’s liquidity resources. If deemed necessary by the New York Mercantile Exchange, it could also order US12OF to reduce its position back to the accountability level.

If the New York Mercantile Exchange orders US12OF to reduce its position back to the accountability level, or to an accountability level that the New York Mercantile Exchange deems appropriate for US12OF, such an accountability level may impact the mix of investments in Crude Oil Interests made by US12OF. To illustrate, assume that the Benchmark Futures Contract and the unit price of US12OF are each $50, and that the New York Mercantile Exchange has determined that US12OF may not own more than 20,000 contracts in crude oil Futures Contracts. In such case, US12OF could invest up to $1 billion of its daily net assets in the Benchmark Futures Contracts (i.e., $50 per contract multiplied by 1,000 (a Benchmark Futures Contract is a contract for 1,000 barrels) multiplied by 20,000 contracts) before reaching the accountability level imposed by the New York Mercantile Exchange. Once the daily net assets of the portfolio exceed $1 billion in the Benchmark Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Futures Contract, depending on whether the New York Mercantile Exchange imposes limits. If the New York Mercantile Exchange does impose limits at the $1 billion level (or another level), US12OF anticipates that it will invest the majority of its assets above that level in a mix of other Futures Contracts or Other Crude Oil-Related Investments.

In addition to accountability levels, the New York Mercantile Exchange imposes position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that US12OF will run up against such position limits because US12OF’s investment strategy is to change or “roll” from the near month contract to expire beginning two weeks prior to expiration of the contract.

U.S. futures exchanges, including the New York Mercantile Exchange, also limit the amount of price fluctuation for Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for crude oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any crude oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
New York Mercantile Exchange Light, Sweet Crude Oil	Any one month/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation

ICE Brent Crude Futures	There are no position limits	There is no maximum daily price fluctuation limit.
ICE WTI Crude Oil Futures	There are no position limits	There is no maximum daily price fluctuation limit.
New York Mercantile Exchange Heating Oil	Any one month/all months: 7,000 net futures, but not to exceed 1,000 in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

New York Mercantile Exchange Gasoline	Any one month/all months: 7,000 net futures, but not to exceed 1,000 in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
New York Mercantile Exchange Natural Gas	Any one month/all months: 12,000 net futures, but not to exceed 1,000 in the last three days of trading in the spot month.	$3.00 per mmBtu ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Price Volatility. Despite daily price limits, the price volatility of Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Futures Contracts tend to be more volatile than stocks and bonds because price movements of crude oil and other energy products are more currently and directly influenced by economic factors for which current data is available and are traded by crude oil futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because US12OF invests a significant portion of its assets in Futures Contracts, the assets of US12OF, and therefore the prices of US12OF units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions. Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if US12OF’s futures positions have declined in value, US12OF may be required to post variation margin to cover this decline. Alternatively, if US12OF futures positions have increased in value, this increase will be credited to US12OF’s account.

What is the Crude Oil Market and the Petroleum-Based Fuel Market?

Light, Sweet Crude Oil. Crude oil is the world’s most actively traded commodity. The Futures Contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange are the world’s most liquid forum for crude oil trading, as well as the world’s largest volume futures contract trading on a physical commodity. Due to the liquidity and price transparency of oil Futures Contracts, they are used as a principal international pricing benchmark. The oil Futures Contracts for light, sweet crude oil trade on the New York Mercantile Exchange in units of 1,000 U.S. barrels (42,000 gallons) and, if not closed out before maturity, will result in delivery of oil to Cushing, Oklahoma, which is also accessible to the international spot markets by two major interstate petroleum pipeline systems.

The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers of Singapore, Northwest Europe, and the U.S. Gulf Coast. Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

The price of light, sweet crude oil has historically exhibited periods of significant volatility.

Heating Oil. Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract, listed and traded on the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center.

Gasoline. Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline Futures Contract, listed and traded on the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline is volatile.

Natural Gas. Natural gas accounts for almost a quarter of U.S. energy consumption. The price of natural gas is established by the supply and demand conditions in the North American market, and more particularly, in the main refining center of the U.S. Gulf Coast. The natural gas market essentially constitutes an auction, where the highest bidder wins the supply. When markets are “strong” (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. Demand for natural gas by consumers, as well as agricultural, manufacturing and transportation industries, determines overall demand for natural gas. Since the precursors of product demand are linked to economic activity, natural gas demand will tend to reflect economic conditions. However, other factors such as weather significantly influence natural gas demand.

As illustrated by the following graph, there is a correlation among the price movements of crude oil futures contracts, natural gas futures contracts, and heating oil futures contracts. However, the degree of correlation varies both among the different commodities and also varies over time. As such the use of an energy related commodity to hedge a different energy commodity can only produce, at best, an imperfect hedge.

The chart below compares the daily settlement price of the front month light, sweet crude oil contract traded on the New York Mercantile Exchange versus the average daily settlement price of the front 12 months light, sweet crude oil contracts traded on the New York Mercantile Exchange, over the past five calendar years. Although the price movements do show strong correlation, they are not perfectly correlated. In addition, the graph shows periods of time in which the front month contract’s price is above that of the average of the front 12 months, as well as times during which the front month futures contract’s price is below that of the average price of the front 12 month futures contracts. Commodity market conditions during which the price of the front month futures contract is higher than later contracts are generally referred to as a “backwardation” market. Commodity market conditions during which the price of the front month futures contract is lower than later contracts are generally referred to as a “contango” market.

The following chart compares the theoretical results from investing $100 into the front month light, sweet crude oil contract traded on the New York Mercantile Exchange and “rolling” it forward each month. It compares those results to the theoretical results from investing $100 into the average of the front 12 month light, sweet futures contracts traded on the New York Mercantile Exchange and rolling those contracts forward each month. This example ignores the cost of commissions, taxes, or interest earned on collateral and cash (in addition, an investor may not actually invest only $100 into either set of contracts). These theoretical examples presume that for the front month only example that the front month contract is sold at expiration and replaced with the second month contract. The example also assumes that for the front 12 month contracts that the front month contract is sold at expiration, the other 11 contracts are kept, and the contract that was the 13th contract and which is now the new 12 month contract is adding to the holdings, so that there are still 12 months in the ongoing theoretical calculation.

Absent the impact of other factors, the total return of owning the front month contract and rolling it forward each month during a backwardated market will generally produce a higher total return than owning the front 12 months and rolling it foward. This is because, absent any other factors, the futures contracts are tending to rise in price as they approach expiration. Conversely, absent the impact of other factors, the total return of owning the front month contract and rolling it forward each month during a contango market will generally produce a lower total return than owning the front 12 months and rolling it forward. This is because, absent any other factors, the futures contracts are tending to fall in price as they approach expiration.

Daily Movement in Percentage terms of US12OF’s NAV versus Benchmark Contracts
(since inception 12/5/07 to 12/31/07)

Why Does US12OF Purchase and Sell Futures Contracts?

US12OF’s investment objective is to have the changes in percentage terms of the units’ NAV to reflect the changes in percentage terms of the Benchmark Futures Contracts, less US12OF’s expenses. US12OF invests primarily in Futures Contracts. US12OF seeks to have its aggregate NAV approximate at all times the aggregate face amount of the Futures Contracts and Other Crude Oil-Related Investments it holds.

Other than investing in Futures Contracts and Other Crude Oil-Related Investments, US12OF may also invest in assets to support these investments in Crude Oil Interests. At any given time, most of US12OF’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting US12OF’s positions in Futures Contracts and Other Crude Oil-Related Investments. For example, the purchase of a Futures Contract with a stated value of $10 million would not require US12OF to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% to 10% of the stated value of the Futures Contract, would be required. To secure its Futures Contract obligations, US12OF would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, US12OF expects that 5% to 10% of its assets will be held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries and cash it posts with the futures commission merchant for the Futures Contracts it owns, US12OF holds through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as margin or as collateral to support its over-the-counter contracts. US12OF earns interest income from the Treasuries and/or cash equivalents that it purchases, and on the cash it holds through the Custodian. It anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. US12OF plans to reinvest the earned interest income, hold it in cash, or use it to pay its expenses. If US12OF reinvests the earned interest income, it will make investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of US12OF?

Liquidity

US12OF invests only in Futures Contracts and Other Crude Oil-Related Investments that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests. This can include both standard sized futures contracts as well as smaller sized mini contracts.

Spot Commodities

While crude oil futures contracts traded on the New York Mercantile Exchange can be physically settled, US12OF does not intend to take or make physical delivery. However, US12OF may from time to time trade in Other Crude Oil-Related Investments, including contracts based on the spot price of crude oil.

Leverage

While US12OF expects its ratio of margin to total assets to generally range from 5% to 10%, the General Partner endeavors to have the value of US12OF’s Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or collateral, at all times approximate the aggregate face value of US12OF’s obligations under its Futures Contracts and Other Crude Oil-Related Investments.

Borrowings

Borrowings are not used by US12OF, unless US12OF is required to borrow money in the event of physical delivery, US12OF trades in cash commodities, or for short-term needs created by unexpected redemptions. US12OF expects to have the value of its Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or collateral, at all times approximate the aggregate face value of its obligations under US12OF’s Futures Contracts and Other Crude Oil-Related Investments. US12OF does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Futures Contracts, there are also a number of listed options on the Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgors another set of financial vehicles to use in managing exposure to the crude oil market. Consequently, US12OF may purchase options on crude oil futures contracts on these exchanges in pursuing its investment objective.

In addition to the Futures Contracts and options on the Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to crude oil. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties. Unlike most of the exchange-traded Futures Contracts or exchange-traded options on the Futures Contracts, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some crude oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other crude oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of crude oil- or petroleum-based fuels that have terms similar to the Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the crude oil spot price, forward crude oil price, the Benchmark Futures Contract price, or other crude oil futures contract price. For example, US12OF may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the crude oil spot price, the Benchmark Futures Contract price, or some other futures contract price traded on New York Mercantile Exchange or ICE Futures and the price of other Futures Contracts that may be invested in by US12OF.

To protect itself from the credit risk that arises in connection with such contracts, US12OF may enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. US12OF also may require that the counterparty be highly rated and/or provide collateral or other credit support to address US12OF’s exposure to the counterparty.

The creditworthiness of each potential counterparty is assessed by the General Partner. The General Partner assesses or reviews, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner’s Board of Directors. Furthermore, the General Partner on behalf of US12OF only enters into over-the-counter contracts with (a) members of the Federal Reserve System or foreign banks with branches regulated by the Federal Reserve Board; (b) primary dealers in U.S. government securities; (c) broker-dealers; (d) commodities futures merchants; or (e) affiliates of the foregoing. Existing counterparties are also reviewed periodically by the General Partner.

US12OF anticipates that the use of Other Crude Oil-Related Investments together with its investments in Futures Contracts will produce price and total return results that closely track the investment goals of US12OF.

US12OF may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Futures Contract. US12OF would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of US12OF to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. US12OF would use such a spread if the General Partner felt that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of

US12OF, or if the General Partner felt it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices. US12OF would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. US12OF would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of US12OF or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices.

Pyramiding

US12OF does not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the Custodian for US12OF. In this capacity, Brown Brothers Harriman & Co. holds US12OF’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. In addition, Brown Brothers Harriman & Co. performs certain administrative and accounting services for US12OF and prepares certain SEC and CFTC reports on behalf of US12OF. The General Partner pays Brown Brothers Harriman & Co.’s fees.

US12OF also employs ALPS Distributors, Inc. as the Marketing Agent, which is further discussed under “What is the Plan of Distribution?” The General Partner pays the Marketing Agent’s fees.

US12OF and the futures commission merchant, UBS Securities LLC (“UBS Securities”) have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to US12OF in connection with the purchase and sale of Crude Oil Interests that may be purchased or sold by or through UBS Securities for US12OF’s account. US12OF pays the futures commission merchant fees.

UBS Securities is registered in the U.S. with FINRA as a broker-dealer and with the CFTC as a futures commission merchant. UBS Securities is a member of various U.S. futures and securities exchanges.

UBS Securities is not affiliated with us or our General Partner. Therefore, we do not believe that we have any conflicts of interest with them or their trading principals arising from their acting as our futures commission merchant.

UBS Securities was involved in the 2003 Global Research Analyst Settlement. This settlement was part of the global settlement that UBS Securities and nine other firms reached with the SEC, FINRA, New York Stock Exchange and various state regulators. As part of the settlement, UBS Securities has agreed to pay $80,000,000 divided among retrospective relief, for procurement of independent research and for investor education. UBS Securities has also undertaken to adopt enhanced policies and procedures reasonably designed to address potential conflicts of interest arising from research practices.

Further, UBS Securities, like most large, full service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, New York Stock Exchange and various other regulatory organizations and government agencies. UBS Securities fully cooperates with the authorities in all such requests. UBS Securities regularly reports to the SEC on Form B-D investigations that result in orders. These reports are publicly available.

UBS Securities acts only as clearing broker for US12OF and as such is paid commissions for executing and clearing trades on behalf of US12OF. UBS Securities has not passed upon the adequacy or accuracy of this Prospectus. UBS Securities neither acts in any supervisory capacity with respect to the General Partner nor participates in the management of the General Partner or US12OF.

Currently, the General Partner does not employ commodity trading advisors. If, in the future, the General Partner does employ commodity trading advisors, it will choose each advisor based on arms-length negotiations and will consider the advisor’s experience, fees, and reputation.

Service Provider	Compensation Paid by the General Partner
Brown Brothers Harriman & Co., Custodian and Administrator	Minimum amount of $125,000 annually* for its custody, fund accounting and fund administration services rendered to all funds, as well as a $25,000 annual fee for its transfer agency services. In addition, an asset charge of (a) 0.06% for the first $500 million of US12OF and the Related Public Funds’ combined assets, (b) 0.0465% for US12OF and the Related Public Funds’ combined assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12OF and the Related Public Funds’ combined net assets exceed $1 billion.**
ALPS Distributors, Inc., Marketing Agent	0.06% on assets up to $3 billion; 0.04% on assets in excess of $3 billion.**

*	The annual minimum amount will not apply if the asset charge for all accounts in the aggregate exceeds $125,000. The General Partner also pays transaction charge fees to Brown Brothers, ranging from $7.00 to $15.00 per transaction for the funds.
**	The General Partner pays this compensation.

Service Provider	Compensation Paid by US12OF
Non-Affiliated Brokers	Approximately 0.016% of assets (including futures commission merchant fees of approximately $4.00 per buy or sell)**

**	US12OF pays this compensation.

New York Mercantile Exchange Licensing Fee

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

Assets of US12OF are aggregated with those of the Related Public Funds. US12OF pays its pro rata share of this fee.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all holders of the units in the registry (“Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book-Entry. Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC will be made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of US12OF’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Each purchaser of units offered by this Prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through US12OF. Further, the General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of US12OF’s limited partners if that investor’s ownership would subject US12OF to the risk of cancellation or forfeiture of any of US12OF’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of US12OF’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and US12OF will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. US12OF may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•	be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;
•	automatically request admission as a substituted limited partner;
•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;
•	represent that such transferee has the capacity and authority to enter into our LP Agreement;
•	grant powers of attorney to our General Partner and any liquidator of us; and
•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the record holder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of US12OF in secondary market transactions through brokers. Units trade on the American Stock Exchange under the ticker symbol “USL.” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of US12OF’s units is a best efforts offering. US12OF will continuously offer Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Merrill Lynch Professional Clearing Corp. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at a per unit price of $50 on December 6, 2007. Authorized Purchasers pay a $1,000 fee for each order to create one or more Creation Baskets. The Marketing Agent receives, for its services as marketing agent to US12OF, a marketing fee of 0.06% on assets up to the first $3 billion, and 0.04% on assets in excess of $3 billion, provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2810 of FINRA. Accordingly, the initial Authorized Purchaser will not make any sales to any account over which it has discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of US12OF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, the Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, US12OF. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A current list of US12OF’s Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of US12OF, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, including the initial Authorized Purchaser, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. For example, the initial Authorized Purchaser will be a statutory underwriter with respect to its initial purchase of Creation Baskets. Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from US12OF, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from US12OF for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

US12OF’s NAV is calculated by:

•	Taking the current market value of its total assets
•	Subtracting any liabilities

The Administrator calculates the NAV of US12OF once each trading day. The NAV for a particular trading day is released after 4:15 p.m. New York time. It calculates NAV as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. Trading on the American Stock Exchange typically closes at 4:15 p.m. New York time. US12OF uses the New York Mercantile Exchange closing price (determined at the earlier of the close of that Exchange or 2:30 p.m. New York time) for the contracts held on the New York Mercantile Exchange, but calculates or determines the value of all other US12OF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time.

In addition, in order to provide updated information relating to US12OF for use by investors and market professionals, the American Stock Exchange calculates and disseminates throughout the trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of US12OF as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active Futures Contract on the New York Mercantile Exchange. The prices reported for the active Futures Contract month are adjusted based on the prior day’s spread differential between settlement values for that contract and the spot month contract. In the event that the spot month contract is also the active contract, the last sale price for the active contract is not adjusted. The indicative fund value unit basis disseminated during American Stock Exchange trading hours should not be viewed as an actual real time update of the NAV, because NAV is calculated only once at the end of each trading day.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular American Stock Exchange trading hours of 9:30 a.m. New York time to 4:15 p.m. New York time. The normal trading hours of the New York Mercantile Exchange are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which US12OF’s units are traded on the American Stock Exchange, but real-time New York Mercantile Exchange trading prices for futures contracts traded on such Exchange is not available. As a result, during those gaps there is no update to the indicative fund value.

The American Stock Exchange disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the American Stock Exchange’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of US12OF units on the American Stock Exchange. Investors and market professionals will be able throughout the trading day to compare the market price of US12OF and the indicative fund value. If the market price of US12OF units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if US12OF appears to be trading at a discount compared to the indicative fund value, a market professional could buy US12OF units on the American Stock Exchange and sell short futures contracts. Such arbitrage trades can tighten the tracking between the market price of US12OF and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Futures Contracts, Other Crude Oil-Related Investments and Treasuries held by US12OF are valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down according to changes in the Benchmark Futures Contracts for crude oil traded on the New York Mercantile Exchange.

Creation and Redemption of Units

US12OF creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets is only made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined as of 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by US12OF, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers pay a transaction fee of $1,000 to US12OF for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units.

Certain Authorized Purchasers are expected to have the facility to participate directly in the physical crude oil market and the crude oil futures market. In some cases, an Authorized Purchaser or its affiliates may from time to time acquire crude oil or sell crude oil and may profit in these instances. The General Partner believes that the size and operation of the crude oil market make it unlikely that an Authorized Purchaser’s direct activities in the crude oil or securities markets will impact the price of crude oil, Futures Contracts, or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or is exempt from being or otherwise not required to be licensed as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this Prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange, or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Exchange, whichever is earlier; except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries with US12OF, or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

The manner by which creations are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a Purchase Order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian, and (2) enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with US12OF for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the Purchase Order Date. If an Authorized Purchaser fails to consummate (1) and (2), the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of Units.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is an amount of Treasuries and/or cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in its sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent publishes such requirements at the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to US12OF’s account with the Custodian the required amount of Treasuries and cash by 3:00 p.m. New York time on the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator will direct DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of US12OF shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time (except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser), but the total payment required to create a basket during the continuous offering period will not be determined until 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. US12OF’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent may reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to US12OF at that time will not enable it to meet its investment objective;
•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;
•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to US12OF or its unitholders;
•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or
•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Stock Exchange, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to US12OF not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to US12OF’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

The manner by which redemptions are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a Redemption Order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to US12OF’s account with the Custodian not later than 3:00 PM New York time on the third Business Day following the effective date of the Redemption Order (“Redemption Distribution Date”), and (2) enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with US12OF for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date. If an Authorized Purchaser fails to consummate (1) and (2) above, the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of Units. Prior to the delivery of the redemption distribution for a Redemption Order, the Authorized Purchaser must also have wired to US12OF’s account at the Custodian the non-refundable transaction fee due for the Redemption Order.

Determination of Redemption Distribution

The redemption distribution from US12OF consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent publishes such requirements as of 4:00 p.m. New York time on the redemption order date.

Delivery of Redemption Distribution

The redemption distribution due from US12OF will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, US12OF’s DTC account has been credited with the baskets to be redeemed. If US12OF’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if US12OF receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to US12OF’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled and the Authorized Purchaser will indemnify US12OF for any losses, if any, due to such cancellation including but not limited to the difference in the price of investments sold as a result of the redemption order and investments made to reflect that such order has been cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to US12OF’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the American Stock Exchange or the New York Mercantile Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange or the New York Mercantile Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., one basket) or less, unless the General Partner has reason to believe that the placer of the redemption order does in fact possess all the outstanding units and can deliver them.

Creation and Redemption Transaction Fee

To compensate US12OF for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to US12OF of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and US12OF if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, US12OF will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contract market and the market for Other Crude Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units. Units are expected to trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Futures Contracts market and the market for Other Crude Oil-Related Investments. While the units trade on the American Stock Exchange until 4:15 p.m. New York time, liquidity in the market for Futures Contracts and Other Crude Oil-Related Investments may be reduced after the close of the New York Mercantile Exchange at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner invests substantially all of US12OF’s assets in Futures Contracts and other Crude Oil-Related Investments, Treasuries, cash and/or cash equivalents. The General Partner has sole authority to determine the percentage of assets that will be:

•	held on deposit with the futures commission merchant or other custodian,
•	used for other investments, and
•	held in bank accounts to pay current obligations and as reserves.

The General Partner deposits most of US12OF’s net assets with the Custodian or other custodian. When US12OF purchases a Futures Contract and certain exchange traded Other Crude Oil-Related Investments, US12OF is also required to deposit with the futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under Crude Oil Interests at maturity. This deposit is known as “margin.” US12OF invests the remainder of its assets equal to the difference between the margin deposited and the face value of the Futures Contract in Treasuries, cash and/or cash equivalents.

The General Partner expects that all entities that hold or trade US12OF’s assets are based in the United States and will be subject to United States regulations.

Approximately 5% to 10% of US12OF’s assets are normally committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner invests the balance of US12OF’s assets not invested in Crude Oil Interests or held in margin as reserves to be available for changes in margin. All interest income is used for US12OF’s benefit.

The futures commission merchant, a government agency or a commodity exchange could increase margins applicable to US12OF to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

US12OF’s assets are held in segregation pursuant to the Commodity Exchange Act and CFTC regulations.

The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as a Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved.

Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.”

Nonetheless, absent a clearing facility, US12OF’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Block Trading

Block Trading refers to privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Exchange for Physical

An Exchange For Physical (“EFP”) is a technique (originated in physical commodity markets) whereby a position in the underlying subject of a derivatives contract is traded for a futures position. In financial futures markets, the EFP bypasses any cash settlement mechanism that is built into the contract and substitutes physical settlement. EFPs are used primarily to adjust underlying cash market positions at a low trading cost. An EFP by itself will not change either party’s net risk position materially, but EFPs are often used to set up a subsequent trade which will modify the investor’s market risk exposure at low cost.

Exchange for Swap

An Exchange For Swap (“EFS”) is an off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFS can include swaps, swap options, or other instruments traded in the OTC market.

In order that an EFS transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and/or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFSs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Participants

The two broad classes of persons who trade commodities are hedgors and speculators. Hedgors include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedgor contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedgor may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell it under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedgor to shift the risk of price fluctuations. The usual objective of the hedgor is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedgor, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedgor seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchange are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards and may, in the future, allocate a percentage of US12OF’s assets to trading in products on these exchanges. Provided US12OF maintains assets exceeding $5 million, US12OF would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, US12OF is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject US12OF to additional risks.

Accountability Levels and Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than a hedgor, which US12OF is not) may hold, own or control. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in crude oil Futures Contracts (including investments in the Benchmark Futures Contract) on the New York Mercantile Exchange is 20,000 contracts. The New York Mercantile Exchange also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which US12OF and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits, US12OF’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) limit the amount of fluctuation in some futures contract or options on futures contract prices during a single trading period by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or option on a futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

In contrast, the New York Mercantile Exchange does not impose daily limits but rather limits the amount of price fluctuation for Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for crude oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any crude oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or electronic trading facility. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of CPOs and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered CPO, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered CPOs. Pursuant to this authority, the CFTC requires CPOs to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a CPO (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a CPO would prevent it, until that registration were to be reinstated, from managing US12OF, and might result in the termination of US12OF. US12OF itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to US12OF.

The CEA requires all futures commission merchants, such as US12OF’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

US12OF’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, CPO, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, CPOs, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. US12OF itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of US12OF in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as US12OF or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes US12OF to a risk of default since failure of a bank with which US12OF had entered into a forward contract would likely result in a default and thus possibly substantial losses to US12OF.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as US12OF’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require US12OF to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to US12OF’s trading, US12OF (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of crude oil and of Futures Contracts and Other Crude Oil-Related Investments has had very little correlation to the stock and bond markets, the General Partner believes that the performance of US12OF should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that US12OF may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding US12OF’s units to an investor’s portfolio may provide diversification, US12OF is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that US12OF units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that US12OF’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect US12OF differently and that certain factors that affect equity and debt prices may not affect US12OF at all. US12OF’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that US12OF’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, US12OF does not borrow money in order to obtain leverage, so US12OF does not incur any interest expense. Rather, US12OF’s margin deposits are maintained in Treasuries and interest is earned on 100% of US12OF’s available assets, which include unrealized profits credited to US12OF’s accounts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto of US12OF included elsewhere in this registration statement.

Forward-Looking Information

This registration statement, including this“Management's Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements regarding the plans and objectives of management for future operations. This information may involve known and unknown risks, uncertainties and other factors that may cause US12OF's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe US12OF's future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project,” the negative of these words, other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and US12OF cannot assure investors that the projections included in these forward-looking statements will come to pass. US12OF's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. US12OF has based the forward-looking statements included in this registration statement on information available to it on the date of this registration statement, and US12OF assumes no obligation to update any such forward-looking statements. Although US12OF undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, investors are advised to consult any additional disclosures that US12OF may make directly to them or through reports that US12OF in the future files with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Introduction

US12OF, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the AMEX. The net assets of US12OF consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). This includes contracts that are of the standard industry size as measured in physical amounts of crude oil, as well as similar contracts that are financially settled but are based on a percentage of the standard size contracts. US12OF may also invest in other crude oil-related investments such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Crude Oil-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Crude Oil-Related Investments collectively are referred to as “Crude Oil Interests” in this registration statement.

US12OF invests in Crude Oil Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Crude Oil-Related Investments. The primary focus of the General Partner is the investment in Futures Contracts and the management of its investments in Treasuries, cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12OF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the Benchmark Futures Contracts, consisting of the near month contract to expire and the contracts for the following 11 months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month will be equally weighted.

The General Partner is registered as a CPO with the CFTC and is authorized by the LP Agreement to manage US12OF. The General Partner is authorized by US12OF in its sole judgment to employ, establish the terms of employment for and terminate commodity trading advisors or futures commission merchants.

In December of 2007, US12OF initially registered 11,000,000 units on Form S-1 with the SEC. On December 6, 2007, US12OF listed its units on the AMEX under the ticker symbol “USL”. On that day, US12OF established its initial net asset value by setting a price per unit at $50.00 and issued 300,000 units to the initial Authorized Purchaser, Merrill Lynch Professional Clearing Corp., in exchange for $15,000,000 in cash. To date, US12OF has registered a total of 11,000,000 units. US12OF also purchased Futures Contracts traded on the NYMEX based on light, sweet crude oil in connection with theunits sold to the initial Authorized Purchaser.

Valuation of Futures Contracts and the Computation of the NAV

The NAV of US12OF units is calculated once each trading day as of the earlier of the close of the NYSE or 4:00 p.m. New York time. The NAV for a particular trading day is released after 4:15 p.m. New York time. Trading on the AMEX typically closes at 4:15 p.m. New York time. US12OF uses the NYMEX closing price (determined at the earlier of the close of that exchange or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other US12OF investments, including ICE Futures or other futures contracts, as of the earlier of the close of the NYSE or 4:00 p.m. New York time.

Management’s Discussion of Results of Operation and the Crude Oil Market

Results of Operations.  On December 6, 2007, US12OF listed its units on the AMEX under the ticker symbol “USL.” On that day US12OF established its initial offering price at $50.00 per unit and issued 300,000 units to the initial Authorized Purchaser, Merrill Lynch Professional Clearing Corp., in exchange for $15,000,000 in cash. As of December 31, 2007, US12OF had issued 400,000 units, 400,000 of which were outstanding.

As of December 31, 2007, the total unrealized gain on crude oil Futures Contracts owned or held on that day was $1,525,370 and US12OF established cash deposits that were equal to $20,173,384. The majority of those cash assets were held in overnight deposits at US12OF’s Custodian, while less than 10% of the cash balance was held as margin deposits with the futures commission merchant for the Futures Contracts purchased. The ending per unit NAV on December 31, 2007 was $54.23.

Portfolio Expenses.  US12OF’s expenses consist of investment management fees, brokerage fees and commissions, certain offering costs, licensing fees and the fees and expenses of the independent directors of the General Partner. US12OF pays the General Partner a management fee of 0.60% of NAV on all of its net assets.

US12OF pays for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, ongoing registration or other fees paid to the SEC, FINRA and any other regulatory agency in connection with offers and sales of its units subsequent to the initial offering and all legal, accounting, printing and other expenses associated therewith. For the period ended December 31, 2007, US12OF incurred $0 in ongoing registration fees and other offering expenses. US12OF is responsible for paying the fees and expenses, including directors' and officers' liability insurance, of the independent directors of the General Partner who are also audit committee members. US12OF shares these fees with USOF and USNG based on the relative assets of each fund computed on a daily basis. These fees for calendar year 2007 amounted to a total of $286,000 for all three funds.

US12OF also incurs commissions to brokers for the purchase and sale of Futures Contracts, Other Crude Oil Related Investments or Treasuries. During 2007, total commissions paid amounted to $892. Prior to the initial offering of its units, US12OF had estimated that its annual level of such commissions was expected to be 0.13% of total net assets. As an annualized percentage of total net assets, the figure for 2007 represents approximately 0.06% of total net assets. However, there can be no assurance that commission costs and portfolio turnover will not cause commission expenses to rise infuture quarters.

Interest Income. Unlike some alternative investment funds, US12OF does not borrow money in order to obtain leverage, so US12OF does not incur any interest expense. Rather, US12OF’s margin deposits are maintained in Treasuries and cash, and interest is earned on 100% of US12OF’s available assets, which include unrealized profits credited to US12OF’s accounts.

Tracking US12OF’s Benchmark.  US12OF seeks to manage its portfolio such that changes in its average daily NAV, on a percentage basis, closely track changes in the average of the daily prices of the Benchmark Futures Contracts, also on a percentage basis. Specifically, US12OF seeks to manage the portfolio such that over any rolling period of 30 valuation days, the average daily change in the NAV is within a range of 90% to 110% (0.9 to 1.1), of the average daily change of the Benchmark Futures Contracts. As an example, if the average daily movement of the average of the prices of the Benchmark Futures Contracts for a particular 30-day time period was 0.5% per day, US12OF management would attempt to manage the portfolio such that the average daily movement of the NAV during that same time period fell between 0.45% and 0.55% (i.e., between 0.9 and 1.1 of the benchmark’s results). US12OF’s portfolio management goals do not include trying to make the nominal price of US12OF’s NAV equal to the average of the nominal prices of the current Benchmark Futures Contracts or the spot price for crude oil. Management believes that it is not practical to manage the portfolio to achieve such an investment goal when investing in listed crude oil Futures Contracts.

Since US12OF commenced operations in December of 2007, it did not have 30 valuation days from its inception date to December 31, 2007. However, since inception, the simple average daily change in the Benchmark Futures Contract was 0.480%, while the simple average daily change in the NAV of US12OF over the same time period was 0.489%. The average daily difference was 0.009% (or 0.9 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contracts, the average error in daily tracking by the NAV was 2.65%, meaning that overthis time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Daily Movement in Percentage terms of US12OF’s NAV versus the Benchmark Contracts
(since inception 12/5/07 to 12/31/07)

Since the offering of US12OF units to the public on December 6, 2007 to December 31, 2007, the simple average daily change in the Benchmark Futures Contracts was 0.489%, while the simple average daily change in the NAV of US12OF over the same time period was 0.480%. The average daily difference was 0.009% (or 0.9 basis point, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contracts, the average error in daily tracking by the NAV was 2.65%, meaning that over this time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

There are currently three factors that have impacted, during the latest period, or are most likely to impact, US12OF’s ability to accurately track its Benchmark Futures Contracts.

First, US12OF may buy or sell its holdings in the then current Benchmark Futures Contracts at a price other than the closing settlement price of that contract on the day in which US12OF executes the trade. In that case, US12OF may get a price that is higher, or lower, than that of the Benchmark Futures Contracts, which, could cause the changes in the daily NAV of US12OF to either be too high or too low relative to the changes in the daily benchmark. In 2007, management attempted to minimize the effect of these transactions by seeking to execute its purchase or sales of the Benchmark Futures Contracts at, or as close as possible to, the end of the day settlement price. However, it may not always be possible for US12OF to obtain the closing settlement price and there is no assurance that failure to obtain the closing settlement price in the future will not adversely impact US12OF’s attempt to track its benchmark over time.

Second, US12OF earns interest on its cash, cash equivalents and Treasury holdings. US12OF is not required to distribute any portion of its income to its unitholders and did not make any distribution to unitholders in 2007. Interest payments, and any other income, were retained within the portfolio and added to US12OF’s NAV. When this income exceeds the level of US12OF’s expenses for its management fee, brokerage commissions and other expenses (including ongoing registration fees, licensing fees and the fees and expenses of the independent directors of the General Partner), US12OF will realize a net yield that will tend to cause daily changes in the NAV of US12OF to track slightly higher than daily changes in the average of the prices of the Benchmark Futures Contracts. During 2007, US12OF earned, on an annualized basis, approximately 3.41% on its cash holdings. It also incurred cash expenses on an annualized basis of 0.60% for management fees and approximately 0.06% in brokerage commission costs related to the purchase and sale of futures contracts, and 0.24% for other expenses. The foregoing fees and expenses resulted in a net yield on an annualized basis of approximately 2.51% and affected US12OF’s ability to track its benchmark. If short-term interest rates rise above the current levels, the level of deviation created by the yield would increase. Conversely, if short-term interest rates were to decline, the amount of error created by the yield would decrease. If short-term yields drop to a level lower than the combined expenses of the management fee and the brokerage commissions, then the tracking error would become a negative number and would tend to cause the daily returns of the NAV to underperform the daily returns of the Benchmark Futures Contracts.

Third, US12OF may hold Other Crude Oil Related Investments in its portfolio that may fail to closely track the Benchmark Futures Contracts' total return movements. In that case, the error in tracking the benchmark could result in daily changes in the NAV of US12OF that are either too high, or too low, relative to the daily changes in the benchmark. During the period from December 6, 2007 to December 31, 2007, US12OF did not hold any Other Crude Oil Related Investments. However, there can be no assurance that in future quarters US12OF will not make use of such Other Crude Oil Related Investments.

During the period from December 6, 2007 to December 31, 2007, the average prices of front 12 month contracts rose from near the $88.35 level to approximately the $93.28 level. The prices of front month contracts were also higher than the price of second or third month contracts for most of this time period.

Term Structure of Crude Oil Futures Prices and the Impact on Total Returns.  Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result from investing in near month crude oil Futures Contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the later month contracts. For example, if the price of the near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of crude oil for immediate delivery (the “spot” price), was $50 per barrel, and the value of a position in the near month futures contract was also $50. Over time, the price of the barrel of crude oil will fluctuate based on a number of market factors, including demand for oil relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their holding in a near month contract position and not take delivery of the oil, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of oil in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on Treasuries, cash and/or cash equivalents), the value of the next month contract would rise as it approaches expiration and becomes the new near month contract. In this example, the value of the $50 investment would tend to rise faster than the spot price of crude oil, or fall slower. As a result, it would be possible in this hypothetical example for the price of spot crude oil to have risen to $60 after some period of time, while the value of the investment in the futures contract would have risen to $65, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen to $40 while the value of an investment in the futures contract could have fallen to only $45. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on cash), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract. In this example, it would mean that the value of the $50 investment would tend to rise slower than the spot price of crude oil, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of crude oil to have risen to $60 after some period of time, while the value of the investment in the futures contract will have risen to only $55, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen to $45 while the value of an investment in the futures contract could have fallen to $40. Over time, if contango remained constant, the difference would continue to increase.

Historically, the oil futures markets have experienced periods of contango and backwardation, with backwardation being in place more often than contango. During the past two years, including 2006 and the first half of 2007, these markets have experienced contango. However, starting early in the third quarter of 2007, the crude oil futures market moved into backwardation and remained in that condition for the rest of the year. The chart below compares the price of the front month contract to the average price of the first 12 months over the last 10 years (1998-2007). When the price of the front monthcontract is higher than the average price of the front 12 month contracts, the market would be described as being in backwardation. When the price of the front month contract is lower than the average price of the front 12 month contracts, the market would be described as being in contango. Although the prices of the front month contract and the average price of the front 12 month contracts do tend to move up or down together, it can be seen that at times the front month prices are clearly higher than the average price of the 12 month contracts (backwardation), and other times they are below theaverage price of the front 12 month contracts (contango).

An alternative way to view the same data is to subtract the dollar price of the front month contract from the average dollar price of the front 12 month contracts. If the resulting number is a positive number, then the front month price is higher than the average price of the front 12 months and the market could be described as being in backwardation. If the resulting number is a negative number, than the front month price is lower than the average price of the front 12 months and the market could be described as being in contango. The chart below shows the results from subtracting the front monthprice from the average price of the front 12 month contracts for the 10 year period between 1998 and 2007.

A hypothetical investment in a portfolio that involved owning only the front month contract would produce a different result than a hypothetical investment in a portfolio that owned an equal number of each of the front 12 month’s worth of contracts. Generally speaking, when the crude oil futures market is in backwardation, the front month only portfolio would tend to have a higher total return than the 12 month portfolio. Conversely, if the crude oil futures market was in contango, the portfolio containing 12 months worth of contracts would tend to outperform the front month only portfolio. The chart below shows the hypothetical results of owning a portfolio consisting of the front month contract versus a portfolio containing the front 12 month’s worth of contracts. In this example, each month the front month only portfolio would sell the front month contract at expiration and buy the next month out contract. The portfolio holding an equal number of the front 12 month’s worth of contracts would sell the front month contract at expiration and replace it with the contract that becomes the new twelfth month contract.

As seen in the chart, there have been periods of both positive and negative annual total returns for both hypothetical portfolios over the last 10 years. In addition, there have been periods during which the front month only approach had higher returns, and periods where the 12 month approach had higher total returns.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation, and less by the negative effect of contango, compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

Periods of backwardation and contango do not meaningfully impact US12OF’s investment objective of having percentage changes in its per unit NAV track percentage changes in the price of the Benchmark Futures Contracts since the impact of backwardation and contango tended to equally impact the percentage changes in price of both US12OF’s units and the Benchmark Futures Contracts. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods.

Crude Oil Market.  During the year ended December 31, 2007, crude oil prices were impacted by several factors. On the consumption side, demand remained strong as continued global economic growth, especially in emerging economies such as China and India, remained brisk. Additionally, a falling U.S. dollar, the currency in which crude oil is traded globally, continued to be weak, effectively making crude oil cheaper for most

non-U.S. dollar economies. On the supply side, production remained steady despite concerns about violence impacting production in Iraq and Nigeria. At the same time, a concern remains about the ability of major oil producing countries to continue to raise their production to accommodate increasing demand. Additionally, a concern about the strength of the U.S. economy, and the risk of recession which might lead to the U.S. decreasing its oil consumption in 2008, began to be a factor in the crude oil markets very late in 2007.

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. US12OF's application of these policies involves judgments and actual results may differ from the estimates used.

The General Partner has evaluated the nature and types of estimates that it makes in preparing US12OF's condensed financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or internationally recognized futures exchange (such as forward contracts and over-the-counter contracts) involves a critical accounting policy. To the extent US12OF makes such investments, the values used by US12OF for its forward contracts will be provided by its commodity broker who values over-the-counter contracts based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date and valued on a daily basis. In addition, US12OF estimates interest income on a daily basis using prevailing interest rates earned on its cash and cash equivalents. These estimates are adjusted to the actual amount received on a monthly basis and the difference, if any, is not considered material.

Liquidity and Capital Resources

US12OF has not made, and does not anticipate making, use of borrowings or other lines of credit to meet its obligations. US12OF has met, and it is anticipated that US12OF will continue to meet, its liquidity needs in the normal course of business from the proceeds of the sale of its investments, or from the Treasuries, cash and/or cash equivalents that it intends to hold at all times. US12OF’s liquidity needs include: redeeming units, providing margin deposits for its existing oil futures contracts or the purchase of additional crude oil Futures Contracts and posting collateral for its over-the-counter contracts and payment of its expenses, summarized below under “Contractual Obligations.”

US12OF currently generates cash primarily from (i) the sale of Creation Baskets and (ii) interest earned on Treasuries, cash and/or cash equivalents. US12OF has allocated substantially all of its nets assets to trading in crude oil interests. A significant portion of the NAV was held in cash, cash equivalents and its investments in Treasuries that were used as margin for US12OF's trading in Crude Oil Interests. The percentage that Treasuries will bear to the total net assets vary from period to period as the market values of the crude oil interests change. The balance of the net assets is held in US12OF's Futures Contracts and Other Crude Oil Related Investments trading account. Interest earned on US12OF's interest bearing-funds is paid to US12OF.

US12OF's investment in crude oil interests may be subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, most commodity exchanges limit the fluctuations in Futures Contracts prices during a single day by regulations referred to as “daily limits.” During a single day, no trades may be executed at prices beyond the daily limit. Once the price of an Futures Contract has increased or decreased by an amount equal to the daily limit, positions in the contracts can neither be taken or liquidated unless the traders are willing to effect trades at orwithin the specified daily limit. Such market conditions could prevent US12OF from promptly liquidating its positions in Futures Contracts. During the period from December 6, 2007 to December 31, 2007, US12OF was not forced to purchase or liquidate any of its positions while daily limits were in effect; however, US12OF cannot predict whether such an event may occur in the future.

To date, all of US12OF's expenses, including its organizational and offering expenses relating to the initial offering of its units, have been paid by the General Partner. Fees and expenses associated with the registration of units with the SEC subsequent to the initial offering have been borne by US12OF. In addition, fees and expenses (including directors' and officers' liability insurance) of the independent directors of the General Partner, the management fee paid to the General Partner, brokerage fees and licensing fees will be paid directly by US12OF. If the General Partner and US12OF are unsuccessful in raising sufficient funds to cover US12OF's expenses or in locating any other source of funding, US12OF will terminate and investors may lose all or part of their investment.

Market Risk

Trading in Futures Contracts and Other Crude Oil Related Investments, such as forwards, involves US12OF entering into contractual commitments to purchase or sell oil at a specified date in the future. The gross or face amount of the contracts will significantly exceed US12OF's future cash requirements since US12OF intends to close out its open positions prior to settlement. As a result, US12OF is generally only subject to the risk of loss arising from the change in value of the contracts. US12OF considers the“fair value'' of its derivative instruments to be the unrealized gain or loss on the contracts. The market risk associated with US12OF's commitments to purchase oil is limited to the gross face amount of the contacts held. However, should US12OF enter into a contractual commitment to sell oil, it would be required to make delivery of the oil at the contract price, repurchase the contract at prevailing prices or settle in cash. Since there are no limits on the future price of oil, the market risk to US12OF could be unlimited.

US12OF's exposure to market risk depends on a number of factors, including the markets for oil, the volatility of interest rates and foreign exchange rates, the liquidity of the Futures Contracts and Other Crude Oil Related Investments markets and the relationships among the contracts held by US12OF. The limited experience that US12OF has in utilizing its model to trade in crude oil interests in a manner intended to track the spot price of crude oil, as well as drastic market occurrences, could ultimately lead to the loss of all or substantially all of an investor’s capital.

Credit Risk

When US12OF enters into Futures Contracts and Other Crude Oil Related Investments, it is exposed to the credit risk that the counterparty will not be able to meet its obligations. The counterparty for the Futures Contracts traded on the NYMEX and on most other foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their members who may be required to share in the financial burden resulting from the nonperformance of one of their members, and therefore, this additional member support should significantly reduce credit risk. Some foreign exchanges are not backed by their clearinghouse members but may be backed by a consortium of banks or other financial institutions. There can be no assurance that any counterparty, clearinghouse, or their members or their financial backers will satisfy their obligations to US12OF in such circumstances.

The General Partner attempts to manage the credit risk of US12OF by following various trading limitations and policies. In particular, US12OF posts margin and/or holds liquid assets that are approximately equal to the face amount of its obligations to counterparties under the Futures Contracts and Other Crude Oil Related Investments it holds. The General Partner has implemented procedures that include, but are not limited to, executing and clearing trades only with creditworthy parties and/or requiring the posting of collateral or margin by such parties for the benefit of US12OF to limit its credit exposure.

UBS Securities LLC, US12OF's commodity broker, or any other broker that may be retained by US12OF in the future, when acting as US12OF's futures commission merchant in accepting orders to purchase or sell Futures Contracts on United States exchanges, is required by CFTC regulations to separately account for and segregate as belonging to US12OF, all assets of US12OF relating to domestic Futures Contracts trading. A futures commission merchant is not allowed to commingle US12OF's assets with its other assets. In addition, the CFTC requires commodity brokers to hold in asecure account the US12OF assets related to foreign Futures Contracts trading.

Off Balance Sheet Financing

As of March 31, 2008, US12OF has no loan guarantee, credit support or other off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions relating to certain risks that service providers undertake in performing services which are in the best interests of US12OF. While US12OF's exposure under these indemnification provisions cannot be estimated, they are not expected to have a material impact on US12OF's financial position.

Redemption Basket Obligation

In order to meet its investment objective and pay its contractual obligations described below, US12OF requires liquidity to redeem units, which redemptions must be in blocks of 100,000 units called Redemption Baskets. US12OF has to date satisfied this obligation by paying from the cash or cash equivalents it holds or through the sale of its Treasuries in an amount proportionate to the number of units being redeemed.

Contractual Obligations

US12OF's primary contractual obligations are with the General Partner. In return for its services, the General Partner is entitled to a management fee calculated as a fixed percentage of US12OF's NAV, currently 0.60% of NAV for its average net assets.

The General Partner agreed to pay the start-up costs associated with the formation of US12OF, primarily its legal, accounting and other costs in connection with its contracts with service providers and its registration with the SEC and other regulatory filings in connection with the initial public offering of the units, and the registration fees paid to the SEC, FINRA and the AMEX in connection with such offering. The General Partner agreed to pay the fees of the custodian and transfer agent, BBH&Co., as well as BBH&Co.’s fees for performing administrative services, including in connection with US12OF’s preparation of its financial statements and its SEC and CFTC reports.

In addition to the General Partner’s management fee, US12OF pays its brokerage fees (including fees to the futures commission merchant), over-the-counter dealer spreads, any licensing fees for the use of intellectual property, registration and, subsequent to the initial offering, the fees paid to the SEC, FINRA, or other regulatory agencies in connection with the offer and sale of the units, tax accounting and reporting fees, as well as the legal, printing, accounting, and other expenses associated therewith, and extraordinary expenses. The latter are expenses not in the ordinary course of US12OF's business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and under the LP Agreement, the bringing or defending of actions in law or in equity or otherwise conducting litigation and incurring legal expenses and the settlement of claims and litigation. Commission payments to the futures commission merchant are on a contract-by-contract, or round turn, basis. In addition, US12OF pays a portion of the fees and expenses of the independent directors of the General Partner. See Note 3 to the Notes to Statement of Financial Condition.

The parties cannot anticipate the amount of payments that will be required under these arrangements for future periods as US12OF’s net asset values and trading levels to meet its investment objectives will not be known until a future date. These agreements are effective for a specific term agreed upon by the parties with an option to renew, or, in some cases, are in effect for the duration of US12OF’s existence. Either party may terminate these agreements earlier for certain reasons listed in the agreements.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•	Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.
•	The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.
•	The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.
•	In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;
•	the General Partner transfers all of its rights as General Partner;
•	the General Partner is removed;
•	the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;
•	a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or
•	a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed if such removal is approved by at least 66 2/3 % of the units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for US12OF’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of US12OF’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to US12OF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12OF may not make a distribution to limited partners if the distribution causes US12OF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12OF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Fees of US12OF

Management Fees

US12OF is contractually obligated to pay the General Partner a management fee based on 0.60% per annum on average net assets. Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities.

Brokerage Fees

Brokerage fees	0.011%

Fees are calculated on a daily basis (based on a percentage of the value of the transaction) and paid on a monthly basis. These fees, including the brokerage fee for Futures Contracts based upon the futures commission merchant’s fees shown below, are estimated on an annualized percentage basis.

Futures Commission Merchant Fee

Futures Commission Merchant fee	$ 4.00 per buy or sell

Fees are calculated on a daily basis for each buy or sell and paid on a monthly basis. These are the bases for and not in addition to the brokerage fee for Futures Contracts included in the brokerage fees shown above.

New York Mercantile Exchange Licensing Fee

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

The foregoing assumes that the fee will be charged based upon the aggregation of the assets of US12OF with those of the Related Public Funds.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Other Fees

US12OF also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain initial implementation services fees and base services fees which were paid by the General Partner. In addition, US12OF is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12OF. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses for 2007 were $276,500.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in US12OF’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.

The General Partner’s officers, directors and employees, do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities which may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to US12OF.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders will not be permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors, and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF. The General Partner has adopted a Code of Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that harm the fund or the unitholders.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which limits their ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner of US12OF and the Related Public Funds as well as of other funds that have yet to offer securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions may be influenced by the effect they would have on USOF, USNG or USG. In addition, the General Partner is required to indemnify the officers and directors of USOF, USNG and USG, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;
•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or
•	fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this Prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire Prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this Prospectus. Neither the law firm nor any other expert hired by US12OF to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to US12OF.

The General Partner’s Responsibility and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, US12OF’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of US12OF to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of US12OF believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of US12OF under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of US12OF nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or US12OF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of US12OF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions were in the best interests of US12OF and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of US12OF, and except that no Covered Person shall be indemnified against any liability to US12OF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of US12OF and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of US12OF and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to certain legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of US12OF and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling US12OF, US12OF has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

US12OF keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to US12OF’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of US12OF.

US12OF keeps a copy of US12OF’s LP Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Analysis of Critical Accounting Policies

US12OF’s critical accounting policies are set forth in the financial statements in this Prospectus prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: US12OF trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes US12OF’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of US12OF are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.

Statements, Filings, and Reports

At the end of each fiscal year, US12OF will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing US12OF’s audited financial statements and other information about US12OF. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the American Stock Exchange on US12OF’s behalf.

The financial statements of US12OF will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by US12OF to unitholders upon request. US12OF will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

As provided in the LP Agreement, the following reports will be provided to limited partners:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the partnership during the period covered by the report, and

(iii) a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the this Prospectus or any amendment thereto, other account statements or annual reports.

US12OF will provide information to its unitholders to the extent required by applicable SEC, CFTC, and American Stock Exchange requirements. An issuer, such as US12OF, of exchange-traded securities may not always readily know the identities of the investors who own those securities. US12OF will post the same information that would otherwise be provided in US12OF’s reports to limited partners described above including its monthly account statements, which will include, without limitation, US12OF’s NAV, on US12OF’s website www.unitedstates12monthoilfund.com.

Fiscal Year

The fiscal year of US12OF will initially be the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent To Delaware Jurisdiction

The rights of the General Partner, US12OF, DTC (as registered owner of US12OF’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, US12OF and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or US12OF.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this Prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise US12OF and the General Partner with respect to the units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP will also provide the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

The General Partner engaged an independent registered public accounting firm to audit US12OF. Spicer Jeffries, LLP, an independent registered public accounting firm, has audited the financial statements of United States 12 Month Oil Fund, LP, at December 31, 2007 appearing in this prospectus and in the registration statement and have been included herein in reliance upon the report of March 20, 2008 given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

US12OF and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering US12OF – and then only subject to customary undertakings of confidentiality. US12OF and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law. US12OF and the General Partner restrict access to the nonpublic personal information they collect from investors to those employees who need access to this information to provide products and services to investors. US12OF and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in US12OF, and the U.S. federal income tax treatment of US12OF, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this Prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of US12OF has received the opinion of Sutherland Asbill & Brennan LLP, counsel to US12OF, that the material U.S. federal income tax consequences to US12OF and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this Prospectus as well as certain factual representations made by US12OF and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by US12OF. If challenged by the IRS, US12OF’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting US12OF or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN US12OF APPLY TO YOU AND AS TO HOW THE APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of US12OF

US12OF is organized and operates as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. US12OF and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of US12OF’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);
•	US12OF will be organized and operated in accordance with its governing agreements and applicable law;
•	US12OF has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that US12OF is classified as a partnership for federal income tax purposes and that it is not taxable as a corporation for such purposes.

If US12OF failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, US12OF would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of US12OF’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of US12OF’s current and accumulated earnings and profits. To the extent a distribution exceeded US12OF’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if US12OF were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in US12OF and on the value of the units.

The remainder of this summary assumes that US12OF is classified as a partnership for federal income tax purposes and that it is not taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of US12OF’s Income. No U.S. federal income tax is paid by US12OF on its income. Instead, US12OF files annual information returns, and each U.S. unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of US12OF. For example, unitholders will take into account their share of ordinary income realized by US12OF from accruals of interest on Treasuries and other investments, and their share of gain from Futures Contracts and Other Crude Oil-Related Investments. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from US12OF during the taxable year. Consequently, a unitholder may be allocated income or gain by US12OF but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year US12OF realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than US12OF distributions.

Allocations of US12OF’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, US12OF applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by US12OF for federal income tax purposes for any taxable year are allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. US12OF has made the election permitted by section 754 of the Code, which election is irrevocable without the consent of the Service. The effect of this election is that when a secondary market sale of our units occur, we will adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of US12OF’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

US12OF applies certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations have substantial economic effect or otherwise are respected as being in accordance with unitholders’ interests in US12OF for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by US12OF during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax basis in units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to Market of Certain Exchange-Traded Contracts. For federal income tax purposes, US12OF generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by US12OF at the end of each taxable year, including for example Futures Contracts and options on Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, will be treated as if they were sold by US12OF for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of US12OF’s net gain or loss with respect to each section 1256 contract generally will be treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by US12OF, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of US12OF is limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of US12OF for which you are liable. Losses in excess of the amount at risk must be deferred until years in which US12OF generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by US12OF and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by US12OF for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of US12OF’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from US12OF and (3) its ability to utilize its distributive share of any losses of US12OF on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of US12OF’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of US12OF as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of US12OF that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of US12OF’s taxable income and gain and (b) any additional contributions by the unitholder to US12OF and (2) decreased (but not below zero) by (a) its allocable share of US12OF’s tax deductions and losses and (b) any distributions by US12OF to the unitholder. For this purpose, an increase in a unitholder’s share of US12OF’s liabilities will be treated as a contribution of cash by the unitholder to US12OF and a decrease in that share will be treated as a distribution of cash by US12OF to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions. If US12OF makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in US12OF immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells its units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any US12OF debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in US12OF that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in US12OF.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by US12OF. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by US12OF.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;
•	any of US12OF’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and
•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting. We report tax information to the beneficial owners of units. Unitholders who have become additional limited partners are treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. US12OF will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in US12OF as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the federal income tax returns filed by US12OF. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as US12OF items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of US12OF.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by US12OF or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if US12OF engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If US12OF were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) US12OF’s gross income from the unrelated trade or business, whether or not distributed, and (2) US12OF’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. US12OF currently does not anticipate that it will borrow money to acquire investments; however, US12OF cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in US12OF may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. US12OF may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from US12OF for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that US12OF’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies. Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as US12OF is a qualified publicly traded partnership is made on an annual basis. US12OF expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, US12OF believes that the activities directly conducted by US12OF will not result in US12OF being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that US12OF’s activities constitute a U.S. trade or business.

In the event that US12OF’s activities were considered to constitute a U.S. trade or business, US12OF would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by US12OF will be treated as a distribution to the non-U.S. unitholder.

If US12OF is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from US12OF or its allocable share of US12OF income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides US12OF with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

US12OF expects that most of its interest income will qualify as “portfolio interest.” In order for US12OF to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide US12OF with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

US12OF may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish US12OF with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies US12OF that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which US12OF does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in US12OF. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in US12OF. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in US12OF and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in US12OF, including the role that an investment in US12OF would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in US12OF, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in US12OF complies with the terms of the plan.

US12OF and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);
2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and
3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above will be satisfied with respect to the units. The General Partner believes that the units should therefore constitute publicly-offered securities, and the underlying assets of US12OF should not be considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;
•	exercise any authority or control with respect to management or disposition of the assets of the plan;
•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;
•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or
•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which US12OF is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause US12OF to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause US12OF to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from US12OF and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in US12OF (and any continued investment in US12OF), or the operation and administration of US12OF, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in US12OF is not to be construed as a representation by US12OF, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in US12OF in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This Prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this Prospectus. Neither US12OF nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this Prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this Prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this Prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “Prospectus,” we are referring to this Prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this Prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this Prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this Prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this Prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States, movements in the stock market, movements in U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, US12OF’s operations, the General Partner’s plans and references to US12OF’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in US12OF?” Consequently, all the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, US12OF’s operations or the value of the units.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of US12OF a registration statement on Form S-1 with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about US12OF or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about US12OF and the units can also be obtained from US12OF’s website, which is www.unitedstates12monthoilfund.com. US12OF’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this Prospectus or the registration statement of which this Prospectus is part. US12OF is subject to the informational requirements of the Exchange Act and the General Partner and US12OF will each, on behalf of US12OF, file certain reports and other information with the SEC. The General Partner will file an updated Prospectus annually for US12OF pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

US12OF uses the following promotional or sales material.

•	US12OF’s website: www.unitedstates12monthoilfund.com; and
•	Fact sheet found on US12OF’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

PATENT APPLICATION PENDING

A patent application by the General Partner directed to the creation and operation of USOF, which would apply to US12OF, is pending and the General Partner’s registration of US12OF’s trademarks is in process at the United States Patent and Trademark Office.

UNITED STATES 12 MONTH OIL FUND, LP

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
United States 12 Month Oil Fund, LP

We have audited the accompanying statement of financial condition of United States 12 Month Oil Fund, LP, (the “Fund”) as of December 31, 2007, including the condensed schedule of investments as of December 31, 2007, and the related statements of operations, changes in partners’ capital and cash flows for the period from June 27, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States 12 Month Oil Fund, LP as of December 31, 2007, and the results of its operations and its cash flows for the period from June 27, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 20, 2008

UNITED STATES 12 MONTH OIL FUND, LP

STATEMENT OF FINANCIAL CONDITION
At December 31, 2007

December 31, 2007
ASSETS
Cash and cash equivalents	$18,174,276
Equity in UBS Securities LLC trading accounts:
Cash	1,999,108
Unrealized gain on open commodity futures contracts	1,525,370
Interest receivable	4,994
Total assets	$21,703,748
LIABILITIES AND PARTNERS’ CAPITAL
General Partner management fees (Note 3)	$8,790
Accrued tax reporting costs	2,600
Other liabilities	879
Total liabilities	12,269
Commitments and Contingencies (Notes 3, 4 and 5)
Partners' Capital
General Partner	—
Limited Partners	21,691,479
Total Partners' Capital	21,691,479
Total liabilities and partners' capital	$21,703,748
Limited Partners' units outstanding, December 31, 2007	400,000
Net asset value per unit, (inception) June 27, 2007	$0.00
Net asset value per unit (commencement of operations, December 6, 2007)	$50.00
Net asset value per unit, December 31, 2007	$54.23
Market value per unit, December 31, 2007	$53.88

See accompanying notes to financial statements.

UNITED STATES 12 MONTH OIL FUND, LP

CONDENSED SCHEDULE OF INVESTMENTS
At December 31, 2007

Open Futures Contracts

	Number of Contracts	Gain on Open Commodity Contracts	% of Partners' Capital
United States Contracts
Crude Oil Futures contracts, expires February 2008	19	$151,860	0.70
Crude Oil Futures contracts, expires March 2008	20	161,850	0.74
Crude Oil Futures contracts, expires April 2008	19	148,020	0.68
Crude Oil Futures contracts, expires May 2008	20	149,550	0.69
Crude Oil Futures contracts, expires June 2008	19	134,150	0.62
Crude Oil Futures contracts, expires July 2008	19	129,490	0.60
Crude Oil Futures contracts, expires August 2008	19	121,220	0.56
Crude Oil Futures contracts, expires September 2008	20	121,400	0.56
Crude Oil Futures contracts, expires October 2008	19	108,700	0.50
Crude Oil Futures contracts, expires November 2008	20	108,700	0.50
Crude Oil Futures contracts, expires December 2008	19	96,840	0.45
Crude Oil Futures contracts, expires January 2009	19	93,590	0.43
	232	$1,525,370	7.03

Cash	18,174,276	83.78
Total cash and cash equivalents	18,174,276	83.78
Cash on deposit with broker	1,999,108	9.22
Liabilities, less receivables	(7,275)	(0.03)
Total Partners' Capital	$21,691,479	100.00

See accompanying notes to financial statements.

UNITED STATES 12 MONTH OIL FUND, LP

STATEMENT OF OPERATIONS
For the period from June 27, 2007 (inception) to December 31, 2007

Period from June 27, 2007 to December 31, 2007
Income
Gains on trading of commodity futures contracts:
Change in unrealized gains on open positions	$1,525,370
Interest income	49,954
Other income	2,000
Total income	1,577,324
Expenses
General Partner management fees (Note 3)	8,790
Brokerage commissions	892
Other expenses	3,479
Total expenses	13,161
Net income	$1,564,163
Net income per limited partnership unit	$4.23
Net income per weighted average limited partnership unit	$3.98
Weighted average limited partnership units outstanding	392,593

See accompanying notes to financial statements.

UNITED STATES 12 MONTH OIL FUND, LP

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
For the period from June 27, 2007 (inception) to December 31, 2007

	General Partner	Limited Partners	Total
Balances, at Inception, June 27, 2007	$—	$—	$—
Initial contribution of capital	20	980	1,000
Addition of 400,000 partnership units	—	20,127,316	20,127,316
Redemption of initial General Partner and Limited Partner investment	(20)	(980)	(1,000)
Net income	—	1,564,163	1,564,163
Balances, at December 31, 2007	$—	$21,691,479	$21,691,479
Net Asset Value Per Unit
At July 27, 2007 (inception)	$0.00
At December 6, 2007 (commencement of operations)	$50.00
At December 31, 2007	$54.23

See accompanying notes to financial statements.

UNITED STATES 12 MONTH OIL FUND, LP

STATEMENT OF CASH FLOWS
Period from June 27, 2007 (inception) to December 31, 2007

Period from June 27, 2007 to December 31, 2007
Cash Flows from Operating Activities:
Net income	$1,564,163
Adjustments to reconcile net income to net cash used in operating activities:
Increase in commodity futures trading account – cash	(1,999,108)
Unrealized gains on futures contracts	(1,525,370)
Increase in interest receivable and other assets	(4,994)
Increase in management fees payable	8,790
Increase in other liabilities	3,479
Net cash used in operating activities	(1,953,040)
Cash Flows from Financing Activities:
Subscription of partnership units and initial contribution	20,128,316
Redemption of initial General Partner and Limited Partner investment	(1,000)
Net cash provided by financing activities	20,127,316
Net Increase in Cash and Cash Equivalents	18,174,276
Cash and Cash Equivalents, beginning of period	—
Cash and Cash Equivalents, end of period	$18,174,276

See accompanying notes to financial statements.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 1 — Organization and Business

United States 12 Month Oil Fund, LP (“US12OF”), was organized as a limited partnership under the laws of the state of Delaware on June 27, 2007. US12OF is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange (the “AMEX”). US12OF will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its Amended and Restated Agreement of Limited Partnership dated as of December 4, 2007 (the “LP Agreement”). The investment objective of US12OF is for the changes in percentage terms of its net asset value to reflect the changes in percentage terms of the price of crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the 12 futures contracts on crude oil as traded on the New York Mercantile Exchange (the “NYMEX”), consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months' contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF's expenses. US12OF will accomplish its objectives through investments in futures contracts for light, sweet crude oil, and other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other oil-related investments such as cash-settled options on Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Crude Oil Related Investments”). As of December 31, 2007, US12OF held 232 Futures Contracts traded on the NYMEX.

US12OF commenced operations on December 6, 2007 and has a fiscal year ending on December 31. Victoria Bay Asset Management, LLC (the “General Partner”) and an affiliate of the General Partner were the initial general partner and limited partner contributing $20 and $980, respectively. When US12OF commenced operations, they redeemed their initial investment. The General Partner of US12OF is responsible for the management of US12OF. The General Partner is a member of the National Futures Association (the “NFA”) and became a commodity pool operator with the Commodity Futures Trading Commission effective December 1, 2005. The General Partner is also the general partner of United States Oil Fund, LP (“USOF”), United States Natural Gas Fund, LP (“USNG”) and United States Gasoline Fund, LP (“USG”) which listed their units on the AMEX under the ticker symbols “USO” on April 10, 2006, “UNG” on April 18, 2007 and “UGA” on February 26, 2008, respectively.

US12OF issues limited partnership interests (“units”) to certain authorized purchasers (“Authorized Purchasers”) by offering baskets consisting of 100,000 units (“Creation Baskets”) through ALPS Distributors, Inc. (the “Marketing Agent”). The purchase price for a Creation Basket is based upon the net asset value of a unit determined as of 4:00 p.m. New York time on the day the order to create the basket is properly received. In addition, Authorized Purchasers pay US12OF a $1,000 fee for each order to create one or more Creation Baskets. Units can be purchased or sold on a nationally recognized securities exchange in smaller increments than a Creation Basket. Units purchased or sold on a nationally recognized securities exchange are not made at the net asset value of US12OF but rather at market prices quoted on such exchange.

In November 2007, US12OF initially registered 11,000,000 units on Form S-1 with the Securities and Exchange Commission (the “SEC”). On December 6, 2007, US12OF listed its units on the AMEX under the ticker symbol “USL”. On that day, US12OF established its initial net asset value by setting the price at $50.00 per unit and issued 300,000 units in exchange for $15,000,000. The initial offering price of the initial Creation Basket was based on the closing price of the near month Futures Contracts as traded and reported on the NYMEX on the last business day prior to the effective date of US12OF's initial registration statement filed on Form S-1. As of December 31, 2007, US12OF had registered a total of 11,000,000 units. US12OF also commenced investment operations on December 6, 2007 by purchasing Futures Contracts traded on the NYMEX based on light, sweet crude oil.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 2 — Summary of Significant Accounting Policies

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the condensed statement of financial condition and are the difference between the original contract amount and the market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the condensed financial statements. Changes in the unrealized gains or losses between periods are reflected in the condensed statement of operations. The Fund earns interest on its assets denominated in U.S. dollars on deposit with the futures commission merchant at the 90-day Treasury bill rate. In addition, US12OF earns interest on funds held at the custodian at prevailing market rates earned on such investments.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes

US12OF is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

Additions and Redemptions

Authorized Purchasers may purchase Creation Baskets from US12OF as of the beginning of each business day based upon the prior day's net asset value. Authorized Purchasers may redeem units from US12OF only in blocks of 100,000 units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the units in the Redemption Basket determined as of 4:00 p.m. New York time on the day the order to redeem the basket is properly received.

US12OF receives or pays the proceeds from units sold or redeemed one business day after the trade-date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in US12OF's statement of financial condition as receivable for units sold, and amounts payable to Authorized Purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of US12OF in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the LP Agreement.

Calculation of Net Asset Value

US12OF calculates net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. US12OF uses the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Net Income (Loss) per Unit

Net income (loss) per unit is the difference between the net asset value per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net loss per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units redeemed based on the amount of time the units were outstanding during such period. There were no units held by the General Partner at December 31, 2007.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

Offering Costs

Offering costs incurred in connection with the registration of additional units after the initial registration of units are borne by US12OF. These costs include registration fees paid to regulatory agencies and all legal, accounting, printing and other expenses associated therewith. These costs will be accounted for as a deferred charge and thereafter amortized to expense over twelve months on a straight line basis or a shorter period if warranted.

Cash Equivalents

Cash and cash equivalents include money market portfolios and overnight time deposits with original maturity dates of three months or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires US12OF’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Note 3 — Fees Paid by the Fund and Related Party Transactions

General Partner Management Fee

Under the LP Agreement, the General Partner is responsible for investing the assets of US12OF in accordance with the objectives and policies of US12OF. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to US12OF. For these services, US12OF is contractually obligated to pay the General Partner a fee, which is paid monthly and based on average daily net assets, that is equal to 0.60% per annum on average net assets.

Ongoing Registration Fees and Other Offering Expenses

US12OF pays all costs and expenses associated with the ongoing registration of units subsequent to the initial offering. These costs include registration or other fees paid to regulatory agencies in connection with the offer and sale of units, and all legal, accounting, printing and other expenses associated with such offer and sale. For the period from June 27, 2007 to December 31, 2007, US12OF incurred $0 in registration fees and other offering expenses. The General Partner incurred $350,639 in initial registration fees and other offering expenses on behalf of US12OF during this period.

Director's Fees

US12OF is responsible for paying the fees and expenses, including directors' and officers' liability insurance, of the independent directors of the General Partner who are also audit committee members. US12OF shares these fees with USOF, USG and USNG based on the relative assets of each fund, computed on a daily basis. These fees for calendar year 2007 amounted to a total of $286,000 for all of the funds.

Investor Tax Reporting Cost

The fees and expenses associated with US12OF's tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees which are borne by the General Partner, are paid by US12OF. These costs are estimated to be $25,000 for the period ended December 31, 2007.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 3 — Fees Paid by the Fund and Related Party Transactions – (continued)

Other Expenses and Fees

In addition to the fees described above, US12OF pays all brokerage fees, taxes and other expenses in connection with the operation of US12OF, excluding costs and expenses paid by the General Partner as outlined in Note 4.

Note 4 — Contracts and Agreements

US12OF is party to a marketing agent agreement, dated as of November 13, 2007, with the Marketing Agent, whereby the Marketing Agent provides certain marketing services for US12OF as outlined in the agreement. The fees of the Marketing Agent, which are borne by the General Partner, are equal to 0.06% on US12OF's assets up to $3 billion; and 0.04% on US12OF's assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

US12OF is also party to a custodian agreement, dated October 5, 2007, with Brown Brothers Harriman & Co. (“BBH&Co.”), whereby BBH&Co. holds investments on behalf of US12OF. The General Partner pays the fees of the custodian, which shall be determined by the parties from time to time. In addition, US12OF is party to an administrative agency agreement, dated October 5, 2007, with the General Partner and BBH&Co., whereby BBH&Co. acts as the administrative agent, transfer agent and registrar for US12OF. The General Partner also pays the fees of BBH&Co. for its services under this agreement and such fees will be determined by the parties from time to time.

Currently, the General Partner pays BBH&Co. for its services, in the foregoing capacities, the greater of a minimum of $125,000 annually or an asset-based charge of (a) 0.06% for the first $500 million of US12OF's, USOF's, USNG's and USG's combined net assets, (b) 0.0465% for US12OF's, USOF's, USNG's and USG's combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% for USOF's, USNG's, US12OF's and USG's combined net assets in excess of $1 billion. The General Partner also pays a $25,000 annual fee for the transfer agency services and transaction fees ranging from $7.00 to $15.00 per transaction.

US12OF invests primarily in Futures Contracts traded on the NYMEX. On January 16, 2008, US12OF and the NYMEX entered into a license agreement whereby US12OF was granted a non-exclusive license to use certain of the NYMEX's settlement prices and service marks. The agreement has an effective date of December 4, 2007 with respect to US12OF. Under the license agreement, US12OF and the affiliated funds managed by the General Partner pay the NYMEX an asset-based fee for the license, the terms of which are described in Note 3.

US12OF expressly disclaims any association with the NYMEX or endorsement of US12OF by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX.

US12OF has entered into a brokerage agreement with UBS Securities LLC (“UBS Securities”). The agreement requires UBS Securities to provide services to US12OF in connection with the purchase and sale of Futures Contracts and Other Crude Oil Related Investments that may be purchased and sold by or through UBS Securities for US12OF's account. The agreement provides that UBS Securities charge US12OF commissions of approximately $7 per round-turn trade, plus applicable exchange and NFA fees for Futures Contracts and options on Futures Contracts.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies

US12OF engages in the speculative trading of Futures Contracts and options on Futures Contracts (collectively, “derivatives”). US12OF is exposed to both market risk, which is the risk arising from changes in the market value of the contracts, and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by US12OF are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, US12OF must rely solely on the credit of their respective individual counterparties. However, in the future, if US12OF were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. US12OF also has credit risk since the sole counterparty to all domestic and foreign futures contracts is the exchange on which the relevant contracts are traded. In addition, US12OF bears the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts require margin deposits with a futures commission merchant. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a futures commission merchant to segregate all customer transactions and assets from the futures commission merchant’s proprietary activities.

US12OF’s cash and other property, such as U.S. Treasury Bills, deposited with a futures commission merchant are considered commingled with all other customer funds subject to the futures commission merchant’s segregation requirements. In the event of a futures commission merchant’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

US12OF invests its cash in money market funds that seek to maintain a stable net asset value. US12OF is exposed to any risk of loss associated with an investment in these money market funds. As of December 31, 2007, US12OF had deposits in domestic and foreign financial institutions in the amount of $20,173,384. This amount is subject to loss should these institutions cease operations.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, US12OF is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, US12OF pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

US12OF’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, US12OF has a policy of requiring review of the credit standing of each broker or counterparty with which it conducts business.

The financial instruments held by US12OF are reported in its condensed statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF and the General Partner notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interests of

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies  – (continued)

the commodity pool to third party investors. Subsequently, two U.S. Patents were issued; the first, patent number US7,283,978B2, was issued on October 16, 2007, and the second, patent number US7,319,984B2, was issued on January 15, 2008.

Preliminarily, USOF's management is of the view that the structure and operations of USOF and its affiliated commodity pools do not infringe these patents. USOF is also in the process of reviewing prior art (prior structures and operations of similar investment vehicles) that may invalidate one or more of the claims in these patents. In addition, USOF has retained patent counsel to advise it on these matters and is in the process of obtaining their opinions regarding the non-infringement of each of these patents by USOF and/or the patents' invalidity based on prior art. If the patents were alleged to apply to USOF's structure and/or operations, and are found by a court to be valid and infringed, Goldman Sachs may be awarded significant monetary damages and/or injunctive relief. See “US12OF's Operating Risks — Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

Note 6 — Financial Highlights

The following table presents per unit performance data and other supplemental financial data for the period from December 6, 2007 (commencement of operations) to December 31, 2007 for the limited partners. This information has been derived from information presented in the condensed financial statements.

December 6, 2007 (commencement of operations) to December 31, 2007
Per Unit Operating Performance:
Net asset value, commencement of operations	$50.00
Total income	4.26
Total expenses	(0.03)
Net increase in net asset value	4.23
Net asset value, end of period	$54.23
Total Return	8.46%
Ratios to Average Net Assets (annualized)
Total income	107.67%
Expenses excluding management fees	(0.30)%
Management fees	(0.60)%
Net income	106.77%

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from US12OF.

UNITED STATES 12 MONTH OIL FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the period ended December 31, 2007

Note 7 — Quarterly Financial Data (Unaudited)

The following summarized (unaudited) quarterly financial information presents the results of operations and other data for three-month periods ended March 31, June 30, September 30 and December 31, 2007.

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007
Total Income	$—	$—	$—	$1,577,324
Total Expenses	—	—	—	13,161
Net Income	$—	$—	$—	$1,564,163
Net Income per limited partner unit	$—	$—	$—	$4.23

Note 8 — Subsequent Events

Licensing Fees

As discussed in Note 4, US12OF entered into a licensing agreement with the NYMEX on January 16, 2008. The agreement has an effective date of December 4, 2007 with respect to US12OF. Pursuant to the agreement, US12OF and the affiliated funds managed by the General Partner will pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the funds and 0.02% for combined assets above $1,000,000,000. Since inception, US12OF has incurred $540 under this arrangement.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

FINANCIAL STATEMENTS
YEARS ENDED
December 31, 2007 and 2006

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of
Victoria Bay Asset Management, LLC and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Victoria Bay Asset Management, LLC and Subsidiaries, (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in member’s equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Victoria Bay Asset Management, LLC and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
April 1, 2008

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2007 and 2006

	2007	2006
ASSETS
Cash	$52,996	$88,345
Management fees receivable	500,128	332,736
Investments (Note 2)	124,312	—
Deferred offering costs (Note 3)	187,056	311,262
Other assets	2,940	—
Total assets	$867,432	$732,343
LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
LIABILITIES:
Accounts payable	$1,035,444	$1,127,208
Minority interest: Limited Partner in United States Heating Oil Fund, LP	980	—
Minority interest: Limited Partner in United States Gasoline Fund, LP	980	—
Minority interest: Limited Partner in United States 12 Month Natural Gas Fund, LP	980	—
Minority interest: Limited Partner in United States Natural Gas Fund, LP	—	980
Total liabilities	1,038,384	1,128,188
COMMITMENTS AND CONTINGENCIES (Note 6)
MEMBER'S DEFICIT (Note 5)	(170,952)	(395,845)
Total liabilities and member's equity	$867,432	$732,343

The accompanying notes are an integral part of these statements.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2007 and 2006

	2007	2006
REVENUE:
Management fees	$4,871,265	$1,460,448
EXPENSES:
Distribution fees	650,829	325,320
Administration fees	434,905	163,029
Transfer agent fees	134,758	65,191
Custodial fees	80,184	61,460
Professional fees	1,337,170	1,128,367
Printing and reproduction	255,616	297,538
Salaries, wages and benefits	690,488	208,228
Advertising and promotion	49,370	38,337
General and administrative	100,844	31,767
Total expenses	3,734,164	2,319,237
OTHER INCOME:
Dividend income	425
Realized gains on investments	85,415	—
Total other income	85,840	—
NET INCOME (LOSS)	1,222,941	(858,789)
OTHER COMPREHENSIVE INCOME:
Unrealized loss on investments	(433,189)	—
COMPREHENSIVE INCOME (LOSS)	$789,752	$(858,789)

The accompanying notes are an integral part of these statements.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
Years Ended December 31, 2007 and 2006

BALANCE, December 31, 2005	$388,924
Contributions	74,020
Net loss	(858,789)
BALANCE, December 31, 2006	(395,845)
Contributions (Note 3)	1,280,906
Distributions	(343,769)
Other comprehensive income (Note 5)	(433,189)
Offering costs (Note 2)	(1,501,996)
Net income	1,222,941
BALANCE, December 31, 2007	$(170,952)

The accompanying notes are an integral part of these statements.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,222,941	$(858,789)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Realized gain from sales of securities	(85,414)	—
Increase in management fees receivable	(167,392)	(332,736)
Increase in deferred offering costs	(897,246)	(311,262)
Increase in other assets	(2,940)	—
Increase (decrease) in accounts payable	(572,757)	1,124,296
Net cash used in operating activities	(502,808)	(378,491)
CASH FLOWS FROM INVESTINGS ACTIVITIES:
Proceeds from sales of securities	464,519	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions by member, net	980	74,020
Increase (decrease):
Minority interest in United States Heating Oil Fund, LP	980
Minority interest in United States Gasoline Fund, LP	980
Minority interest in United States Oil Fund, LP	—	(980)
Minority interest in United States Natural Gas Fund, LP	—	980
Minority interest in United States 12 Month Natural Gas Fund, LP	—	—
Net cash provided by financing activities	2,940	74,020
NET DECREASE IN CASH	(35,349)	(304,471)
CASH, beginning of year	88,345	392,816
CASH, end of year	$52,996	$88,345
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Investments and offering costs contributed by member, net of liabilities assumed (Note 3)	$798,933	$—
Offering costs charged to shareholder's equity	$792,255	$—
Distribution of investments to parent	$343,769	$—

The accompanying notes are an integral part of these statements.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Operation

Victoria Bay Asset Management, LLC (the “Company”) was formed as a single-member limited liability company in the State of Delaware on May 10, 2005. The Company is the General Partner (the “General Partner”) of United States Oil Fund, LP (“USOF”), United States Natural Gas Fund, LP (“USNG”), United States Heating Oil Fund, LP (“USHO”) United States Gasoline Fund, LP (“USG”), United States 12 Month Oil Fund, LP (“US12OF”) and United States 12 Month Natural Gas Fund, LP (“US12NG”). The Company is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). USOF, USNG and US12OF are commodity pools registered with the CFTC and members of the NFA that issue units that may be purchased and sold on the American Stock Exchange under the ticker symbols “USO”, “UNG” and “USL”.

USOF began trading on April 10, 2006 by purchasing futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange (“Exchange”). The investment objective of USOF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light sweet crude oil traded on the Exchange, that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USOF’s expenses. USOF seeks to accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels.

USNG began trading on April 18, 2007 by purchasing futures contracts for natural gas that are traded on the Exchange. The investment objective of USNG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the price of natural gas delivered to the Henry Hub, Louisiana as measured by the changes in the price of the futures contract on natural gas traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG’s expenses. USNG seeks to accomplish its objectives through investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges (“Futures Contracts”) and other oil interests such as cash-settled options on Futures Contracts, forward contracts for natural gas, and over-the-counter transactions that are based on the price of natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels.

US12OF began trading on December 6, 2007 by purchasing futures contracts for light, sweet crude oil that are traded on the Exchange. The investment objective of US12OF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on crude oil traded on the Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. US12OF seeks to accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Operation – (continued)

As of December 31, 2007, USHO, USG and US12NG had not formally begun operations. As of the date of this report, USHO and US12NG have filed registration statements on Form S-1 with the Securities and Exchange Commission (the “SEC”) and the Company is in the process of filings amendments to the initial Forms S-1. USG began operations on February 26, 2008.

The Company is a wholly owned subsidiary of Wainwright Holdings, Inc. (“Wainwright”), a Delaware corporation. Wainwright is a holding company that is controlled by the president of the Company and is USOF’s, USNG’s, USHO’s, USG’s, US12OF’s and US12NG’s (collectively the “Funds”) initial limited partner.

As the General Partner of the Funds, the Company is required to evaluate the credit risk of the Funds to their futures commission merchant, oversee the purchases and sales of the Funds’ units by certain “authorized purchasers,” review the daily positions and margin requirements of the Funds, and manage the Funds’ investments. The Company also pays the continuing service fees to the marketing agent for communicating with the authorized purchasers.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The Company as General Partner of the Funds has included the accounts of the Funds since their inception in the consolidated financial statements. The Company has recorded a minority interest for the amount directly owned by the limited partner (representing the limited partner interest owned by Wainwright). Subsequent to the Funds going effective with the SEC, the Company and Wainwright redeemed their partnership interests. Therefore as of December 31, 2007, the accounts of USOF, USNG and US12OF were no longer included in the December 31, 2007 consolidated statement of financial condition. All intercompany accounts and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in the period earned under the terms of its management agreement with the Funds. This agreement provides for fees based upon a percentage of the daily average net asset value of the Funds. In connection with the Funds’ trading activities, commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade-date basis. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains and losses on open contracts are reflected in the statement of financial condition and represent the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. The Company earns interest on its assets on deposit at the broker at the 90-day Treasury bill rate for deposits denominated in U.S. dollars. In addition, the Funds earn interest on funds held at the custodian at prevailing market rates earned on such investments.

General Partner Management Fee

Under the Funds’ respective Limited Partnership Agreements, the Company is responsible for investing the assets of the Funds in accordance with the objectives and policies of the Funds. In addition, the Company has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Funds. For these services, the Funds are contractually obligated to pay the Company a management fee, which is paid monthly, based on the average daily net assets of the Funds. USOF pays a fee equal to 0.50% per annum on average daily net assets of $1,000,000,000 or less and 0.20% of average daily net assets that are greater than $1,000,000,000. USNG pays a fee equal to 0.60% per annum on average daily net assets of $1,000,000,000 or less and 0.50% of average daily net assets that are greater than $1,000,000,000. US12OF pays a fee of 0.60% per annum on their average daily net assets.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies – (continued)

The Funds pay for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”) formerly the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent units after their initial registration and all legal, accounting, printing and other expenses associated therewith. The Funds also pay the fees and expenses of the independent directors.

Investments

The Company’s investments in common stock are classified as available-for-sale-securities and are considered to be held for indefinite period. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-securities are recorded at fair value on the statement of financial condition, with the change in fair value excluded from earnings and recorded as a component of other comprehensive income included in member’s equity. Unrealized holding losses on such securities, which were added to member’s equity during the year ended December 31, 2007 were $443,189.

Realized gains or losses are recorded upon disposition of investments calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2007, the Company does not believe the adoption of SFAS No. 157 will impact the amounts reported in the Funds’ financial statements. However, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Additions and Redemptions

Authorized purchasers may purchase creation baskets consisting of 100,000 units from the Funds which have commenced operations as of the beginning of each business day based upon the prior day’s net asset value. Authorized purchasers may redeem units from the Funds only in blocks of 100,000 units called “Redemption Baskets.” The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Funds’ units in the Redemption Basket as of the end of each business day.

The Funds receive or pay the proceeds from units sold or redeemed one business day after the trade-date of the purchase or redemption. The amounts due from authorized purchasers are reflected in the Funds’ statement of financial condition as receivables for units sold, and amounts payable to authorized purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of the Funds in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreements.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies – (continued)

Calculation of Net Asset Value

The Funds calculate their net asset value on each trading day by taking the current market value of their total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. The Funds use the Exchange closing price on that day for contracts traded on the Exchange.

Cash Equivalents

Cash equivalents are highly liquid investments with original maturity dates of three months or less.

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

No provision for federal income taxes has been made since, as a limited liability company, the Company is not subject to income taxes. The Company’s income or loss is reportable by its member on its tax return. In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2007. The adoption of FIN 48 is not expected to have a material impact on the Company’s results of operations or its financial position.

Deferred Offering Costs

The Company capitalizes all initial offering costs associated with the registration of the Funds until such time as the registration process with the SEC is complete. At this time, the Company charges the capitalized costs to member’s equity. Deferred offering costs includes, but is not limited to, legal fees pertaining to the Funds’ units offered for sale, SEC and state registration fees, initial fees paid to be listed on an exchange and underwriting and other similar costs.

Note 3 — Capitalization and Related Party Transactions

During the year ended December 31, 2007, Wainwright contributed $1,280,906 in marketable securities in connection with its interest in the Company. In addition, the Company and USOF have incurred offering and organizational costs in the amount of $1,090,725 which are not included in the accompanying consolidated financial statements at December 31, 2007. Wainwright has provided funding for these costs, but is under no obligation to do so or continue funding these costs. The Company and USOF are not required to reimburse Wainwright or its affiliates for any such costs incurred. On June 1, 2007, accounts payable of $480,593 relating to USOF’s offering costs incurred but unpaid by Wainwright were assumed by Company in connection with Wainwright’s equity infusion of marketable securities as mentioned above. The effect of this transaction increased investments by $1,280,906, offering costs by $480,593, accounts payable by $480,593 and equity by $1,280,906. Included in deferred offering costs at December 31, 2007 and 2006 is $187,056 and $311,262 of initial offering and organizational costs incurred by the Funds. These initial offering and organization costs incurred by the Funds will be borne by the Company and not be charged to the Funds. The Funds were each capitalized with $1,000, of which the Company contributed $20 and Wainwright contributed $980.

At December 31, 2007, the Company has accumulated a deficit in member’s equity since inception of $170,952 which is mainly comprised of offering costs charged to equity for the initial offering costs incurred on behalf of the Funds. The offering costs for Funds which have commenced operations are not expected to

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Capitalization and Related Party Transactions – (continued)

be of a recurring nature since ongoing offering costs are to be borne by the Funds. The Company has been partly dependent upon the contributions from an affiliate of the Company, but as of December 31, 2007, USOF, USNG and US12OF have commenced operations and for the year ended December 31, 2007, the Company has generated $4,871,265 in management fee income and expects to be able to meet its future ongoing operational expenses.

Note 4 — Contracts and Agreements

The Company, together with each of USOF, USNG and US12OF, is a party to marketing agent agreements with ALPS Distributors Inc. (“ALPS”), a Colorado corporation, whereby ALPS provides certain marketing services for USOF, USNG and US12OF as outlined in the agreements. Under the agreement dated as of March 13, 2006, as amended, whereby ALPS provides certain marketing services for USOF, the Company pays ALPS a marketing fee of $425,000 per annum plus the following incentive fee: 0.00% on USOF’s assets from $0 — $500 million; 0.04% on USOF’s assets from $500 million — $4 billion; and 0.03% on USOF’s assets in excess of $4 billion. Under the agreement dated as of April 17, 2007, whereby ALPS provides certain marketing services for USNG, and the agreement dated as of November 13, 2007, whereby ALPS provides certain marketing services for US12OF, the Company pays ALPS fees equal to 0.06% on each of USNG’s and US12OF’s assets up to $3 billion and 0.04% on each of USNG’s and US12OF’s assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the Company: the cost of placing advertisements in various periodicals; web construction and development; and the printing and production of various marketing materials.

The Company, with USOF, USNG, and US12OF are also parties to custodian agreements with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the USOF, USNG and US12OF. The Company pays the fees of the custodian, which shall be determined by the parties from time to time. In addition, the Company, with USOF, USNG and US12OF, are parties to administrative agency agreements with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for USOF, USNG and US12OF. The Company also pays the fees of Brown Brothers for its services under these agreements and such fees will be determined by the parties from time to time.

Currently, the Company pays Brown Brothers for its services, in the foregoing capacities, the greater of a minimum amount of $125,000 annually or an asset-based charge of (a) 0.06% for the first $500 million of combined net assets, (b) 0.0465% for combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% of combined net assets in excess of $1 billion. The Company also pays a $25,000 annual fee for transfer agency services and transaction fees ranging from $7.00 to $15.00 per transaction.

USOF, USNG and US12OF have entered into brokerage agreements with UBS Securities LLC as the Futures Commission Merchant (the “FCM”). The agreements provide that the FCM will charge commissions of approximately $7 to $8 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

USOF, USNG and US12OF have invested primarily in futures contracts traded on the Exchange since the commencement of their operations. On May 30, 2007, USOF and USNG entered into a license agreement with the Exchange whereby the funds were granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. The agreement has an effective date of April 10, 2006. Under the license agreement, the Funds pay the Exchange an asset-based fee for the license. Pursuant to the agreement, the Funds pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the Funds and 0.02% for combined assets above $1,000,000,000. US12OF entered into the above license on the same terms with an effective date of December 4, 2007. Other funds managed by the Company will also be granted a similar non-exclusive license on the same terms.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Contracts and Agreements – (continued)

The Funds expressly disclaim any association with the Exchange or endorsement of the Funds by the Exchange and acknowledge that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Company has contracted an accounting firm to prepare USOF’s, USNG’s and US12OF’s yearly income tax filings with the Internal Revenue Service. The yearly cost to the Company for these services is estimated to be approximately $525,000. The cost associated with any registered new fund is expected to be comparable.

Note 5 — Accumulated Comprehensive Income

Changes in accumulated other comprehensive income as of December 31, 2007 are as follows:

Balance, December 31, 2006	$—
Unrealized holding losses on investments	(443,189)
Balance, December 31, 2007	$(443,189)

Note 6 — Off-Balance Sheet Risks and Contingencies

Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF and the General Partner notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interests of the commodity pool to third party investors. Subsequently, two U.S. Patents were issued; the first, patent number US7,283,978B2, was issued on October 16, 2007, and the second, patent number US7,319,984B2, was issued on January 15, 2008.

Preliminarily, USOF’s management is of the view that the structure and operations of USOF and its affiliated commodity pools do not infringe these patents. USOF is also in the process of reviewing prior art (prior structures and operations of similar investment vehicles) that may invalidate one or more of the claims in these patents. In addition, USOF has retained patent counsel to advise it on these matters and is in the process of obtaining their opinions regarding the non-infringement of each of these patents by USOF and/or the patents’ invalidity based on prior art. If the patents were alleged to apply to USOF’s structure and/or operations, and are found by a court to be valid and infringed, Goldman Sachs may be awarded significant monetary damages and/or injunctive relief. Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

The Funds engage in the trading of U.S. futures contracts and options on U.S. contracts (collectively “derivatives”). The Funds are exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by the Funds are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions; the Funds must rely solely on the credit of their respective individual counterparties. However, in the future, if USOF, USNG and US12OF were to enter into non-exchange traded contracts, they would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Off-Balance Sheet Risks and Contingencies – (continued)

net unrealized gain, if any. The Funds also have credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, the Funds bear the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts require margin deposits with an FCM. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.

A customer’s cash and other property such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Funds are exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both buyers and sellers of options, the Funds pay or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option.

The Company’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing of each clearing broker or counter- party with which it conducts business.

The financial instruments held by the Company are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturities.

The Company has securities for its own account and may incur losses if the market value of the securities decreases subsequent to December 31, 2007.

APPENDIX A

Glossary of Defined Terms

In this Prospectus, each of the following terms have the meanings set forth after such term:

Administrator: Brown Brothers Harriman & Co.

Authorized Purchaser: One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to US12OF.

Benchmark Futures Contract: The near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts on crude oil traded on the New York Mercantile Exchange, ICE Futures or other U.S. or foreign exchanges.

Block Trading: Privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Business Day: Any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

CFTC: Commodities Futures Trading Commission, an independent agency with the mandate to regulate commodities futures and options in the United States.

Code: Internal Revenue Code.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket: A block of 100,000 units used by US12OF to issue units.

Crude Oil Interests: Futures Contracts and Other Crude Oil-Related Investments.

Custodian: Brown Brothers Harriman & Co.

DTC: The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant: An entity that has an account with DTC.

DTEF: A derivatives transaction execution facility.

Exchange for Physical (EFP): An off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFP can include swaps, swap options, or other instruments traded in the OTC market. In order that an EFP transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFPs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Exchange for Swap: A technique, analogous to an EFP transaction used by financial institutions to avoid taking physical delivery of commodities. A dealer takes the financial institution’s futures positions into its own account and swaps the commodity return for a funding rate.

FINRA: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.

Futures Contracts: Futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges.

General Partner: Victoria Bay Asset Management, LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of US12OF.

ICE Futures: The leading electronic regulated futures and options exchange for global energy markets. Its trading platform offers participants access to a wide spectrum of energy futures products including the Brent and West Texas Intermediate (WTI) global crude benchmark contracts, Gas, Oil, Electricity, Coal, and ECX carbon financial instruments.

Indirect Participants: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Investor: Beneficial owner of the units.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

LP Agreement: The Amended and Restated Agreement of Limited Partnership dated December 4, 2007.

Margin: The amount of equity required for an investment in futures contracts.

mmBTU: 10,000 million British thermal units.

NASAA: North American Securities Administration Association, Inc.

NAV: Net Asset Value of US12OF.

NFA: National Futures Association.

NSCC: National Securities Clearing Corporation.

New York Mercantile Exchange: The primary exchange on which futures contracts are traded in the U.S. US12OF expects to invest primarily in futures contracts, and particularly in futures contracts traded on the New York Mercantile Exchange. US12OF expressly disclaims any association with the Exchange or endorsement of US12OF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Other Crude Oil-Related Investments: Crude Oil-Related Investments other than Futures Contracts such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Over-the-Counter Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Redemption Basket: A block of 100,000 units used by US12OF to redeem units.

SEC: Securities and Exchange Commission.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Strip: a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).

Swap Contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error: Possibility that the daily NAV of US12OF will not track the price of crude oil.

Treasuries: Obligations of the U.S. government with remaining maturities of 2 years or less.

USG: United States Gasoline Fund, LP.

USNG: United States Natural Gas Fund, LP.

US12OF: United States 12 Month Oil Fund, LP.

USOF: United States Oil Fund, LP.

Valuation Day: Any day as of which US12OF calculates its NAV.

You: The owner of units.

APPENDIX B

UNITED STATES 12 MONTH OIL FUND, LP
FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) executed on December 4, 2007, is entered into by and among Victoria Bay Asset Management, LLC, a Delaware limited liability company, as General Partner, Wainwright Holdings, Inc., a Delaware corporation, as the Organizational Limited Partner, and Kellogg Capital Group, LLC, as a Limited Partner, together with any Persons who shall hereafter be admitted as Partners in accordance with this Agreement.

WHEREAS, the General Partner and the Organizational Limited Partner are parties to that certain limited partnership agreement entered into on June 26, 2007 (the “LP Agreement”), regarding the operation of the Partnership and their rights and obligations thereunder; and

WHEREAS, the Organizational Limited Partner and the General Partner now desire to amend and restate the LP Agreement regarding the operation of the Partnership;

NOW THEREFORE, in consideration of the mutual promises and agreements herein made, the Partners, intending to be legally bound, hereby agree to amend and restate the LP Agreement in its entirety as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.1“Accounting Period” shall mean the following periods: the initial accounting period which shall commence upon the commencement of operations of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close on the earliest of (i) the last Business Day of a month, (ii) the effective date of dissolution of the Partnership, and (iii) such other day or days in addition thereto or in substitution therefore as may from time to time be determined by the General Partner in its discretion either in any particular case or generally.

1.2 “Act” shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

1.3 “Additional Limited Partner” shall mean a Person admitted to the Partnership as a Limited Partner pursuant to this Agreement and who is shown as such on the books and records of the Partnership.

1.4 “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity.

1.5 “Assignee” shall mean a Record Holder that has not been admitted to the Partnership as a Substituted Limited Partner.

1.6 “Agreement” shall mean this Amended and Restated Agreement of Limited Partnership as may be amended, modified, supplemented or restated from time to time.

1.7 “Authorized Purchaser Agreement” shall mean an agreement among the Partnership, the General Partner and a Participant, as may be amended or supplemented from time to time in accordance with its terms.

1.8 “Business Day” shall mean any day other than a day on which the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

1.9 “Beneficial Owner” shall mean the ultimate beneficial owner of Units held by a nominee which has furnished the identity of the Beneficial Owner in accordance with Section 6031(c) of the Code (or any other method acceptable to the General Partner in its sole discretion) and with Section 9.2.2 of this Agreement.

1.10 “Capital Account” shall have the meaning assigned to such term in Section 4.1.

1.11 “Capital Contribution” shall mean the total amount of money or agreed-upon value of property contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the interests of such Partner or Partners).

1.12 “Capital Transaction” shall mean a sale of all or substantially all of the assets of the Partnership not in the ordinary course of business.

1.13 “Certificate” shall mean a certificate issued by the Partnership evidencing ownership of one or more Units.

1.14 “Close of Business” shall mean 5:00 PM New York time.

1.15 “Creation Basket” shall mean 100,000 Units, or such other number of Units as may be determined by the General Partner from time to time, purchased by a Participant.

1.16 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.17 “Departing Partner” shall mean a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner.

1.18 “Depository” or “DTC” shall mean The Depository Trust Company, New York, New York, or such other depository of Units as may be selected by the General Partner as specified herein.

1.19 “Depository Agreement” shall mean the Letter of Representations from the General Partner to the Depository, dated as of October 1, 2007, as may be amended or supplemented from time to time.

1.20 “Distributable Cash” shall mean, with respect to any period, all cash revenues of the Partnership (not including (i) Capital Contributions, (ii) funds received by the Partnership in respect of indebtedness incurred by the Partnership, (iii) interest or other income earned on temporary investments of Partnership funds pending utilization, and (iv) proceeds from any Capital Transaction), less the sum of the following: (x) all amounts expended by the Partnership pursuant to this Agreement in such period and (y) such working capital or reserves or other amounts as the General Partner reasonably deems to be necessary or appropriate for the proper operation of the Partnership’s business or its winding up and liquidation. The General Partner in its sole discretion may from time to time declare other funds of the Partnership to be Distributable Cash.

1.21 “DTC Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.22 “General Partner” shall mean Victoria Bay Asset Management, LLC, a Delaware limited liability company, or any Person who, at the time of reference thereto, serves as a general partner of the Partnership.

1.23 “Global Certificates” shall mean the global certificate or certificates issued to the Depository as provided in the Depository Agreement, each of which shall be in substantially the form attached hereto as Exhibit A.

1.24 “Indirect Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.25 “Initial Limited Partner” shall have the meaning assigned to such term in Section 3.3.

1.26 “Initial Offering Period” shall mean the period commencing with the initial effective date of the Prospectus and terminating no later than the ninetieth (90th) day following such date unless extended for up to an additional 90 days at the sole discretion of the General Partner.

1.27 “Limited Partner” shall mean the Organizational Limited Partner prior to its withdrawal from the Partnership and any other Person who is a limited partner (whether the Initial Limited Partner, a Limited Partner admitted pursuant to this Agreement or an assignee who is admitted as a Limited Partner) at the time of reference thereto, in such Person’s capacity as a limited partner of the Partnership.

1.28 “Management Fee” shall mean the management fee paid to the General Partner pursuant to this Agreement.

1.29 “Net Asset Value” or “NAV” shall mean the current market value of the Partnership’s total assets, less any liabilities, as reasonably determined by the General Partner or its designee.

1.30 “Opinion of Counsel” shall mean a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

1.31 “Organizational Limited Partner” shall mean Wainwright Holdings, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

1.32 “Outstanding” shall mean, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.

1.33 “Participant” shall mean a Person that is a DTC Participant and has entered into an Authorized Purchaser Agreement which, at the relevant time, is in full force and effect.

1.34 “Partner” shall mean the General Partner or any Limited Partner. “Partners” shall mean the General Partner and all Limited Partners (unless otherwise indicated).

1.35 “Partnership” shall mean the limited partnership hereby formed, as such limited partnership may from time to time be constituted.

1.36 “Partnership Securities” shall mean any additional Units, options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership.

1.37 “Person” shall mean any natural person, partnership, limited partnership, limited liability company, trust, estate, corporation, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

1.38 “Profit or Loss” with respect to any Accounting Period shall mean the excess (if any) of:

(a) the Net Asset Value as of the Valuation Time on the Valuation Date, less

(b) the Net Asset Value as of the Valuation Time on the Valuation Date immediately preceding the commencement of such Accounting Period,

adjusted as deemed appropriate by the General Partner to reflect any Capital Contributions, redemptions, withdrawals, distributions, or other events occurring or accounted for during such Accounting Period (including any allocation of Profit or Loss to a redeeming partner pursuant to Article 4.3.2 with respect to such Accounting Period).

If the amount determined pursuant to the preceding sentence is a positive number, such amount shall be the “Profit” for the Accounting Period and if such amount is a negative number, such amount shall be the “Loss” for the Accounting Period.

1.39 “Prospectus” shall mean the United States 12 Month Oil Fund, LP prospectus, dated December 7, 2007, as the same may have been amended or supplemented, used in connection with the offer and sale of Units in the Partnership.

1.40 “Record Date” shall mean the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at any meeting of Limited Partners or entitled to vote by ballot or give approval of any Partnership action in writing without a meeting or entitled to exercise rights in respect of any action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

1.41 “Record Holder” shall mean the Person in whose name such Unit is registered on the books of the Transfer Agent as of the open of business on a particular Business Day.

1.42 “Redeemable Units” shall mean any Units for which a redemption notice has been given.

1.43 “Redemption Basket” shall mean 100,000 Units or such other number of Units as may be determined by the General Partner from time to time, redeemed by a Participant.

1.44 “Revolving Credit Facility” shall mean a revolving credit facility that the Partnership may enter into on behalf of the Partnership with one or more commercial banks or other lenders for liquidity or other purposes for the benefit of the Partnership.

1.45 “Substituted Limited Partner” shall mean a Person who is admitted as a Limited Partner to the Partnership pursuant to Article 11.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

1.46 “Tax Certificate” shall mean an Internal Revenue Service Form W-9 (or the substantial equivalent thereof) in the case of a Limited Partner that is a U.S. person within the meaning of the Code, or an Internal Revenue Service Form W-8BEN or other applicable form in the case of a Limited Partner that is not a U.S. person.

1.47 “Transfer Agent” shall mean Brown Brothers Harriman & Co. or such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units or any applicable Partnership Securities.

1.48 “Transfer Application” shall mean an application and agreement for transfer of Units, which shall be substantially in the form attached hereto as Exhibit C.

1.49 “Unit” shall mean an interest of a Limited Partner or an assignee of the Partnership representing such fractional part of the interests of all Limited Partners and assignees as shall be determined by the General Partner pursuant to this Agreement.

1.50 “Unit Register” shall have the meaning assigned to such term in Article 9.2.1.

1.51 “Unitholders” shall mean the General Partner and all holders of Units, where no distinction is required by the context in which the term is used.

1.52 “Valuation Date” shall mean the last Business Day of any Accounting Period.

1.53 “Valuation Time” shall mean (i) Close of Business on a Valuation Date or (ii) such other time or day as the General Partner in its discretion may determine from time to time either in any particular case or generally.

ARTICLE 2
General Provisions

2.1 This Agreement shall become effective on the date set forth in the preamble of this Agreement. The rights and liabilities of the Partners shall be as set forth in the Act, except as herein otherwise expressly provided. The Partnership shall continue without interruption as a limited partnership pursuant to the provisions of the Act.

2.2 The name of the Partnership shall be United States 12 Month Oil Fund, LP; however, the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the General Partner to the Limited Partners.

2.3 The Partnership’s principal place of business shall be located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such other place as the General Partner may designate from time to time. The registered agent for the Partnership is Corporation Service Company and the registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

2.4 The investment objective of the Partnership is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on crude oil traded on the New York Mercantile Exchange (the “Benchmark Futures Contracts”) consisting of the near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less the Partnership’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

The net assets of the Partnership will consist primarily of investments in futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). This may include contracts that are of the standard industry size as measured in physical amounts of crude oil, as well as similar contracts that are financially settled but are based on a percentage of the standard size contracts. The Partnership may also invest in other crude oil-related investments such as cash-settled options on Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, natural gas, and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

2.5 The term of the Partnership shall be from the date of its formation in perpetuity, unless earlier terminated in accordance with the terms of this Agreement.

2.6 The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business. The General Partner shall not be required to deliver or mail to the Limited Partners a copy of the certificate of limited partnership of the Partnership or any certificate of amendment thereto.

2.7 The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes, business, protection and benefit of the Partnership.

2.8 The business and affairs of the Partnership shall be managed by the General Partner in accordance with Article 7 hereof. The General Partner has seven directors, a majority of whom may also be executive officers of the General Partner. The General Partner shall establish and maintain an audit committee of its board of directors for the Partnership (the “Audit Committee”) in compliance with, and granted the requisite authority and funding pursuant to, any applicable (1) federal securities laws and regulations, including the Sarbanes-Oxley Act of 2002, and (2) rules, policies and procedures of any national securities exchange on which the securities issued by the Partnership are listed and traded.

ARTICLE 3
Partners and Capital Contributions

3.1 General Partner.

3.1.1 The name of the General Partner is Victoria Bay Asset Management, LLC, which maintains its principal business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

3.1.2 In consideration of management and administrative services rendered by the General Partner, the Partnership shall pay the Management Fee to the General Partner (or such other person or entity designated by the General Partner) including the payment of expenses in the ordinary course of business. Expenses in the “ordinary course of business” shall not include the payment of (i) brokerage fees, (ii) licensing fees for the use of intellectual property used by the Partnership, or (iii) registration or other fees paid to the Securities and Exchange Commission (“SEC”), the NASD, or any other regulatory agency in connection with the offer and sale of the Units and all legal, accounting, printing and other expenses associated therewith; provided, however, that the fees and expenses incurred under (iii) in connection with the initial public offering of the Units shall be paid by the General Partner. The Partnership also pays the fees and expenses, including directors and officers’ liability insurance, of the independent directors. The Management Fee shall be 0.60% of NAV. Fees and Expenses, including the Management Fee, are calculated on a daily basis and paid on a monthly basis (accrued at 1/365 of applicable percentage of the NAV on that day). The General Partner may, in its sole discretion, waive all or part of the Management Fee. The Partnership shall be responsible for all extraordinary expenses (i.e., expenses not in the ordinary course of business, including, without limitation, the items listed above in this Section 3.1.2, the indemnification of any Person against liabilities and obligations to the extent permitted by law and required under this Agreement and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation).

3.1.3 In connection with the formation of the Partnership under the Act, the General Partner acquired a 2% interest in the profits and losses of the Partnership and made an initial capital contribution to the Partnership in the amount of $20.00, and the Organizational Limited Partner acquired a 98% interest in the profits and losses of the Partnership and made an initial capital contribution to the Partnership in the amount of $980.00. As of the date hereof, the interest of the Organizational Limited Partner shall be redeemed, the initial capital contribution of the Organizational Limited Partner shall be refunded, and the Organizational Limited Partner shall thereupon withdraw and cease to be a Limited Partner. 98% of any interest or other profit that may have resulted from the investment or other use of such initial capital contribution was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner. As of the first date of the offering, the General Partner shall be issued an appropriate number of Units based on its initial capital contribution. The General Partner may but shall not be required to make Capital Contributions to the Partnership on or after the date hereof. If the General Partner does make a Capital Contribution to the Partnership on or after the date hereof, it shall be issued Units based on the same terms and conditions applicable to the purchase of a Creation Basket under Article 16 hereof.

3.1.4 The General Partner may not, without written approval by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or under applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

3.1.5 Except as otherwise provided herein, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, taken as a whole, without the approval of at least a majority of the Limited Partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

3.1.6 Unless approved by a majority of the Limited Partners, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership, to the extent it would materially and adversely affect the Limited Partners, to be taxable as a corporation for federal income tax purposes.

3.1.7 Notwithstanding any other provision of this Agreement, the General Partner is not authorized to institute or initiate on behalf of, or otherwise cause the Partnership to:

(a) make a general assignment for the benefit of creditors;

(b) file a voluntary bankruptcy petition; or

(c) file a petition seeking for the Partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

3.2 Issuance of Units. Units in the Partnership will only be issued in a Creation Basket or whole number multiples thereof.

3.3 Initial Limited Partner. The name of the initial Limited Partner is Kellogg Capital Group, LLC (the “Initial Limited Partner”). The business address and Capital Contribution of the Initial Limited Partner are 55

Broadway, New York, NY 10006. The Initial Limited Partner shall purchase the initial Creation Basket at an initial offering price per Unit of $50 per Unit.

3.4 Capital Contribution. Except as otherwise provided in this Agreement, no Partner shall have any right to demand or receive the return of its Capital Contribution to the Partnership. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s capital account.

ARTICLE 4
Capital Accounts of Partners and Operation Thereof

4.1 Capital Accounts. There shall be established on the books and records of the Partnership for each Partner (or Beneficial Owner in the case of Units held by a nominee) a capital account (a “Capital Account”). It is intended that each Partner’s Capital Account shall be maintained at all times in a manner consistent with Section 704 of the Code and applicable Treasury regulations thereunder, and that the provisions hereof relating to the Capital Accounts shall be interpreted in a manner consistent therewith. For each Accounting Period, the Capital Account of each Partner shall be:

(i) credited with the amount of any Capital Contributions made by such Partner during such Accounting Period;

(ii) credited with any allocation of Profit made to such Partner for such Accounting Period;

(iii) debited with any allocation of Loss made to such Partners for such Accounting Period; and

(iv) debited with the amount of cash paid to such Partner as an amount withdrawn or distributed to such Partner during such Accounting Period, or, in the case of any payment of a withdrawal or distribution in kind, the fair value of the property paid or distributed during such Accounting Period.

4.1.1 For any Accounting Period in which Units are issued or redeemed for cash or other property, the General Partner shall, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), adjust the Capital Accounts of all Partners and the carrying value of each Partnership asset upward or downward to reflect any unrealized gain or unrealized loss attributable to each such Partnership asset, as if such unrealized gain or unrealized loss had been recognized on an actual sale of the asset and had been allocated to the Partners at such time pursuant to Article 4.2 of this Agreement in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

4.1.2 To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.2 Allocation of Profit or Loss. Profit or Loss for an Accounting Period shall be allocated among the Partners in proportion to the number of Units each Partner holds as of the close of business on the last Business Day of such Accounting Period. The General Partner may revise, alter or otherwise modify this method of allocation to the extent it deems necessary to comply with the requirements of Section 704 or Section 706 of the Code and Treasury Regulations or administrative rulings thereunder.

4.3 Allocations for Tax Purposes

4.3.1 Except as otherwise provided in this Agreement, for each fiscal year of the Partnership, items of income, deduction, gain, loss, and credit recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in a manner that equitably reflects the amounts credited or debited to each Partner’s Capital Account for each Accounting Period during such fiscal year. Allocations under this Article 4.3 shall be made by the General Partner in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with applicable Treasury Regulations promulgated thereunder (including, without limitation, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i), and 1.704-3(e)).

4.3.2 Notwithstanding anything else contained in this Article 4, if any Partner has a deficit Capital Account for any Accounting Period as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d) (6), then the Partnership’s income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Article 4.3.2 shall be taken into account in computing subsequent allocations pursuant to this Article 4 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to the first sentence of this Article 4.3.2.

4.3.3 Allocations that would otherwise be made to a Limited Partner under the provisions of this Article 4 shall instead be made to the Beneficial Owner of Units held by a nominee.

4.4 Compliance. In applying the provisions of this Article 4, the General Partner is authorized to utilize such reasonable accounting conventions, valuation methods and assumptions as the General Partner shall determine to be appropriate and in compliance with the Code and applicable Treasury Regulations. The General Partner may amend the provisions of this Agreement to the extent it determines to be necessary to comply with the Code and Treasury Regulations.

ARTICLE 5
Records and Accounting; Reports

5.1 Records and Accounting. The Partnership will keep proper books of record and account of the Partnership at its office located in 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including that of an administrative agent, as it may subsequently designate upon notice to the Limited Partners. These books and records are open to inspection by any person who establishes to the Partnership’s satisfaction that such person is a Limited Partner upon reasonable advance notice at all reasonable times during the usual business hours of the Partnership.

5.2 Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the Partnership, including, without limitation, a balance sheet as of the end of the Partnership’s fiscal year and statements of income, Partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the Partnership during the period covered by the report, and

(iii) a report of any material transactions between the Partnership and the General Partner or any of its Affiliates, including fees or compensation paid by the Partnership and the services performed by the General Partner or any such Affiliate or such fees or compensation.

5.3 Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the Partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the Partnership during the period covered by the report.

5.4 Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the Partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the Partnership’s Prospectus or any amendment thereto, other account statements or annual reports.

5.5 Tax Information. The General Partner shall use its best efforts to prepare and to transmit a U.S. federal income tax form K-1 for each Partner, Assignee, or Beneficial Owner or a report setting forth in sufficient detail such transactions effected by the Partnership during each fiscal year as shall enable each Partner, Assignee, or Beneficial Owner to prepare its U.S. federal income tax return, if any, within a reasonable period after the end of such fiscal year.

5.6 Tax Returns. The General Partner shall cause income tax returns of the Partnership to be prepared and timely filed with the appropriate authorities.

5.7 Tax Matters Partner. The General Partner is hereby designated as the Partnership’s “Tax Matters Partner,” as defined under Section 6231(a)(7) of the Code. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under U.S. Treasury regulations. Any Partner shall have the right to participate in any administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be expenses of the Partnership. Each Partner who elects to participate in such proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation. The cost of any resulting audits or adjustments of a Partner’s tax return shall be borne solely by the affected Partner. In the event of any audit, investigation, settlement or review, for which the General Partner is carrying out the responsibilities of Tax Matters Partner, the General Partner shall keep the Partners reasonably apprised of the status and course of such audit, investigation, settlement or review and shall forward copies of all written communications from or to any regulatory, investigative or judicial authority with regard thereto.

ARTICLE 6
Fiscal Affairs

6.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year. The General Partner may select an alternate fiscal year.

6.2 Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investment, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities and securities guaranteed by U.S. government agencies as shall be designed by the General Partner. Such funds shall not be commingled with funds of any other Person. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

6.3 Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be made by the General Partner.

6.4 Tax Elections. The General Partner shall, from time to time, make such tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement. Notwithstanding the foregoing, the General Partner shall make a timely election under Section 754 of the Code.

6.5 Partnership Interests. Title to the Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner will use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

ARTICLE 7
Rights and Duties of the General Partner

7.1 Management Power. The General Partner shall have exclusive management and control of the business and affairs of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of general partner as provided in the Act and as otherwise provided by law. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to, the right, power and authority from time to time to do the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership, or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (c) being subject, however, to any prior approval that may be required in accordance with this Agreement);

(d) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons, and the repayment of obligations of the Partnership;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(f) the distribution of Distributable Cash;

(g) the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”), agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h) the maintenance of insurance for the benefit of the Partners and the Partnership (including, without limitation, the assets and operations of the Partnership);

(i) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships;

(j) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(k) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(l) the entering into of listing agreements with the American Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange; and

(m) the purchase, sale or other acquisition or disposition of Units.

7.2 Best Efforts. The General Partner will use its best efforts to cause the Partnership to be formed, reformed, qualified or registered under assumed or fictitious name statutes or similar laws in any state in which the Partnership owns property or transacts business if such formation, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business.

7.3 Right of Public to Rely on Authority of a General Partner. No person shall be required to determine the General Partner’s authority to make any undertaking on behalf of the Partnership.

7.4 Obligation of the General Partner. The General Partner shall:

(a) devote to the Partnership and apply to the accomplishment of the Partnership purposes so much of its time and attention as is necessary or advisable to manage properly the affairs of the Partnership;

(b) maintain the Capital Account for each Partner; and

(c) cause the Partnership to enter into and carry out the obligations of the Partnership contained in the agreements with Affiliates of the General Partner as described in the Prospectus and cause the Partnership not to take any action in violation of such agreements.

7.5 Good Faith. The General Partner has a responsibility to the Limited Partners to exercise good faith and fairness in all dealings. In the event that a Limited Partner believes that the General Partner has violated its fiduciary duty to the Limited Partners, he may seek legal relief individually or on behalf of the Partnership under applicable laws, including under the Act and under securities and commodities laws, to recover damages from or require an accounting by the General Partner. Limited Partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of this Agreement as well as applicable law. Limited Partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited Partners who have suffered losses in connection with the purchase or sale of the Units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited Partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the Commodities Futures Trading Commission (“CFTC”) by the General Partner.

7.6 Indemnification

7.6.1 Notwithstanding any other provision of this Agreement, neither a General Partner nor any employee or other agent of the Partnership nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any Partner or the Partnership for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee or agent of the Partnership or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee or agent of the Partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s action was in the best interests of the Partnership and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for the Partnership’s independent auditors) in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, the provisions of this Article 7.6.1 and of Article 7.6.2 hereof shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any officer, director, stockholder, partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 7.6.1 and of Article 7.6.2 hereof to the fullest extent permitted by law.

7.6.2 The Partnership shall, to the fullest extent permitted by law, but only out of Partnership assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at the Partnership’s request as directors, officers or trustees of another organization in which the Partnership has an interest as a Unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Partnership, and except that no Covered Person shall be indemnified against any liability to the Partnership or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Partnership if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Partnership, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Partnership and that such indemnification would not protect such persons against any liability to the Partnership or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons of indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Partnership or to have been liable to the Partnership or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article 7.6.2, an “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom no actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article 7.6.2 shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Partnership to purchase and maintain liability insurance on behalf of any such person.

Nothing in this Article 7.6.2 shall be construed to subject any Covered Person to any liability to which he or she is not already liable under this Agreement or applicable law.

7.6.3 Each Limited Partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

7.7 Resolutions of Conflicts of Interest; Standard of Care.

7.7.1 Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all Partners and shall not constitute a breach of this Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. If a dispute arises, it will be resolved through negotiations with the General Partner or by a court located in the State of Delaware. Any resolution of a dispute is deemed to be fair and reasonable to the Partnership if the resolution is:

•	approved by the Audit Committee, although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval;
•	on terms no less favorable to the Limited Partners than those generally being provided to or available from unrelated third parties; or
•	fair to the Limited Partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the Limited Partners.

7.7.2 Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner is permitted or required to make a decision (i) in its discretion or under a grant of similar authority or latitude, the General Partner shall be entitled to the extent permitted by applicable law, to consider only such interest and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the partnership or the Limited Partners, or (ii) in its good faith or under another express standard, the General Partner shall act under such express standard and except as required by applicable law, shall not be subject to any other different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law.

7.8 Other Matters Concerning the General Partner.

7.8.1 The General Partner (including the Audit Committee) may rely on and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

7.8.2 The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and any opinion or advice of any such person as to matters which the General Partner (including the Audit Committee) believes to be within such person’s professional or expert competence shall be the basis for full and complete authorization of indemnification and provide legal protection with respect to any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

7.8.3 The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.9 Other Business Ventures. Any Partner, director, employee, Affiliate or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise; and, neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived there from.

7.10 Contracts with the General Partner or its Affiliates. The General Partner may, on behalf of the Partnership, enter into contracts with any Affiliate. The validity of any transaction, agreement or payment involving the Partnership and any General Partner or any Affiliate of a General Partner otherwise permitted by the terms of this Agreement shall not be affected by reason of (i) the relationship between the Partnership and the Affiliate of the General Partner, or (ii) the approval of said transaction agreement or payment by officers or directors of the General Partner.

7.11 Additional General Partners. Additional general partners may be admitted with the consent of the General Partner.

ARTICLE 8
Rights and Obligations of Limited Partners

8.1 No Participation in Management. No Limited Partner (other than a General Partner if it has acquired an interest of a Limited Partner) shall take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

8.2 Limitation of Liability. Except as provided in the Act, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership. A Limited Partner will not be liable for assessments in addition to its initial capital investment in any capital securities representing limited partnership interests. However, a Limited Partner may be required to repay to the Partnership any amounts wrongfully returned or distributed to it under some circumstances.

8.3 Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an interest, or the admission of a Limited Partner to the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding.

8.4 Effective Date. The effective date of admission of a Limited Partner shall be the date designated by the General Partner in writing to such assignee or transferee.

8.5 Death or Incapacity of Limited Partner. The death or legal incapacity of a Limited Partner shall not cause dissolution of the Partnership.

8.6 Rights of Limited Partner Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as otherwise limited under this Agreement, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii) to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v) to obtain true and full information regarding the amount of cash contributed by and a description and statement of the value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Article 8.6).

ARTICLE 9
Unit Certificates

9.1 Unit Certificates. Certificates shall be executed on behalf of the Partnership by any officer either of the General Partner or, if any, of the Partnership.

9.2 Registration Form, Registration of Transfer and Exchange.

9.2.1 The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register”) in which, subject to such reasonable regulations as it may prescribe, the General Partner will provide for the registration and the transfer of Units. The Transfer Agent has been appointed registrar and transfer agent for the purpose of registering and transferring Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Article 9.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

9.2.2 Book-Entry-Only System.

(a) Global Certificate Only. Unless otherwise authorized by the General Partner, Certificates for Units will not be issued, other than the one or more Global Certificates issued to the Depository. So long as the Depository Agreement is in effect, Creation Baskets will be issued and redeemed and Units will be transferable solely through the book-entry systems of the Depository and the DTC Participants and their Indirect Participants as more fully described below.

(1) Global Certificate. The Partnership and the General Partner will enter into the Depository Agreement pursuant to which the Depository will act as securities depository for the Units. Units will be represented by the Global Certificate (which may consist of one or more certificates as required by the Depository), which will be registered, as the Depository shall direct, in the name of Cede & Co., as nominee for the Depository and deposited with, or on behalf of, the Depository. No other certificates evidencing Units will be issued. The Global Certificate shall be in the form attached hereto as Exhibit A and shall represent such Units as shall be specified therein, and may provide that it shall represent the aggregate amount of outstanding Units from time to time endorsed thereon and that the aggregate amount of outstanding Units represented thereby may from time to time be increased or decreased to reflect creations or redemptions of Baskets. Any endorsement of a Global Certificate to reflect the amount, or any increase or decrease in the amount, of outstanding

Units represented thereby shall be made in such manner and upon instructions given by the General Partner on behalf of the Partnership as specified in the Depository Agreement.

(2) Legend. Any Global Certificate issued to the Depository or its nominee shall bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) The Depository. The Depository has advised the Partnership and the General Partner as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among the DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants”). The Depository may determine to discontinue providing its service with respect to Creation Baskets and Units by giving notice to the General Partner pursuant to and in conformity with the provisions of the Depository Agreement and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, the General Partner shall take action either to find a replacement for the Depository to perform its functions at a comparable cost and on terms acceptable to the General Partner or, if such a replacement is unavailable, to terminate the Partnership.

(4) Beneficial Owners. As provided in the Depository Agreement, upon the settlement date of any creation, transfer or redemption of Units, the Depository will credit or debit, on its book-entry registration and transfer system, the number of Units so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The accounts to be credited and charged shall be designated by the General Partner on behalf of the Partnership and each Participant, in the case of a creation or redemption of Baskets. Ownership of beneficial interest in Units will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Beneficial Owners will be shown on, and the transfer of beneficial ownership by Beneficial Owners will be effected only through, in the case of DTC Participants, records maintained by the Depository and, in the case of Indirect Participants and Beneficial Owners holding through a DTC Participant or an Indirect Participant, through those records or the records of the relevant DTC Participants. Beneficial Owners are expected to receive, from or through the broker or bank that maintains the account through which the Beneficial Owner has purchased Units, a written confirmation relating to their purchase of Units.

(5) Reliance on Procedures. Except for those who have provided Transfer Applications to the General Partner, so long as Cede & Co., as nominee of the Depository, is the registered owner of Units, references herein to the registered or record owners of Units shall mean Cede & Co. and shall not mean the Beneficial Owners of Units. Beneficial Owners of Units will not be entitled to have

Units registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the record or registered holder of Units under this Agreement. Accordingly, to exercise any rights of a holder of Units under the Agreement, a Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a DTC Participant, on the procedures of each DTC Participant or Indirect Participant through which such Beneficial Owner holds its interests. The Partnership and the General Partner understand that under existing industry practice, if the Partnership requests any action of a Beneficial Owner, or a Beneficial Owner desires to take any action that the Depository, as the record owner of all outstanding Units, is entitled to take, the Depository will notify the DTC Participants regarding such request, such DTC Participants will in turn notify each Indirect Participant holding Units through it, with each successive Indirect Participant continuing to notify each person holding Units through it until the request has reached the Beneficial Owner, and in the case of a request or authorization to act that is being sought or given by a Beneficial Owner, such request or authorization is given by the Beneficial Owner and relayed back to the Partnership through each Indirect Participant and DTC Participant through which the Beneficial Owner’s interest in the Units is held.

(6) Communication between the Partnership and the Beneficial Owners. As described above, the Partnership will recognize the Depository or its nominee as the owner of all Units for all purposes except as expressly set forth in this Agreement. Conveyance of all notices, statements and other communications to Beneficial Owners will be effected in accordance with this paragraph. Pursuant to the Depository Agreement, the Depository is required to make available to the Partnership, upon request and for a fee to be charged to the Partnership, a listing of the Unit holdings of each DTC Participant. The Partnership shall inquire of each such DTC Participant as to the number of Beneficial Owners holding Units, directly or indirectly, through such DTC Participant. The Partnership shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Beneficial Owners. In addition, the Partnership shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

(7) Distributions. Distributions on Units pursuant to this Agreement shall be made to the Depository or its nominee, Cede & Co., as the registered owner of all Units. The Partnership and the General Partner expect that the Depository or its nominee, upon receipt of any payment of distributions in respect of Units, shall credit immediately DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in Units as shown on the records of the Depository or its nominee. The Partnership and the General Partner also expect that payments by DTC Participants to Indirect Participants and Beneficial Owners held through such DTC Participants and Indirect Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of such DTC Participants and Indirect Participants. Neither the Partnership nor the General Partner will have any responsibility or liability for any aspects of the records relating to or notices to Beneficial Owners, or payments made on account of beneficial ownership interests in Units, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and the DTC Participants or the relationship between such DTC Participants and the Indirect Participants and Beneficial Owners owning through such DTC Participants or Indirect Participants or between or among the Depository, any Beneficial Owner and any person by or through which such Beneficial Owner is considered to own Units.

(8) Limitation of Liability. The Global Certificate to be issued hereunder is executed and delivered solely on behalf of the Partnership by the General Partner in its capacity as such and in the exercise of the powers and authority conferred and vested in it by this Agreement. The representations, undertakings and agreements made on the part of the Partnership in the Global Certificate are made and intended not as personal representations, undertakings and agreements by the General

Partner, but are made and intended for the purpose of binding only the Partnership. Nothing in the Global Certificate shall be construed as creating any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in this Agreement.

(9) Successor Depository. If a successor to the Depository shall be employed as Depository hereunder, the Partnership and the General Partner shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 9.2.2.

(10) Transfer of Units. Beneficial Owners that are not DTC Participants may transfer Units by instructing the DTC Participant or Indirect Participant holding the Units for such Beneficial Owner in accordance with standard securities industry practice. Beneficial Owners that are DTC Participants may transfer Units by instructing the Depository in accordance with the rules of the Depository and standard securities industry practice.

9.2.3 Except as otherwise provided in this Agreement, the Partnership shall not recognize any transfer of Units until the Certificates (if applicable) and a Transfer Application have been provided to the General Partner evidencing such Units are surrendered for registration of transfer. Such Certificates must be accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that, as a condition to the issuance of any new Certificate under this Article 9.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

9.3 Mutilated, Destroyed, Lost or Stolen Certificates.

9.3.1 If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership, shall execute, and upon its request, the Transfer Agent shall countersign and deliver in exchange therefore, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

9.3.2 The General Partner, on behalf of the Partnership, shall execute, and upon its request, the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(a) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(b) requests the issuance of a new Certificate before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c) if requested by the General Partner, delivers to the Partnership a bond or such other form of security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(d) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

9.3.3 As a condition to the issuance of any new Certificate under this Article 9.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

9.4 Record Holder. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

9.5 Partnership Securities. The General Partner is hereby authorized to cause the Partnership to issue Partnership Securities, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

9.5.1 The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any national securities exchange on which the Units or other Partnership Securities are listed for trading.

ARTICLE 10
Transfer of Interests

10.1 Transfer.

10.1.1 The term “transfer,” when used in this Article 10 with respect to an interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

10.1.2 No interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of an interest not made in accordance with this Article 10 shall be null and void.

10.2 Transfer of General Partner’s Interest.

10.2.1 Except as set forth in this Article 10.2.1, the General Partner may transfer all, but not less than all, of its interest as the general partner to a single transferee if, but only if, (i) at least a majority of the Limited Partners approve of such transfer and of the admission of such transferee as general partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and other applicable agreements, and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. The foregoing notwithstanding, the General Partner is expressly permitted to pledge its interest as General Partner to secure the obligations of the Partnership under a Revolving Credit Facility, as the same may be amended, supplemented, replaced, refinanced or restated from time to time, or any successor or subsequent loan agreement.

10.2.2 Neither Article 10.2.1 nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its interest as a general partner to an Affiliate or (ii) the transfer by the General Partner of all its interest as a general partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purpose. In the case of a transfer pursuant to this Article 10.2.2, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the interest, and the business of the Partnership shall continue without dissolution.

10.3 Transfer of Units.

10.3.1 Units may be transferred only in the manner described in Article 9.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

10.3.2 Until admitted as a Substituted Limited Partner pursuant to Article 11, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

10.3.3 Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

10.3.4 A transferee who has completed and delivered a Transfer Application provided by the seller of the Units (or if purchased on an exchange directly from the Partnership), shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement, and (v) given the consents and made the waivers contained in this Agreement.

10.4 Restrictions on Transfers. Notwithstanding the other provisions of this Article 10, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC, or any other governmental authorities with jurisdiction over such transfer, (b) cause the Partnership to be taxable as a corporation or (c) affect the Partnership’s existence or qualification as a limited partnership under the Act. The General Partner may request each Record Holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a Record Holder or a Limited Partner if such ownership would subject the Partnership to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. If the Record Holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of a Limited Partner, the General Partner may be substituted as a holder for the Record Holder, who will then be treated as a non-citizen assignee, and the Partnership will have the right to redeem those securities held by the Record Holder.

10.5 Tax Certificates.

10.5.1 All Limited Partners or Assignees (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) are required to provide the Partnership with a properly completed Tax Certificate.

10.5.2 If a Limited Partner or Assignee (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) fails to provide the Partnership with a properly completed Tax Certificate, the General Partner may request at any time and from time to time, that such Limited Partner or Assignee (or Beneficial Owner) shall, within 15 days after request (whether oral or written)

therefore by the General Partner, furnish to the Partnership, a properly completed Tax Certificate. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 15-day period such Tax Certificate, the Units owned by such Limited Partner or Assignee (or in the case of a Limited Partner or Assignee that holds Units on behalf of a Beneficial Owner, the Units held on behalf of the Beneficial Owner) shall be subject to redemption in accordance with the provisions of Article 10.6.

10.6 Redemption of Units for Failure to Provide Tax Certificate.

10.6.1 If at any time a Limited Partner or Assignee fails to furnish a properly completed Tax Certificate within the 15-day period specified in Article 10.5.2, the Partnership may redeem the Units of such Limited Partner or Assignee as follows:

(a) The General Partner shall not later than the tenth (10th) Business Day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at its last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed (the “Notice Date”). The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, and that payment of the redemption price will be made upon surrender of the certification evidencing the Redeemable Units.

(b) The aggregate redemption price for Redeemable Units shall be an amount equal to the market price as of the Close of Business on the Business Day immediately prior to the date fixed for redemption of Units to be so redeemed multiplied by the number of Units included among the Redeemable Units. The redemption price shall be paid in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the Prime Rate and payable in three equal annual installments of principal together with accrued interest commencing one year after the redemption date.

(c) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the certification evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or its duly authorized representative shall be entitled to receive the payment therefore.

(d) In the event the Partnership is required to pay withholding tax or otherwise withhold any amount on behalf of, or with respect to, a Limited Partner or Assignee (or Beneficial Owner) who has failed to provide a properly completed Tax Certificate, such amounts paid or withheld by the Partnership shall be deemed to have been paid to such Limited Partner or Assignee (or Beneficial Owner) as part of the redemption price for the Redeemable Units and the Partnership shall reduce the amount of the payment made to such Limited Partner or Assignee (or Beneficial owner) in redemption of such Redeemable Units by any amounts so withheld.

10.6.2 After the Notice Date, Redeemable Units shall no longer constitute issued and Outstanding Units and no allocations or distributions shall be made with respect to such Redeemable Units. In addition, after the Notice Date, the Redeemable Units shall not be transferable.

10.6.3 The provisions of this Article 10.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Beneficial Owner.

ARTICLE 11
Admission of Partners

11.1 Admission of Initial Limited Partners and Other Creation Basket Purchases. Subject to the requirements of this Article 11, upon the issuance by the Partnership of Units to the Initial Limited Partner and any other purchasers of a Creation Basket, the General Partner shall admit the Initial Limited Partner and such other purchasers of the Creation Basket to the Partnership as Limited Partners in respect of the Units purchased.

11.2 Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article 10, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate to a purchaser or other transferee, and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership, following the consent of the General Partner to such admission. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have none of the other rights of a Limited Partner.

11.3 Admission of Successor General Partner. A successor General Partner approved pursuant to this Article 11.3 or the transferee of or successor to all of the General Partner’s interest pursuant to Article 10.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Article 12 or the transfer of the General Partner’s interest pursuant to Article 10.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Article 10.2 has occurred. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be requited to effect the admission.

11.4 Admission of Additional Limited Partners.

11.4.1 A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in this Agreement, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

11.4.2 Notwithstanding anything to the contrary in this Article 11.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

11.5 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and if necessary, to prepare as soon as practical an amendment of this Agreement and if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Article 15.

ARTICLE 12
Withdrawal or Removal of Partners

12.1 Withdrawal of the General Partner.

12.1.1 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(a) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(b) the General Partner transfers all of its rights as general partner pursuant to this Agreement;

(c) the General Partner is removed;

(d) the General Partner (1) makes a general assignment for the benefit of creditors; (2) files a voluntary bankruptcy petition; (3) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (1) – (3) of this sentence; or (5) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(e) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

(f) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in this Article 12.1.1(d), (e) or (f) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Article 12.1 shall result in the withdrawal of the General Partner from the Partnership.

12.1.2 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a General Partner pursuant to Article 12.1.1(b) or is removed pursuant to Article 12.2. If the General Partner gives a notice of withdrawal pursuant to Article 12.1.1(a), holders of at least a majority of such Outstanding Units (excluding for purposes of such determination any Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein, the Partnership shall be dissolved in accordance with Article 13. If a successor General Partner is elected, such successor shall be admitted immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership without dissolution.

12.2 Removal of the General Partner. The General Partner may be removed only if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (excluding for this purpose any Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Units (excluding for this purpose any Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner.

12.3 Withdrawal of a Limited Partner other than the Organizational Limited Partner. In addition to withdrawal of a Limited Partner due to its redemption of Units constituting a Redemption Basket under this

Agreement, the General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of its Partner capital account, by giving not less than 15 days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the Capital Account of any Limited Partner: (i) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (ii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of its Partner Capital Account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from its Partner Capital Account, as the case may be, without further action on the part of said Limited Partner and the provisions of Article 17.6 shall apply.

ARTICLE 13
Termination and Distribution

13.1 Termination. The Partnership shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events:

(a) The death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of the Limited Partners within 90 days after such event elects to continue the Partnership and appoints a successor General Partner; or

(b) The affirmative vote of a majority in interest of the Limited Partners; provided, however, that any such termination shall be subject to the conditions set forth in this Agreement.

13.2 Assumption of Agreements. No vote by the Limited Partners to terminate the Partnership pursuant to Section 13.1(b) shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of the Partnership’s obligations arising under any agreement to which the Partnership is a party and which is still in force immediately prior to such vote regarding termination, and there shall have been an irrevocable appointment of an agent who shall be empowered to give and receive notices, reports and payments under such agreements, and hold and exercise such other powers as are necessary to permit all other parties to such agreements to deal with such agent as if the agent were the sole owner of the Partnership’s interest, which procedures are agreed to in writing by each of the other parties to such agreements.

13.3 Distribution

13.3.1 Upon termination of the Partnership, the affairs of the Partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the Partnership shall then be determined by the General Partner. Thereupon, the assets of the Partnership shall be distributed to the Partners pro rata in accordance with their Units. Each Partner shall receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from Partner to Partner, all as the General Partner in its sole discretion may decide. If such distributions are insufficient to return to any Partner the full amount of its Capital Contributions, such Partner shall have no recourse against any other Partner.

13.3.2 The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner or its successor, which is hereby authorized to do all acts authorized by law for these purposes. Without limiting the generality of the foregoing, the General Partner, in carrying out such winding up and distribution, shall have full power and authority to sell all or any of the Partnership’s assets or to distribute the same in kind to the Partners.

ARTICLE 14
Meetings

14.1 Meeting of Limited Partners. Upon the written request of 20% or more in interest of the Limited Partners, the General Partner may, but is not required to, call a meeting of the Limited Partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place.

ARTICLE 15
Power of Attorney

15.1 Appointment. Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a liquidator shall have been selected, the liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their respective authorized officers and attorneys-in-fact with full power of substitution, as its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to:

(a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (ii) all certificates, documents and other instruments that the General Partner or the liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, (iii) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, (iv) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner or the Capital Contribution of any Partner, (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Units issued, and (vi) all certificates documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership;

(b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approval waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to effectuate the terms or intent of this Agreement, provided, that when required by this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the liquidator may exercise the power of attorney made in this Article 15 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series;

15.2 Survival. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent death, incompetence, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership interest and shall extend to such Limited Partners or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the liquidator, within 15 days after receipt of the General

Partner’s or the liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE 16
Creation of Units

16.1 General. The Partnership will create and redeem Units from time to time, but only in one or more Creation Baskets or Redemption Baskets (a block of 100,000 Units shall be referred to as a “Basket”). The creation and redemption of Baskets will only be made in exchange for delivery to the Partnership or the distribution by the Partnership of the amount of United States government securities with maturities of 2 years or less (“Treasuries”) and any cash represented by the Baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of Units included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.

16.2 Creation Procedures. On any Business Day, a Participant, may place an order with the Partnership’s marketing agent to create one or more Baskets. Purchase orders must be placed by 12:00 PM New York time or the close of regular trading on the American Stock Exchange, whichever is earlier; except in the case of the Initial Limited Partner’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold, when such orders shall be placed by 9:00 AM New York time on the day agreed to by the General Partner and the Initial Limited Partner. The day on which the marketing agent receives a valid purchase order is the purchase order date. By placing a purchase order, the Participant agrees to deposit Treasuries with the Partnership, or a combination of Treasuries and cash. Prior to the delivery of Baskets for a purchase order, the Participant must also have wired to the custodian the non-refundable creation transaction fee described in this Article 16.

16.3 Determination of Required Deposits. The total deposit required to create each Basket (“Creation Basket Deposit”) is an amount of Treasuries and cash with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of Units to be created under the purchase order is in proportion to the total number of Units outstanding on the date the order is received. The General Partner determines, in its sole discretion or in consultation with the Administrator, the requirements for Treasuries that may be included in deposits to create Baskets and publishes, or its agent publishes on its behalf, such requirements at the beginning of each Business Day. The amount of cash deposit required is the difference between (i) the aggregate market value of the Treasuries included in a Creation Basket Deposit as of 4:00 PM on the date the order to purchase properly was made and (ii) the total required deposit.

16.4 Delivery of Required Deposits. A Participant who places a purchase order is responsible for transferring to the Partnership’s account with the custodian the required amount of Treasuries and cash by the end of the third Business Day following the purchase order date. Upon receipt of the deposit amount, the Administrator will direct DTC to credit the number of Baskets ordered to the Participant’s DTC account on the third Business Day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the custodian on behalf of the Partnership shall be borne solely by the Participant.

16.5 Rejection of Purchase Orders. The General Partner, or its marketing agent on its behalf, may reject a purchase order or a Creation Basket Deposit if: (1) it determines that the purchase order or the Creation Basket Deposit is not in proper form; (2) the General Partner believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Partnership or Limited Partners; (3) the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or (4) circumstances outside the control of the General Partner, marketing agent or custodian make it, for all practical purposes, not feasible to process creations of Baskets. None of the General Partner, marketing agent or custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

16.6 Creation Transaction Fee. To compensate the Partnership for its expenses in connection with the creation of Baskets, a Participant is required to pay a transaction fee to the Partnership of $1,000 per order to create Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC in advance of any change in the transaction fee and will not implement any increase in the fee for the creation of Baskets until 30 days after the date of the notice.

ARTICLE 17
Redemption of Units

17.1 General. The procedures by which a Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any Business Day, a Participant may place an order with the marketing agent to redeem one or more Baskets. Redemption orders must be placed by 12:00 PM New York time or the close of regular trading on the American Stock Exchange, whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the marketing agent. The day on which the marketing agent receives a valid redemption order is the redemption order date. By placing a redemption order, a Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Partnership not later than 3:00 PM New York time on the third Business Day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Participant must also have wired to the Partnership’s account with the custodian the non-refundable redemption transaction fee described in this Article 17.

17.2 Determination of Redemption Distribution. The redemption distribution from the Partnership consists of a transfer to the redeeming Participant of an amount of Treasuries and/or cash with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of Units to be redeemed under the redemption order is in proportion to the total number of Units outstanding on the date the order to redeem is received. The General Partner, directly or through its agent, will determine the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash, that may be included in distributions to redeem Baskets. The marketing agent will publish such requirements as of 4:00 PM New York time on the redemption order date.

17.3 Delivery of Redemption Distribution. The redemption distribution due from the Partnership is delivered to the Participant by 3:00 PM New York time on the third Business Day following the redemption order date if, by 3:00 PM New York time on such third Business Day, the Partnership’s DTC account has been credited with the Baskets to be redeemed. If the Partnership’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next Business Day to the extent of remaining whole Baskets received if the Partnership (1) receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and (2) the remaining Baskets to be redeemed are credited to the Partnership’s DTC account by 3:00 PM New York time on such next Business Day. Any further remaining amount of the redemption order shall be cancelled and the Participant will indemnify the Partnership for any losses, if any, due to such cancellation, including but not limited to the difference in the price of investments sold as a result of the redemption order and investments made to reflect that such order has been cancelled. The custodian is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Partnership’s DTC account by 3:00 PM New York time on the third Business Day following the redemption order date if the Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the General Partner may from time to time determine.

17.4 Suspension or Rejection of Redemption Orders. The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which any of the New York Mercantile Exchange, the American Stock Exchange or the New York Stock Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the Limited Partners. None of the General Partner, the marketing agent or the custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement. The General Partner will reject a redemption order if the order is not in proper form or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

17.5 Redemption Transaction Fee. To compensate the Partnership for its expenses in connection with the redemption of Baskets, a Participant is required to pay a transaction fee to the Partnership of $1,000 per order to redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC in advance of any change in the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

17.6 Required Redemption. The General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of its Partner Capital Account, by giving not less than 15 days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the Capital Account of any Limited Partner: (i) that the General Partner determines is a benefit plan investor (within the meaning of the Department of Labor Regulation (s) 2510.3-101(f)(2)) in order for the assets of the Partnership not to be treated as plan assets under ERISA; (ii) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (iii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of its Partner Capital Account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from its Partner Capital Account, as the case may be, without further action on the part of said Limited Partner.

ARTICLE 18
Miscellaneous

18.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) 5 Business Days after being mailed by first-class mail, postage prepaid, if to the Partnership or to a General Partner, or if to a Limited Partner, to the address set forth on Exhibit B hereof. Any Partner may change its address for the purpose of this Article by giving notice of such change to the Partnership, such change to become effective on the tenth Business Day after such notice is given.

18.2 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any Partnership property.

18.3 Governing Law, Successors, Severability. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware by and between residents of Delaware and shall, subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, personal representatives successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

18.4 Consent to Jurisdiction. The General Partner and the Limited Partners hereby (i) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of or relating to this Agreement, and (ii) consent to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party, to the fullest extent permitted by applicable law, waives any right it may otherwise have to (a) seek punitive or consequential damages, or (b) request a trial by jury.

18.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supercedes any prior agreement or understanding among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Article 3 and 15.

18.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated

in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

18.7 No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

18.8 Legends. If certificates for any interest or interests are issued evidencing a Limited Partner’s interest in the Partnerships, each such certificate shall bear such legends as may be required by applicable Federal and state laws, or as may be deemed necessary or appropriate by the General Partner to reflect restrictions upon transfer contemplated herein.

18.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.10 Relationship between the Agreement and the Act. Regardless of whether any provisions of this Agreement specifically refer to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Article 18.10, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of the Partnership’s certificate of limited partnership or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

General Partner
Victoria Bay Asset Management, LLC

By:
Name:
Title:

Organizational Limited Partner
Wainwright Holdings, Inc.

By:
Name:
Title:

Initial Limited Partner
Kellogg Capital Group, LLC

By:
Name:
Title:

EXHIBIT A

FORM OF GLOBAL CERTIFICATE

Evidencing Units Representing Limited Partner Interests
in United States 12 Month Oil Fund, LP

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This is to certify that Cede & Co. is the owner and registered holder of this Certificate evidencing the ownership of issued and outstanding Limited Partner Units (“Units”), each of which represents a fractional undivided unit of a beneficial interest in United States 12 Month Oil Fund, LP (the “Fund”), a Delaware limited partnership. Capitalized terms used not defined herein have the meaning given to such terms in the Amended and Restated Agreement of Limited Partnership, as amended, supplemented or restated to the date hereof (the “Limited Partnership Agreement”).

At any given time, this Certificate shall represent the limited units of beneficial interest in the Fund purchased by a particular authorized Participant on the date of this Certificate. The Limited Partnership Agreement of the Fund provides for the deposit of cash with the Fund from time to time and the issuance by the Fund of additional Creation Baskets representing the undivided units of beneficial interest in the assets of the Fund. At the request of the registered holder, this Certificate may be exchanged for one or more Certificates issued to the registered holder in such denominations as the registered holder may request; provided, however, that in the aggregate, the Certificates issued to the registered holder hereof shall represent all Units outstanding at any given time.

Each authorized Participant hereby grants and conveys all of its rights, title and interest in and to the Fund to the extent of the undivided interest represented hereby to the registered holder of this Certificate subject to and in pursuance of the Limited Partnership Agreement, all the terms, conditions and covenants of which are incorporated herein as if fully set forth at length.

The registered holder of this Certificate is entitled at any time upon tender of this Certificate to the Fund, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, at its principal office in the State of California and, upon payment of any tax or other governmental charges, to receive at the time and in the manner provided in the Limited Partnership Agreement, such holder’s ratable portion of the assets of the Fund for each Redemption Basket tendered and evidenced by this Certificate.

The holder of this Certificate, by virtue of the purchase and acceptance hereof, assents to and shall be bound by the terms of the Limited Partnership Agreement, copies of which are on file and available for inspection at reasonable times during business hours at the principal business office of the General Partner.

The Fund may deem and treat the person in whose name this Certificate is registered upon the books of the Fund as the owner hereof for all purposes and the Fund shall not be affected by any notice to the contrary.

The Limited Partnership Agreement and this Certificate are executed and delivered by Victoria Bay Asset Management, LLC as General Partner of the Fund, in the exercise of the powers and authority conferred and vested in it by the Limited Partnership Agreement. The representations, undertakings and agreements made on the part of the Fund in the Limited Partnership Agreement or this Certificate are made and intended not as personal representations, undertakings and agreements by the General Partner, other than acting in its capacity as such, but are made and intended for the purpose of binding only the Fund. Nothing in the Limited Partnership Agreement or this Certificate shall be construed as imposing any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in the Limited Partnership Agreement or this Certificate.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF UNITED STATES 12 MONTH OIL FUND, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, TERMINATE THE EXISTENCE OR QUALIFICATION OF UNITED STATES 12 MONTH OIL FUND, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR CAUSE UNITED STATES 12 MONTH OIL FUND, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). VICTORIA BAY ASSET MANAGEMENT, LLC, THE GENERAL PARTNER OF UNITED STATES 12 MONTH OIL FUND, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF UNITED STATES 12 MONTH OIL FUND, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not become valid or binding for any purpose until properly executed by the General Partner.

IN WITNESS WHEREOF, the General Partner of the Fund has caused this Certificate to be executed in its name by the manual or facsimile signature of one of its Authorized Persons.

Victoria Bay Asset Management, LLC,
as General Partner

By:
Date:

EXHIBIT B

ADDRESSES FOR NOTICE

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway, Suite 145
Alameda, California 9450

with a copy to

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
Attention: Manager, Fund Administration Department

EXHIBIT C

APPLICATION FOR TRANSFER OF UNITS

Transferees of Units must execute and deliver this application to United States 12 Month Oil Fund, LP, c/o Victoria Bay Asset Management, LLC, 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502, to be admitted as limited partners to United States 12 Month Oil Fund, LP.

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Units evidenced hereby and hereby certifies to United States 12 Month Oil Fund, LP (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Units) is an Eligible Holder.*

The Assignee (a) requests admission as a Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms used but not defined herein have the meanings given to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):
☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

If not an Individual (check one):

☐	the entity is subject to United States federal income taxation on the income generated by the Partnership;
☐	the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership;
☐	the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Important Note — by checking this box, the Assignee is contradicting its certification that it is an Eligible Holder.
*	The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Individuals or entities are subject to taxation, in the context of defining an Eligible Holder, to the extent they are taxable on the items of income and gain allocated by the Partnership. Schedule I hereto contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity**	☐ Non-resident Alien**
☐ Foreign Corporation**
**	As those terms are defined in the Code.

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is

3. My home address is

B. Partnership, Corporation or Other Interestholder

1.	The interestholder is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder’s U.S. employer identification number is

3. The interestholder’s office address and place of incorporation (if applicable) is

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the NASD, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Units shall be made to the best of the Assignee’s knowledge.

STATEMENT OF ADDITIONAL INFORMATION

United States 12 Month Oil Fund, LP

Before you decide whether to invest, you should read this entire Prospectus carefully and consider the risk factors beginning on page 11.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated April [Date], 2008.

SAI-1

Page
Overview of Petroleum Industry	SAI-3
Overview of Crude Oil	SAI-3
Crude Oil Regulation	SAI-5

SAI-2

Part of the following information was taken from the United States Government’s Energy Information Administration’s (EIA) website.

Overview of Petroleum Industry

Petroleum industry operations and profitability are influenced by many factors. Governmental policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating where and how companies conduct their operations and formulate their products and, in some cases, limiting their profits directly. Prices for crude oil and natural gas, petroleum products and petrochemicals are determined by supply and demand for these commodities. The members of the Organization of Petroleum Exporting Countries (OPEC) are typically the world’s swing producers of crude oil, and their production levels are a major factor in determining worldwide supply. Demand for crude oil and its products and for natural gas is largely driven by the conditions of local, national and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part.

Overview of Crude Oil

Characteristics. The physical characteristics of crude oils differ. Crude oil with a similar mix of physical and chemical characteristics, usually produced from a given reservoir, field or sometimes even a region, constitutes a crude oil “stream.” Most simply, crude oils are classified by their density and sulfur content. Less dense (or “lighter”) crudes generally have a higher share of light hydrocarbons — higher value products  — that can be recovered with simple distillation. The denser (“heavier”) crude oils produce a greater share of lower-valued products with simple distillation and require additional processing to produce the desired range of products. Some crude oils also have a higher sulfur content, an undesirable characteristic with respect to both processing and product quality. For pricing purposes, crude oils of similar quality are often compared to a single representative crude oil, a “benchmark,” of the quality class.

The quality of the crude oil dictates the level of processing and re-processing necessary to achieve the optimal mix of product output. Hence, price and price differentials between crude oils also reflect the relative ease of refining.

In addition to gravity and sulfur content, the type of hydrocarbon molecules and other natural characteristics may affect the cost of processing or restrict a crude oil’s suitability for specific uses. The presence of heavy metals, contaminants for the processing and for the finished product, is one example. The molecular structure of a crude oil also dictates whether a crude stream can be used for the manufacture of specialty products, such as lubricating oils or of petrochemical feedstocks.

Refiners therefore strive to run the optimal mix (or “slate”) of crudes through their refineries, depending on the refinery’s equipment, the desired output mix, and the relative price of available crudes. In recent years, refiners have confronted two opposite forces — consumers’ and government mandates that increasingly required light products of higher quality (the most difficult to produce) and crude oil supply that was increasingly heavier, with higher sulfur content (the most difficult to refine).

Drilling for Oil. To identify a prospective site for oil production, companies use a variety of techniques, including core sampling — physically removing and testing a cross section of the rock — and seismic testing, where the return vibrations from a man-made shockwave are measured and calibrated. Advances in technology have made huge improvements in seismic testing.

After these exploratory tests, companies must then drill to confirm the presence of oil or gas. A “dry hole” is an unsuccessful well, one where the drilling did not find oil or gas, or not enough to be economically worth producing. A successful well may contain either oil or gas, and often both, because the gas is dissolved in the oil. When gas is present in oil, it is extracted from the liquid at the surface in a process separate from oil production.

Historically, drilling a “wildcat” well — searching for oil in a field where it had not yet been discovered — had a low chance of success. Only one out of five wildcat wells found oil or gas. The rest were dry holes. Better information, especially from seismic technology, has improved the success rate to one out of three and, according to some, one in two. Reducing the money wasted on dry holes is one of the aspects of upstream activity that has allowed the industry to find and produce oil at the prices prevailing over much of the 1990’s.

SAI-3

After a successful well identifies the presence of oil and/or gas, additional wells are drilled to test the production conditions and determine the boundaries of the reservoir. Finally, production, or “development,” wells are put in place, along with tanks, pipelines and gas processing plants, so the oil can be produced, moved to markets and sold. Once extracted, the crude oil must be refined into usable products.

How Oil Is Produced. The naturally occurring pressure in the underground reservoir is an important determinant of whether the reservoir is economically viable or not. The pressure varies with the characteristics of the trap, the reservoir rock and the production history. Most oil, initially, is produced by “natural lift” production methods: the pressure underground is high enough to force the oil to the surface. Reservoirs in the Middle East tend to be long-lived on “natural lift,” that is, the reservoir pressure continues over time to be great enough to force the oil out. The underground pressure in older reservoirs, however, eventually dissipates, and oil no longer flows to the surface naturally. It must be pumped out by means of an “artificial lift” — a pump powered by gas or electricity. The majority of the oil reservoirs in the United States are produced using some kind of artificial lift.

Over time, these “primary” production methods become ineffective, and continued production requires the use of additional “secondary” production methods. One common method uses water to displace oil, using a method called “waterflood,” which forces the oil to the drilled shaft or “wellbore.”

Finally, producers may need to turn to “tertiary” or “enhanced” oil recovery methods. These techniques are often centered on increasing the oil’s flow characteristics through the use of steam, carbon dioxide and other gases or chemicals.

The Impact of Upstream Technology. Technology has enhanced the likelihood of finding oil. A primary benefit is the ability to eliminate poor prospects, thus considerably reducing wasted expenditures on dry holes. In addition, drilling and production technologies have made it possible to exploit reservoirs that would formerly have been too costly to put into production and to increase the recovery from existing reservoirs.

Price of Crude Oil. The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions (such as the Gulf Coast), and for some, product imports. Product prices in these distribution centers establish a regional baseline. Product is then re-distributed to ever more local markets, by barge, pipeline, and finally truck. The fact the oil markets are physically inter-connected, with supply for a region coming from another region, means that of necessity even local gasoline prices feel the impact of prices abroad.

Oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction  —  the highest bidder will win the supply. Like any auction, however, the bidder doesn’t want to pay too much. When markets are “strong” (when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (demand low and/or supply high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. There are several different types of transactions that are common in oil markets. Contract arrangements in the oil market in fact cover most oil that changes hands. Oil is also sold in “spot transactions,” that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides (such as buyers versus sellers) or with different expectations of the market, but not generally to supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.

Prices in spot markets — cargo-by-cargo and transaction-by-transaction — send a clear signal about the supply/demand balance. Rising prices indicate that more supply is needed, and falling prices indicate that there is too much supply for the prevailing demand level. Furthermore, while most oil flows under contract, its price varies with spot markets. Futures markets also provide information about the physical supply/demand balance as well as the market’s expectations.

SAI-4

Seasonal swings are also an important underlying influence in the supply/demand balance, and hence in price fluctuations. Other things being equal, crude oil markets would tend to be stronger in the fourth quarter (the high demand quarter on a global basis, where demand is boosted both by cold weather and by stock building) and weaker in the late winter as global demand falls with warmer weather. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. Likewise, product prices tend to be highest relative to crude as they move into their high demand season — late spring for gasoline, late autumn for heating oil. The seasonal pattern in actual product prices, again, may be less obvious, because so many other factors are at work.

The overall supply picture is of course also influenced by the level of inventories. When stocks in a given market are high, they represent incremental supply immediately available, so prices tend to be weak. The opposite is true in a low stock situation.

Price change patterns can vary between regions, depending on the prevailing supply/demand conditions in the regional market, especially in the short-term.

That price response, and the differences in regional price movements, are critical to the way the oil market redistributes products to re-balance after an upheaval. The price increase in one area calls forward additional supplies. These new supplies might come from other markets in the United States, or from incremental imports. They may also be augmented by increased output from refineries. The volume and source of the relief supplies are interwoven. The farther away the necessary relief supplies are, the higher and longer the likely price spike.

All other things being equal, cost differences are important factors in regional prices. For instance, state excise taxes, product quality, distance and ease of distribution are all important when comparing prices between regions, states and even within states. These factors will lead to higher prices (or lower) in a given area on a day-in, day-out basis.

Ultimately, oil prices can only be as high as the market will bear. They may be higher in areas with higher disposable income, where real estate values, wages and other measures of economic activity indicate that the market is more robust. If they rise higher than the market will bear, however, consumers will seek substitutes or downsize their cars and make other adjustments that reduce their consumption. If the local area offers unusually high profits, competitors will quickly enter the market, finally pushing prices down.

Oil Trade. There is more trade internationally in oil than in anything else. This is true whether one measures trade by how much of a good is moved (volume), by its value, or by the carrying capacity needed to move it. All measures are important and for different reasons. Volume provides insights about whether markets are over-or under-supplied and whether the infrastructure is adequate to accommodate the required flow. Value allows governments and economists to assess patterns of international trade and balance of trade and balance of payments. Carrying capacity allows the shipping industry to assess how many tankers are required and on what routes. Transportation and storage play a critical additional role here. They are not just the physical link between the importers and the exporters and, therefore, between producers and refiners, refiners and marketers, and marketers and consumers; their associated costs are a primary factor in determining the pattern of world trade.

Generally, crude oil flows to the markets that provide the highest value to the supplier. Everything else being equal, oil moves to the nearest market first, because that has the lowest transportation cost and therefore provides the supplier with the highest net revenue, or in oil market terminology, the highest netback. If this market cannot absorb all the oil, the balance moves to the next closest one, and the next and so on, incurring progressively higher transportation costs, until all the oil is placed.

Crude Oil Regulation

Regulation of Crude Oil Activities

The exploration, production and transportation of all types of hydrocarbon are subject to significant governmental regulations. Operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, crude oil operations and economics are,

SAI-5

or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

State and Other Regulation

Many jurisdictions have statutory provisions regulating the exploration for and production of crude oil. These include provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil.

State and regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under FERC. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State’s more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

For those operations on U.S. federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service (“MMS”) prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.

Environmental Matters

Operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the operations. Environmental permits required for the operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

In the United States, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a “hazardous

SAI-6

substance” into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a “petroleum exclusion” from the definition of “hazardous substance,” state laws affecting the crude oil industry impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as “non-hazardous,” such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act (“OPA”) contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

SAI-7

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
SEC registration fee	$16,885
AMEX Listing Fee	$5,000
FINRA filing fees	$75,500
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$35,700
Legal fees and expenses (estimate)	$212,999
Printing expenses (estimate)	$23,755
Miscellaneous expenses	N/A
Total	$369,839

Item 14. Indemnification of Directors and Officers

Neither the General Partner nor any employee or other agent of United States 12 Month Oil Fund, LP (“US12OF”) nor any officer, director, stockholder, partner, employee or agent of the General Partner (a “Protected Person”) shall be liable to any partner or US12OF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, employee, broker or other agent of US12OF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, employee, broker or agent of the partner or officer, employee, partner or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of US12OF and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for US12OF’s independent auditors) in respect of US12OF affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, these indemnification provisions as set forth in the LP Agreement shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any employee or other agent thereof or any partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate these indemnification provisions as set forth in the LP Agreement to the fullest extent permitted by law.

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless the General Partner and each officer, director, employee and agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such

Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Fund, and except that no Covered Person shall be indemnified against any liability to US12OF or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of US12OF, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of US12OF and that such indemnification would not protect such persons against any liability to US12OF or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of US12OF or to have been liable to US12OF or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained herein shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of US12OF to purchase and maintain liability insurance on behalf of any such person.

Item 15. Recent Sales of Unregistered Securities

On June 27, 2007, the General Partner made a $20 capital contribution to US12OF. Additionally, Wainwright Holdings, Inc. (“Wainwright”) contributed $980 to US12OF for its limited partnership interest. The General Partner is 100% owned by Wainwright which is controlled by the President of the General Partner.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1**	Certificate of Limited Partnership of the registrant.
3.2**	Agreement of Limited Partnership of the registrant.
3.3**	Form of Amended and Restated Agreement of Limited Partnership.
3.4**	Form of Third Amended and Restated Limited Liability Company Agreement of the General Partner.
5.1*	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1*	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.

Exhibit No.	Description
10.1*	Form of Authorized Purchaser Agreement.
10.2*	Form of Marketing Agent Agreement.
10.3*	Form of Custodian Agreement.
10.4*	Form of Administrative Agency Agreement.
14.1***	Code of Business Conduct and Ethics
23.1*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).
23.2(a)	Consent of Spicer Jeffries LLP.
23.2(b)	Consent of Spicer Jeffries LLP.

*	Filed as part of the registration statement on Form S-1/A filed November 16, 2007.
**	Filed as part of the registration statement on Form S-1 filed July 5, 2007.
***	Filed as part of the registration statement on Form 10-K filed March 26, 2008

(b) Financial Statement Schedules

The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes that:
(1)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes:

(1)	To send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
(2)	To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moraga, state of California, on April 15, 2008.

United States 12 Month Oil Fund, LP

By:	Victoria Bay Asset Management, LLC as general partner
By:	/s/ Nicholas D. Gerber Nicholas D. Gerber Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Position	Date
/s/ Nicholas D. Gerber Nicholas D. Gerber	Management Director Chief Executive Officer	April 15, 2008
/s/ Howard Mah Howard Mah	Management Director Chief Financial Officer and Secretary	April 15, 2008
* Andrew Ngim	Management Director Treasurer	April 15, 2008
* Robert Nguyen	Management Director	April 15, 2008
* Peter M. Robinson	Independent Director	April 15, 2008
* Gordon L. Ellis	Independent Director	April 15, 2008
* Malcolm R. Fobes III	Independent Director	April 15, 2008
*	Signed by Howard Mah on behalf of those identified pursuant to a power of attorney signed by each and filed with the registration statement on Form S-1 filed July 5, 2007.

EXHIBIT INDEX

Exhibit No.	Description

3.1**	Certificate of Limited Partnership of the registrant.
3.2**	Agreement of Limited Partnership of the registrant.
3.3**	Form of Amended and Restated Agreement of Limited Partnership.
3.4**	Form of Third Amended and Restated Limited Liability Company Agreement of the General Partner.
5.1*	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1*	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*	Form of Authorized Purchaser Agreement.
10.2*	Form of Marketing Agent Agreement.
10.3*	Form of Custodian Agreement.
10.4*	Form of Administrative Agency Agreement.
14.1***	Code of Business Conduct and Ethics
23.1*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).
23.2(a)	Consent of Spicer Jeffries LLP.
23.2(b)	Consent of Spicer Jeffries LLP.

*	Filed as part of the registration statement on Form S-1/A filed November 16, 2007.
**	Filed as part of the registration statement on Form S-1 filed July 5, 2007.
***	Filed as part of the registration statement on Form 10-K filed March 26, 2008.